SCHEDULE 14A
(RULE
14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF
THE
SECURITIES EXCHANGE ACT OF 1934
(AMENDMENT NO.     )

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☒	Definitive proxy statement

☐	Definitive additional materials

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Aon plc
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Proxy Summary	1

Proposal 1—Election of Directors	8
Director Nominee Bios	9
Corporate Governance	15
Security Ownership of Directors and Executive Officers	23
Principal Holdings of Voting Securities	24

Proposal 2—Advisory Resolution on Executive Compensation	25
Compensation Discussion and Analysis	26
Compensation Committee Report	39
Executive Compensation	40

Report of the Audit Committee	58

Proposal 3–Advisory Resolution on the Frequency of Holding an Advisory Vote on Executive Compensation	60

Proposal 4–Resolution to Ratify the Appointment of Independent Registered Public Accounting Firm	61

Proposal 5—Re-appointment of Ernst & Young Chartered Accountants as the Company’s Statutory Auditor Under Irish Law	62

Proposal 6—Authorization of the Board or the Audit Committee of the Board to Determine the Remuneration of the Company’s Statutory Auditor’s Under Irish Law	62

Proposal 7—Approval of the Aon plc 2011 Incentive Plan, as Amended and Restated	63

Other Information	71

Questions and Answers About the 2023 Annual General Meeting and Voting	79

Appendix A	A-1

Appendix B	B-1

Notice of Annual General Meeting of Shareholders

Friday, June 16, 2023 8:30 a.m. Irish Standard Time	70 Sir John Rogerson’s Quay Dublin 2, Ireland

We are pleased to invite you to join the board of directors (the “Board” or the “Board of Directors”) and senior leadership at the Aon plc (“Aon” or the “Company”) annual general meeting of shareholders (the “Annual Meeting”) scheduled for Friday, June 16, 2023 at 8:30 a.m. Irish Standard Time.

Items of Business:

1.	By separate resolutions, to elect the 12 director nominees described in the proxy statement.

2.	To approve by an advisory resolution the compensation of the Company’s named executive officers.

3.	To recommend by an advisory resolution the frequency of holding an advisory vote on the compensation of the Company’s named executive officers.

4.	To ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm (“Ernst & Young US”) for the fiscal year ending December 31, 2023.
5.

To re-appoint Ernst & Young Chartered Accountants as the Company’s statutory auditor under Irish law (“Ernst & Young Ireland”), to hold office until the conclusion of the Company’s next annual general meeting.

6.	To authorize the Board or the Audit Committee of the Board to determine the remuneration of Ernst & Young Ireland, in its capacity as the Company’s statutory auditor under Irish law.

7.	To approve the amendment and restatement of the Aon plc 2011 Incentive Plan (the “Shareholder-Approved Plan”) to increase the number of shares available for issuance thereunder.

Shareholders are strongly encouraged to vote their shares by proxy in advance of the Annual Meeting by one of the methods described on pages 79-80 of the proxy statement. Shareholders who wish to attend the Annual Meeting virtually may do so via webcast at meetnow.global/M57P5GK, as further described on page 81 of the proxy statement. Note that attending the Annual Meeting virtually will not allow you to vote at the Annual Meeting. During the Annual Meeting, the Board will present, for consideration by the shareholders, the Company’s statutory financial statements under Irish law for the fiscal year ended December 31, 2022 (including the reports of the directors and the Irish statutory auditor thereon) and a review of the Company’s affairs. We urge you to read the attached proxy statement for additional information concerning the matters to be considered at the Annual Meeting. The proxy statement shall be deemed incorporated into this notice.

Holders of Class A Ordinary Shares at the close of business on April 14, 2023 can vote at the Annual Meeting. A shareholder of record entitled to attend and vote at the Annual Meeting may appoint one or more proxies to attend, speak, and vote on his or her behalf by any of the procedures set out below and on pages 79-80 of the proxy statement. A proxy holder need not be a shareholder of record. To be valid, a proxy must be received by the Company using one of such procedures no later than 5:00 pm (Irish Standard Time) on June 15, 2023, the proxy deadline.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to be held on June 16, 2023

The proxy statement, our Annual Report for the fiscal year ended December 31, 2022 and our Irish financial statements are available at www.envisionreports.com/AON. This notice and proxy statement are first being mailed or made available to shareholders on or about April 28, 2023.

By Order of the Board of Directors,

Darren Zeidel

Company Secretary

April 28, 2023

Your vote is important

Only holders of Class A Ordinary Shares as of the record date April 14, 2023 can vote at the Annual Meeting. Please cast your vote as soon as possible in one of the following ways:

Internet Online at www.envisionreports.com/AON and follow the instructions on your proxy card or notice of internet availability

Telephone Call 1-800-652-VOTE (8683)

Mail Mark, sign and date your proxy card or voting instruction form and return it in the postage-paid envelope

If you are a beneficial owner, you should follow the directions provided by your broker, bank or other nominee. You may submit instructions by telephone or through the Internet to your broker, bank, or other nominee, or request and return a paper proxy card to your broker, bank, or other nominee.

Proxy Summary

Voting Matters

Shareholders are being asked to vote on the following matters at the Annual Meeting:

Proposal	Our Board’s Recommendation
1. Resolutions Regarding the Election of Directors (page 8) The 12 nominees possess the necessary qualifications and diversity of perspectives to provide effective oversight of the Company.	FOR each nominee

2. Advisory Resolution on Executive Compensation (page 25)

The Company seeks a non-binding advisory vote to approve the compensation of its named executive officers. The Board values shareholders’ opinions, and the Organization and Compensation Committee will take into account the outcome of the advisory vote when making future executive compensation decisions.

FOR

3. Advisory Resolution on the Frequency of Holding an Advisory Vote on Executive Compensation (page 60)

The Company seeks a non-binding advisory vote from its shareholders on whether the Company should hold its advisory resolution on executive compensation every one, two, or three years.

FOR Every ONE Year

4. Resolution to Ratify the Appointment of Independent Registered Public Accounting Firm (page 61)

The Board believes that the continued retention of Ernst & Young US to serve as our independent registered accounting firm is in the best interests of the Company and its shareholders.

FOR

5. Resolution to Re-Appoint Ernst & Young Ireland as the Company’s Statutory Auditor Under Irish law (page 62)

The Board believes that the continued retention of Ernst & Young Ireland to serve as our statutory auditor under Irish law from the conclusion of the Annual Meeting until the conclusion of the next annual general meeting of the Company is in the best interests of the Company and its shareholders.

FOR

6. Resolution to Authorize the Board or the Audit Committee of the Board to Determine the Remuneration of the Company’s Statutory Auditor Under Irish Law (page 62)

We are asking our shareholders to authorize the Board or the Audit Committee to determine Ernst & Young Ireland’s remuneration as our statutory auditor under Irish law.

FOR

7. Resolution to Approve the Shareholder-Approved Plan, as Amended and Restated (page 63)

The Company seeks approval to amend and restate its Shareholder-Approved Plan in order to increase the number of shares available for issuance under the Shareholder-Approved Plan by 3,800,000 shares, extend the term of the plan and make certain other changes described in this proxy statement. The proposed Shareholder-Approved Plan, as Amended and Restated, is set forth in Appendix B to this proxy statement.

FOR

2023 Aon Proxy Statement        1

Who We Are

Aon is in the Business of Better Decisions

At Aon, we partner with our clients to help shape business decisions for the better. We give our clients the clarity and confidence to make better decisions that protect and grow their businesses.

At Aon, our values are the foundation of all we do. We are:

•	Committed as one firm to our purpose

•	United through trust as one inclusive, diverse team

•	Passionate about making our colleagues and clients successful

What We Do

Our Solutions

The end benefit of all that we do is enabling our clients to make better decisions to protect and grow their organizations.

Commercial Risk

Shifts in technology, economics and geopolitics are creating unprecedented volatility. We help clients identify, measure and manage their risk exposure

Health

Health is declining, costs are rising and workers have vastly different needs. We help companies improve employee health and wellbeing while managing costs, and deliver human capital solutions to business leaders

Reinsurance

Businesses, governments and communities need to become more resilient. Our expertise and insight help re/insurers navigate uncharted territories and create more relevant solutions

Wealth

Global business is becoming increasingly difficult to navigate. We help employers, fiduciaries and investment officers optimize results and provide a more secure future for their stakeholders

ESG and Risk

Management of environmental, social and governance (ESG) risks is an increasingly important priority for our clients. We partner with our clients in offering solutions designed to address and manage ESG issues for our clients, including climate solutions to help assess, quantify and address risk.

As a professional services firm, Aon’s management and oversight of ESG risks is a priority. The Board (or through its committees) regularly reviews and discusses our ESG risks and opportunities, including Aon’s decarbonization and sustainability efforts and people-related risks, such as colleague satisfaction and engagement survey results, workforce diversity and inclusion, pay equity, colleague well-being and succession planning. We are committed to improving diversity at Aon at all levels of our organization and have published our workforce diversity data in our Annual Report on Form 10-K for the year ended December 31, 2022. Our 2022 EEO-1 Employer Information Summary Report will be available on our website www.aon.com. Our Board is committed to the continued adherence to effective corporate governance best practices.

2        2023 Aon Proxy Statement

2022 Highlights

In 2022, we delivered positive performance across each of our key metrics. We returned over $3.6 billion of capital to shareholders through share repurchases and dividends, highlighting our strong cash flow generation and effective allocation of capital.

In assessing our performance, we focus on four metrics that are not recognized under U.S. generally accepted accounting principles (“GAAP”) that we communicate to shareholders: organic growth, expansion of adjusted operating margins, increase in adjusted diluted earnings per share, and increased free cash flow. Management believes that these measures are important to make meaningful period-to-period comparisons and that this supplemental information is helpful to investors. Management also uses these measures to assess operating performance and performance for compensation. These non-GAAP metrics should be viewed in addition to, not instead of, our consolidated financial statements and notes thereto. A reconciliation of these non-GAAP metrics to the most directly comparable GAAP metrics is set forth in Appendix A to this proxy statement.

“Our results in 2022 continue our long-term progress and demonstrate the success of our Aon United strategy as we enter 2023 in a position of strength to continue delivering results for clients, colleagues, and shareholders.”

Greg Case, CEO

The following is a summary of our 2022 performance across GAAP metrics, as well as the four non-GAAP metrics outlined above:

•	Total revenue growth was 2% and organic revenue growth was 6% compared to 2021, reflecting strength in both the core and more discretionary portions of our business.

•	Operating margin was 29.4% and adjusted operating margin was 30.8%, driven by revenue growth outpacing expense growth and investments.

•	Diluted earnings per share was $12.14 and adjusted diluted earnings per share was $13.39, reflecting strong operational performance and effective capital management.

•	Cash flow from operations was $3,219 million and free cash flow was $3,023 million, both all-time highs.

2023 Aon Proxy Statement        3

Our Board of Directors

In September 2022, we announced that Adriana Karaboutis joined our Board effective September 8, 2022. In April 2023, we announced that Sarah E. Smith joined our Board effective April 15, 2023. Ms. Karaboutis serves on the Audit Committee of the Board and the Compliance Sub-Committee of the Audit Committee and Ms. Smith serves on the Finance Committee of the Board. Also in September 2022, we announced that J. Michael Losh will be retiring from our Board effective at the Annual Meeting. Upon Mr. Losh’s retirement, our Board will be composed of 12 directors, 11 of whom are independent, including the Board Chair. It is a priority of the Governance/Nominating Committee to continue to identify candidates for the Board of Directors who have diverse backgrounds and bring fresh perspectives to the Board.

4        2023 Aon Proxy Statement

Directors

Name	Age	Director Since	Current Committee Membership	Other Boards†
Lester B. Knight, Chair*	64	1999	Executive Committee - Chair Governance/Nominating Committee - Chair Inclusion & Diversity Sub-Committee	—
Gregory C. Case, CEO	60	2005	Executive Committee Inclusion & Diversity Sub-Committee	1
Jin-Yong Cai*	63	2016	Finance Committee Organization and Compensation Committee	1
Jeffrey C. Campbell*	62	2018	Audit Committee - Chair Executive Committee Organization and Compensation Committee	1
Fulvio Conti*	75	2008	Audit Committee Executive Committee Finance Committee - Chair Governance/Nominating Committee	1
Cheryl A. Francis*	69	2010	Finance Committee Governance/Nominating Committee Inclusion & Diversity Sub-Committee - Chair Organization and Compensation Committee	2
Adriana Karaboutis*	60	2022	Audit Committee Compliance Sub-Committee	1
J. Michael Losh*††	76	2003	Audit Committee Compliance Sub-Committee Finance Committee Governance/Nominating Committee	1
Richard C. Notebaert*	75	1998	Executive Committee Finance Committee Governance/Nominating Committee Inclusion & Diversity Sub-Committee Organization and Compensation Committee - Chair	—
Gloria Santona*	72	2004	Audit Committee Compliance Sub-Committee - Chair Governance/Nominating Committee Inclusion & Diversity Sub-Committee	—
Sarah E. Smith*	64	2023	Finance Committee	1
Byron O. Spruell*	58	2020	Audit Committee Inclusion & Diversity Sub-Committee Organization and Compensation Committee	—
Carolyn Y. Woo*	68	1998	Audit Committee Compliance Sub-Committee Organization and Compensation Committee	—

* Independent Director

† Number of other public company directorships or listed business development company trusteeships

†† Mr. Losh is retiring effective at the Annual Meeting

2023 Aon Proxy Statement        5

Corporate Governance Highlights

Aon’s commitment to good corporate governance is integral to our business. Highlights of our strong corporate governance practices include:

Annual election of all directors	Separation of Board Chair and CEO	Strong Board oversight of risk management programs

12 of 13 directors are independent	Directors elected by a majority of votes cast in an uncontested election	Active shareholder engagement

Regular executive sessions of the Board and its committees	Shareholder ability to call a special meeting	Robust share ownership guidelines for directors and senior executives

2022 Executive Compensation Highlights

The core principle of our executive compensation program continues to be pay for performance, as we continue towards our goal of being the leading global professional services firm focused on risk, health, and wealth.

Leadership Performance Program. For each of our named executive officers (“NEOs”), the majority of his or her target compensation opportunity awarded in 2022 consisted of a long-term, performance-based grant under our Leadership Performance Program (“LPP”). In early 2023, we settled performance share units granted to our NEOs in 2020 under our fifteenth LPP cycle (“LPP 15”). The settlement of those units in Class A Ordinary Shares was contingent upon achieving adjusted diluted earnings per share of at least $28.34 (threshold performance) over the performance period from January 1, 2020 to December 31, 2022, and reflects achievement of adjusted diluted earnings per share of $35.20, which exceeded the stretch performance level adjusted diluted earnings per share of $30.35. Also in 2022, we granted performance share units under our seventeenth LPP cycle (“LPP 17”) to each of our NEOs, which are expected to be settled in 2025 contingent upon the Company’s adjusted diluted earnings per share performance over the January 1, 2022 to December 31, 2024 performance period.

Annual Incentive Compensation. Annual incentives paid to our NEOs reflected our application of the incentive pool funding guidelines adopted by the Organization and Compensation Committee (the “Compensation Committee”), as well as the committee’s evaluation of each NEO’s contributions to our business and financial results, delivery of key strategic initiatives, and personal leadership qualities. The incentive pool funding guidelines included both a comparison of current year adjusted operating income results against the prior year and a People & Culture component, which assessed the Company’s progress on inclusion and diversity objectives. Target annual incentive opportunities for our NEOs for 2022, as a percentage of base salary, increased for certain of our NEOs. Once determined, annual incentives to our NEOs (other than Mr. Case) were paid 100% in the form of time-vested restricted share units, which provides value to our executives that is tied to the long-term performance of the Company. Mr. Case’s annual incentive was paid 65% in the form of time-vested restricted share units and 35% in the form of performance share units under our eighteenth LPP cycle, as a further tie to the long-term performance of the Company. Annual incentives for 2022 were awarded to our NEOs in early 2023 following the Company’s achievement of adjusted operating income of $3,840 million.

6        2023 Aon Proxy Statement

Compensation-Related Best Practices

Our compensation philosophy and related governance features are complemented by several policies and practices designed to align our executive compensation program with the long-term interests of our shareholders, including the following:

Robust share ownership guidelines for senior executives and directors	Clawback and forfeiture provisions in the event of fraud or a material violation of Company policies	Annual say-on-pay vote for shareholders

Robust annual risk assessment of compensation programs, policies and practices	Inclusion & Diversity performance metric for determining executive annual incentives	Prohibition on hedging transactions by all employees and directors; prohibition on pledging by executive officers and directors

Pay for performance philosophy weighted towards variable at-risk performance-based compensation	No dividends or dividend equivalents on unvested performance share awards	Effective balance between differentiated short-term and long-term performance factors and incentives

2023 Aon Proxy Statement        7

Proposal 1–Election of Directors

The Board of Directors unanimously recommends that shareholders vote “FOR” each nominee to serve as director.

What am I voting on?

The current members of the Board, other than J. Michael Losh who has decided to retire from the Board, are standing for election, in each case to serve until our 2024 annual general meeting. The 12 directors who are standing for election are named below.

The Governance/Nominating Committee of the Board (the “Governance/Nominating Committee”) has recommended to the Board that each director be nominated. With respect to Mr. Case, his employment agreement provides that he will be nominated for election as a director at each annual general meeting of shareholders during the period of his employment. All nominees for director have consented to being named in this proxy statement and have agreed to serve as directors if re-elected. We have no reason to believe that any of the nominees will not be available to serve as a director. However, if any nominee should become unavailable to serve for any reason, the proxies may be voted for such substitute nominees as may be designated by the Board or the Board may reduce its size.

The term of each director expires at the next annual general meeting of shareholders, and each director will continue in office until the election of his or her respective successor or until his or her earlier resignation or removal in accordance with the Company’s articles of association (the “Articles”) or the Irish Companies Act 2014, as amended (the “Irish Companies Act”). Consistent with the terms of the Articles, the Board currently is authorized to have up to 21 directors, and the number of directors was most recently set by the Board at 13. J. Michael Losh has decided to retire from the Board effective at the Annual Meeting. Following Mr. Losh’s retirement, the Board expects to reduce the size of the Board to 12.

Each of the 12 nominees for director will be elected by the vote of a majority of the votes cast with respect to such nominee. A shareholder may: (i) vote for the election of a nominee; (ii) vote against the election of a nominee; or (iii) abstain from voting on a nominee. Unless an executed proxy contains instructions to the contrary, it is assumed that the proxy will be voted “FOR” the re-election of each nominee named on the following pages.

The form of shareholder resolution for this proposal is below:

RESOLVED THAT, the following individuals be, and each hereby is, by way of separate ordinary resolution, re-elected to serve as director until the election of his or her respective successor or until his or her earlier removal or resignation pursuant to the Articles:

Lester B. Knight	Adriana Karaboutis
Jeffrey C. Campbell	Richard C. Notebaert
Gregory C. Case	Gloria Santona
Jin-Yong Cai	Sarah E. Smith
Fulvio Conti	Byron O. Spruell
Cheryl Francis	Carolyn Y. Woo

Aon values a number of attributes and criteria when identifying nominees to serve as a director, including professional background, expertise, reputation for integrity, business, financial and management experience, leadership capabilities, and diversity. We believe all of the nominees are individuals with a reputation for integrity, demonstrate strong leadership capabilities, and are able to work collaboratively to make contributions to the Board and management.

8        2023 Aon Proxy Statement

Director Nominee Bios

Lester B. Knight Director since 1999 Age: 64 Committees: • Executive Committee (Chair) • Governance/Nominating Committee (Chair) • Inclusion & Diversity Sub-Committee

Mr. Knight is a Founding Partner of RoundTable Healthcare Partners and the former Vice Chairman and a director of Cardinal Health, Inc., a diversified healthcare service company. Mr. Knight was Chairman of the Board and Chief Executive Officer of Allegiance Corporation from 1996 until February 1999, and had been with Baxter International, Inc. from 1981 until 1996, where he served as Corporate Vice President from 1990, Executive Vice President from 1992 and as a director from 1995. Mr. Knight became Chairman of the Board of Directors of Aon in August 2008. He is a life director of NorthShore University HealthSystem and Junior Achievement of Chicago, a life Trustee of Northwestern University and a member of the Civic Committee of The Commercial Club of Chicago.

Skills & Qualifications: Mr. Knight’s experience as the founder of a private equity firm focused on investing in the healthcare industry, his executive background at several leading healthcare companies, and his financial and investment experience provides the Board with executive leadership and oversight experience. Mr. Knight provides valuable perspectives with his broad experience in corporate governance, strategic transactions, business transformation and growth and oversight.

Gregory C. Case Director since 2005 Age: 60 Committees: • Executive Committee • Inclusion & Diversity Sub-Committee

Mr. Case has served as Chief Executive Officer and a director of Aon since April 2005. He also served as President from 2005 to 2018. Prior to joining Aon, Mr. Case was with McKinsey & Company, the global management consulting firm, for 17 years where he served on the governing Shareholders’ Council and as head of the Global Insurance and Financial Services practice. Prior to joining McKinsey, Mr. Case was with the investment banking firm of Piper, Jaffray and Hopwood and the Federal Reserve Bank of Kansas City. Mr. Case is a director of Discover Financial Services.

Skills & Qualifications: As Chief Executive Officer of Aon, Mr. Case brings to the Board his day-to-day experiences leading Aon’s 50,000 colleagues serving clients across Risk, Health, and Wealth solutions lines and his intimate knowledge of Aon’s business and operations. Mr. Case’s background as a management consultant, including in the global insurance and financial services areas, bring critical industry perspective to the Board.

2023 Aon Proxy Statement        9

Jin-Yong Cai Director since 2016 Age: 63 Committees: • Finance Committee • Organization and Compensation Committee

Mr. Cai is a Partner at Global Infrastructure Partners, a global private equity investment firm. Prior to his current position, Mr. Cai was a Partner at TPG Capital, L.P., a global private equity investment firm. From 2012 to 2016, Mr. Cai was the Chief Executive Officer of the International Finance Corporation, a member of the World Bank Group and the largest global development institution focused on private sector development. Before the International Finance Corporation, Mr. Cai worked in the financial services industry for nearly two decades, including 12 years with Goldman Sachs Group, as a Partner and its top executive in China. He began his career at the World Bank Group. Mr. Cai is a director of PetroChina Company Limited.

Skills & Qualifications: Mr. Cai’s experience in global finance and international business, particularly in the Asia-Pacific region enhance the Board’s global perspectives. Mr. Cai’s increased level of financial literacy and extensive background with international finance and global management provide valuable perspective and knowledge relating to financial risk and risks related to the Company’s international activities and growth strategies.

Jeffrey C. Campbell Director since 2018 Age: 62 Committees: • Audit Committee (Chair) • Executive Committee • Organization and Compensation Committee

Mr. Campbell is currently the Vice Chairman and Chief Financial Officer at American Express. He joined American Express as Chief Financial Officer in July 2013 and became Vice Chairman in April 2021. From 2004 to 2013, Mr. Campbell served as the Executive Vice President and Chief Financial Officer at McKesson Corporation. Prior to his time at McKesson Corporation, Mr. Campbell spent 13 years at AMR Corporation and its principal subsidiary, American Airlines, ultimately becoming its Chief Financial Officer in 2002. He serves as the Lead Director and Chair of the Audit Committee of Hexcel Corporation.

Skills & Qualifications: Having served as chief financial officer of three multinational, publicly traded companies, Mr. Campbell adds financial expertise and risk management leadership to the Board. His significant business experience, deep financial acumen and leadership in the development of diverse talent provide the Board and its committees with valuable management perspective, as well as knowledge and experience relating to the financial services sector. This experience has also led the Board to determine that Mr. Campbell is an “audit committee financial expert” as defined by the Securities and Exchange Commission (the “SEC”).

10        2023 Aon Proxy Statement

Fulvio Conti Director since 2008 Age: 75 Committees: • Finance Committee (Chair) • Audit Committee • Executive Committee • Governance/Nominating Committee

Mr. Conti served as Chairman of TIM SpA, a leader in the telecommunications market from May 2018 to September 2019. He served as Chief Executive Officer and General Manager of Enel SpA, Italy’s largest power company, from May 2005 to May 2014. From 1999 until 2005, he served as Chief Financial Officer of Enel. Mr. Conti has a financial and industrial career spanning over 40 years. From 1970 to 1990, he held many roles at Mobil Oil Corporation in Italy and other countries, including as Chief Financial Officer of Mobil Oil Europe and Chief Operating Officer of Mobil Plastics Europe. From 1991 to 1995, Mr. Conti was Chief Financial Officer of Montedison-Compart, SpA. Prior to joining Enel, SpA, he was the Chief Financial Officer and general manager of Ferrovie dello Stato SpA and Telecom Italia SpA. Mr. Conti currently serves as Chairman of Innova Italy Srl, Chairman of SGI SpA (Societa’ Gasdotti ltalia SpA), and chairman of Fondo Italiano Efficienza Energetica (FIEE SGR SpA). In addition, Mr. Conti serves as a director of Take Off SpA. Mr. Conti previously served as a non-executive director of Barclays plc, RCS Mediagroup and director of the Italian Institute of Technology as well as Unidad Editorial SA. Mr. Conti served as a director of the National Academy of Santa Cecilia, stepping down from his position in 2014. In 2009, he was appointed “Cavaliere del Lavoro” of the Italian Republic and in December of that year he became “Officier de la Légion d’Honneur” of the French Republic.

Skills & Qualifications: Mr. Conti’s background as a chief executive officer and chief financial officer of a large international energy company, his familiarity with international business and finance activities, particularly in the European Union, and his global financial and management experience bring financial expertise and global leadership to the Board. In addition, Mr. Conti’s background as a chief financial officer of a multinational utility provides a knowledgeable resource on matters relating to financial reporting and treasury. His experience has also led the Board to determine that Mr. Conti is an “audit committee financial expert” as defined by the SEC.

Cheryl A. Francis Director since 2010 Age: 69 Committees: • Inclusion & Diversity Sub-Committee (Chair) • Finance Committee • Governance/Nominating Committee • Organization and Compensation Committee

Ms. Francis served as Executive Vice President and Chief Financial Officer of R.R. Donnelley & Sons Co., a publicly traded print media company, from 1995 until 2000. Since 2000, Ms. Francis has served as a business consultant and, since August 2008, as Co-Chair of the Corporate Leadership Center. From 2002 until August 2008, she served as Vice Chairman of the Corporate Leadership Center. Prior to her role at R.R. Donnelley, Ms. Francis served on the management team of FMC Corporation and its subsidiary, FMC Gold, including serving as Chief Financial Officer of FMC Gold from 1987 through 1991, and Treasurer of FMC Corporation from 1993 through 1995. She was also an adjunct professor for the University of Chicago Graduate School of Business from 1991 through 1993. Ms. Francis currently serves as a director of HNI Corporation and Morningstar, Inc., and previously served as a director of Hewitt Associates, Inc. from 2002 until the Company’s acquisition of Hewitt Associates, Inc. in 2010.

Skills & Qualifications: Ms. Francis’s background as a chief financial officer of a large publicly traded company provides the Board with an increased level of financial literacy. In addition, her role as a Board member of other public companies provides valuable perspective on matters of risk oversight, corporate governance and strategy. As Co-Founder of the Corporate Leadership Center’s CEO Perspectives and Leading Women Executives, Ms. Francis is a leading voice on diversity and leadership development.

2023 Aon Proxy Statement        11

Adriana Karaboutis Director since 2022 Age: 60 Committees: • Audit Committee • Compliance Sub-Committee

Ms. Karaboutis has served since August 2017 as Chief Information and Digital Officer of National Grid PLC, one of the world’s largest public utility companies focused on transmitting and distributing electricity and gas in the UK and northeast US. She previously served as Executive Vice President, Technology, Business Solutions and Corporate Affairs at Biogen Inc., a global biotechnology company, from September 2014 to March 2017. In that role, she introduced leading digital and data science capabilities that unlocked value across the drug discovery, development, and delivery processes. From December 2015, she also oversaw global public affairs, government affairs, public policy and patient advocacy. From March 2010 to September 2014, Ms. Karaboutis was Executive Vice President and Global Chief Information Officer of Dell, Inc., a global technology company. Ms. Karaboutis previously spent more than 20 years at General Motors Company and Ford Motor Company in various international leadership positions, including computer-integrated manufacturing, supply chain operations and information technology. Ms. Karaboutis has served on the board of directors of Perrigo Company plc, a global over-the-counter consumer goods and pharmaceutical company, since May 2017, and previously served on the boards of directors of Aspen Technology, Advance Auto Parts and Blue Cross Blue Shield of Massachusetts.

Skills & Qualifications: Ms. Karaboutis’ background as a chief information officer for a public utility company and a global technology company provides the Board with valuable insight and experience in technology, cybersecurity, data privacy, and data security matters. In addition, Ms. Karaboutis’ experience in developing and delivering digital solutions and data science capabilities enhances the Board’s perspective in innovative strategies. Ms. Karaboutis’ role as a current and former board member of multiple public companies provides valuable perspective on matters of risk oversight, corporate governance and executive management.

Richard C. Notebaert

Director since 1998

Age: 75

Committees:

• Organization and Compensation Committee (Chair)

• Executive Committee

• Finance Committee

• Governance/Nominating Committee

• Inclusion & Diversity Sub- Committee

From June 2002 until August 2007, Mr. Notebaert served as Chairman and Chief Executive Officer of Qwest Communications International Inc., a leading provider of broadband Internet-based data, voice and image communications. He previously served as President and Chief Executive Officer of Tellabs, Inc., which designs and markets equipment to providers of telecommunications services worldwide, from August 2000 to June 2002, and as a director of Tellabs from April 2000 to June 2002. He served as Chairman of the Board and Chief Executive Officer of Ameritech Corporation, a full-service communications company, from 1994 until 1999. Mr. Notebaert first joined Ameritech Communications in 1983 and served in significant positions within the Ameritech organization before his election as Vice Chairman in January 1993, President and Chief Operating Officer in June 1993 and President and Chief Executive Officer in January 1994. Mr. Notebaert is a Trustee Emeritus of the Board of Trustees of the University of Notre Dame. Mr. Notebaert previously served as a director of American Electric Power and Cardinal Health, Inc., and as Chairman of the Board of Trustees of the University of Notre Dame.

Skills & Qualifications: Mr. Notebaert’s background as a chairman and chief executive officer of several large international communications companies provides the Board with substantial management expertise, including in the areas of global operations, technology and innovation and strategic planning. In addition, Mr. Notebaert’s experience as a director of a variety of companies provides valuable perspective on matters of risk oversight, corporate governance and executive management.

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Gloria Santona Director since 2004 Age: 72 Committees: • Compliance Sub-Committee (Chair) • Audit Committee • Governance/Nominating Committee • Inclusion & Diversity Sub-Committee

Ms. Santona served as Of Counsel at Baker McKenzie, an international law firm, from 2018 to 2022. Prior to Baker McKenzie, Ms. Santona served as Executive Vice President, General Counsel and Secretary of McDonald’s Corporation from 2001 to 2017 when she retired. After joining McDonald’s in 1977, Ms. Santona held positions of increasing responsibility in the legal department, serving as U.S. General Counsel from December 1999 to June 2001 and corporate General Counsel from 2001 to 2017. She is a member of the National Society of Corporate Directors and a former member of the Board of Directors of the American Society of Corporate Secretaries, the Association of Corporate Counsel and the Minority Corporate Counsel Association. She is also a member of the Board of Trustees of Rush University Medical Center and is a member of the Board of Directors of the National Immigrant Justice Center. She is a former member of the Board of Trustees of the Chicago Zoological Society and the Chicago Symphony Orchestra and the Board of Directors of The Chicago Network and the Chicago Food Depository.

Skills & Qualifications: Ms. Santona’s legal background, including her experience serving as a general counsel and secretary of a large international corporation, brings critical perspective to the Board and enhances the Board’s global risk oversight capabilities. Ms. Santona’s diverse legal background contributes corporate governance, legal, regulatory and compliance expertise and further brings valuable perspective on long-term growth strategy planning. Under Ms. Santona’s leadership, McDonald’s legal department won numerous awards for its commitment to diversity and pro bono, and Ms. Santona’s continuing service and leadership at non-profit organizations deepens the Board’s expertise on social and governance priorities.

Sarah E. Smith Director since 2023 Age: 64 Committees: • Finance Committee

Ms. Smith is a former member of the Management Committee of The Goldman Sachs Group, Inc., a global investment banking, securities and investment management firm. Ms. Smith joined Goldman Sachs in 1996 and was named Managing Director in 1998 and Partner in 2002. During her tenure, Ms. Smith served as the Controller and Chief Accounting Officer of the firm until 2017, and subsequently as the Chief Compliance Officer from 2017 to 2020. Ms. Smith then served as Senior Advisor to Goldman Sachs from 2020 until her retirement in 2021. Prior to joining Goldman Sachs, Ms. Smith worked in the National and Audit practices of KPMG in both London and New York and held several finance positions at Bristol-Myers Squibb. Ms. Smith is a member of the Board of Trustees of the Financial Accounting Foundation since September 2020. Ms. Smith attended City of London University (Dip. Acc), and is a Fellow of the Institute of Chartered Accountants in England and Wales. Ms. Smith serves as a Trustee of the Nuveen Churchill Private Capital Income Fund and as a board member for three private companies: Klarna Bank A.B., Via Transportation and 98point6.

Skills & Qualifications: Ms. Smith’s background as a chief accounting officer and chief compliance officer provides the Board with an increased level of financial literacy and enhances the Board’s expertise in the oversight of risk management and compliance. In addition, Ms. Smith’s experience in the investment banking and asset management industries brings valuable insight to the Company’s business operations in professional and financial services.

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Byron O. Spruell Director since 2020 Age: 58 Committees: • Audit Committee • Organization and Compensation Committee • Inclusion & Diversity Sub-Committee

Mr. Spruell is the President of League Operations at the National Basketball Association, a position he has held since August 2016. Prior to joining the National Basketball Association, Mr. Spruell spent 20 years at Deloitte LLP, most recently as its Vice Chairman, Central Region Marketplace Leader and Chicago Managing Principal. He serves on several non-profit boards, including the University of Notre Dame Board of Trustees, the Museum of Science and Industry, Metropolitan Family Services in Chicago and the Jackie Robinson Foundation.

Skills & Qualifications: Mr. Spruell’s background in a professional services firm and as a current executive at the National Basketball Association provides the Board with valuable experience in operations management, agility, talent development, application of analytics and innovation, business continuity and colleague health and wellness. Mr. Spruell’s experiences at Deloitte LLP and as Chair of the Audit Committee of the University of Notre Dame’s Board of Trustees further elevates the Board’s financial and accounting expertise. Additionally, Mr. Spruell’s service on non-profit boards enhances the Board’s perspectives around community engagement and social impact.

Carolyn Y. Woo Director since 1998 Age: 68 Committees: • Audit Committee • Organization and Compensation Committee • Compliance Sub-Committee

Dr. Woo is the former President and Chief Executive Officer of Catholic Relief Services, a position she held from 2012 to 2016. From July 1997 to December 2011, Dr. Woo served as the Dean of the Mendoza College of Business at the University of Notre Dame. Dr. Woo currently serves on the Board of Directors Arabesque Partners and previously served on the Board of Directors of NiSource Industries, Inc.

Skills & Qualifications: Dr. Woo’s background as leader of a global relief organization provides the Board with an invaluable resource regarding conducting business in diverse geo-political environments. In addition, her previous position as former dean of the business school of a large university provides leadership expertise and consensus building skills, as well as relevant management and business experience. Dr. Woo’s longstanding commitments to social and educational organizations contributes critical perspectives to the Board on corporate social responsibility.

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Corporate Governance

We are committed to effective corporate governance, which we believe helps us sustain our success and build long-term value for our shareholders and other stakeholders. Aon’s Corporate Governance Guidelines provide the framework for our system of corporate governance, which, together with our committee charters and Code of Business Conduct, set forth standards of conduct for employees, officers and directors. The Board and its committees provide oversight of Aon’s overall performance, strategic direction, and executive management team performance, including management of the Company’s top risks and mitigation plans. The Board also reviews major initiatives and transactions and advises on key financial and business matters. The charter of each standing committee of the Board and the sub-committees of the standing committees, the Corporate Governance Guidelines, and the Code of Business Conduct are available on the corporate governance section of our website at http://www.aon.com/about-aon/corporate-governance/corporate-governance.jsp. For more information about our Board’s and management’s oversight of risk, including oversight of key environmental, social, and governance (“ESG”) risks, please see “Board Role in Risk Oversight” below.

Corporate Governance Best Practices

Board Independence. All of our directors are independent, with the exception of our Chief Executive Officer.
Independent Chair. We have had an independent chair Board leadership structure since 2008.

Inclusion & Diversity Sub-Committee. The Inclusion & Diversity Sub-Committee of the Governance/Nominating Committee helps to ensure focused evaluation, oversight and management of the Aon’s inclusion and diversity strategies and initiatives.

Annual Elections with Majority Voting. Directors are elected annually by a majority of votes cast in an uncontested election.

Shareholder Right to Call a Special Meeting. Our shareholders owning 10% of our shares may request that the company call an extraordinary general meeting, in accordance with the requirements of the Irish Companies Act.

Share Ownership Guidelines. We maintain robust share ownership guidelines for our directors and senior executives.
Executive Sessions. Our independent directors meet regularly in executive sessions.

Prohibitions on Hedging and Pledging Company Shares. Our Board has adopted a policy prohibiting all employees and directors from engaging in short sales, publicly traded options, puts and calls, forward sale contracts and other swap, hedging and derivative transactions relating to our securities. The Board also has adopted a policy prohibiting our executive officers and directors from holding our securities in margin accounts or pledging our securities as collateral for a loan.

Board Leadership Structure

The positions of Chief Executive Officer and Chair of the Board are currently held by separate individuals. Lester Knight has served as the Non-Executive Chair of the Board since 2008. The position of Non-Executive Chair is independent from management. As Non-Executive Chair, Mr. Knight sets the agendas for, and presides over, the Board meetings and also chairs executive sessions of the non-management directors. Our Chief Executive Officer is also a member of the Board and participates in its meetings. The Board believes the separation of the positions of Chief Executive Officer and Chair is the appropriate structure at this time as it allows our Chief Executive Officer to focus on the management of the Company and the Chair to ensure that the Board is focused on its oversight responsibilities, including independent oversight of management. The Board regularly assesses its leadership structure from time to time to ensure that the leadership structure is the most appropriate for the Company.

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Board Role in Risk Oversight

Risk is inherent and evolving in every business, and how well a business manages risk can ultimately determine its success. Our enterprise risk management (“ERM”) program covers the range of material risks to Aon, including strategic, operational, financial, compliance, human capital, technology, security and ESG risks (including climate and human capital management risks). The Board oversees Aon’s risk management program and allocates certain oversight responsibilities to its committees and sub-committees, as appropriate. Each committee regularly reports to the Board on risk matters under its purview. The Board and its committees regularly review our risk management policies, processes and controls.

Management carries out the daily processes, controls, and practices of our risk management program, many of which are embedded in our operations. In addition, as part of our ERM process, management identifies, assesses, prioritizes, and develops mitigation plans for Aon’s top risks. The Board believes that establishing the right tone at the top and maintaining full and open communication between management and the Board are essential for effective risk management and oversight. As such, the Board and the committees regularly review and discuss with management the Company’s risk landscape, ERM governance, and progress on key risk management priorities, including emerging risks associated with growth initiatives and changing geopolitical and macroeconomic conditions. Throughout the year, the Board and the committees review the Company’s management of risk, including but not limited to the areas of cyber security and data security, data privacy, business continuity, compliance with government regulations, errors & omissions claims, financial performance, liquidity, taxes, mergers and acquisitions, and human capital management.

Cyber Security, Data Security, and Data Privacy Risk Management and Board Oversight

Cyber security, data security, and data privacy matters are an important focus of our Board’s oversight of risk. The Company’s management regularly presents (no less than twice annually) to the Audit Committee of the Board and/or the Compliance Sub-Committee of the Audit Committee regarding cyber security, data security, and data privacy matters. For more information on committee and sub-committee responsibilities with respect to risk oversight, please see the section titled “Board of Directors and Committees” below. In addition, members of senior management attend Board and committee meetings (including private sessions with independent directors when invited) and are available to address any questions or concerns raised by the Board related to risk management and any other matters.

Aon strives to protect the personal and confidential data of our clients and our colleagues through technical, administrative and physical safeguards. Aon has established a Global Privacy Office comprised of full-time privacy professionals located around the globe, responsible for implementing Aon’s data privacy program, designing and developing data privacy compliance solutions. In addition, Aon maintains a Global Security Services organization, with dedicated security personnel responsible for protecting Aon’s people, property and information. Aon’s Global Privacy Statement is available on our website at: https://www.aon.com/about-Aon/privacy.jsp. Our colleagues are required to complete trainings on at least an annual basis with respect to privacy and data protection, and Aon implements physical, technical and administrative security standards designed to protect personal information from loss, misuse, alteration or destruction.

Oversight of ESG Risks and Opportunities

Our Board and management recognize that the full spectrum of ESG risks are evolving in their significance to the business, and accordingly, oversight of ESG risks is a continuing and dynamic commitment. The Board reviews Aon’s ESG and climate strategy and, more generally, the Board (or through its committees) oversees the company’s ESG risks and opportunities, including human capital management, governance, climate, executive compensation, inclusion and diversity and data security and privacy. In particular, in 2022, we continued to strengthen our work in inclusion and diversity. The full Board (or its committees) regularly reviewed and discussed people-related risks and opportunities, including colleague satisfaction and engagement survey results, pay equity, colleague wellbeing, succession planning, employment law matters and ethics hotline complaints. The full Board reviewed progress against Aon’s inclusion and diversity strategy and initiatives. For more information on Aon’s ESG efforts, please see our latest Aon ESG Impact Report, which can be found on the Company’s website, www.aon.com. The information in the Aon ESG Impact Report is not incorporated by reference into, and does not form part of, this proxy statement.

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Director Independence

Aon’s Corporate Governance Guidelines require that a majority of directors meet the independence requirements of the New York Stock Exchange (“NYSE”). The Corporate Governance Guidelines further provide that each of the Audit Committee, Governance/Nominating Committee and Compensation Committee be composed entirely of independent directors.

The Board has affirmatively determined that each nominee for director other than Mr. Case is independent. Mr. Case is considered a management director because of his position as our Chief Executive Officer. In addition, the Board has affirmatively determined that General Richard B. Myers, who retired as a director effective as of June 17, 2022, was independent during the time he served on the Board. The Board further determined that Mr. Losh, who will retire as a director effective at the Annual Meeting, is independent.

In determining that each of the non-management directors is independent, the Board also considered the following relationships that it deemed were immaterial to such director’s independence:

•

With respect to Mr. Knight, Mr. Campbell, Ms. Karaboutis, Ms. Santona, and Mr. Spruell, the Board considered that, in the ordinary course of business, Aon has sold services to, or received services from, a company or other entity at which the director is (or during 2022 was) an employee and the amount that we received from or paid to the entity in any of the previous three fiscal years was below the greater of $1 million or two percent (2%) of that entity’s annual revenue; and

•

With respect to Mr. Knight, Ms. Francis, Mr. Notebaert, Ms. Santona, and Mr. Spruell, the Board considered that Aon or certain of its affiliates made charitable contributions in 2022 to organizations in which the director or the director’s spouse was an officer, director, or trustee. In each case, the amount that we contributed was below the greater of $1 million or two percent (2%) of that organization’s consolidated gross revenue.

Board of Directors and Committees

The Board met six times in 2022. All nominees for director who served as a director in 2022 attended at least 75% of the total meetings of the Board and the standing committees and sub-committees on which they served during the period for which they served.

In accordance with NYSE rules and the Governance Guidelines, non-management directors meet regularly in executive session without management. Mr. Knight, the Non-Executive Chair, chairs these executive sessions.

The Board has five standing committees: the Executive Committee, the Audit Committee, the Finance Committee, the Governance/Nominating Committee and the Compensation Committee. The Board has also established the Compliance Sub-Committee as a standing sub-committee of the Audit Committee and the Inclusion & Diversity Sub-Committee as a standing sub-committee of the Governance/Nominating Committee.

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Executive Committee

When the Board is not in session, the Executive Committee is empowered to exercise the power and authority in the management of the business and affairs of Aon as would be exercised by the Board, subject to certain exceptions.

Audit Committee

The primary purposes of the Audit Committee are to assist the Board with the oversight of: (i) the integrity of Aon’s financial statements, financial reporting process and internal controls; (ii) Aon’s compliance with legal and regulatory requirements and ethics programs established by management and the Board; (iii) the engagement of Aon’s independent auditor and its qualifications, independence and performance; (iv) subject to the provisions of Irish law, the appointment and performance of Aon’s statutory auditor as required under Irish law; and (v) the performance of Aon’s internal audit function. The Audit Committee is authorized to retain outside counsel or other experts as it deems appropriate to carry out its duties and responsibilities.

The Board has also delegated to the Audit Committee the primary responsibility for the oversight of the Company’s risk management. The Audit Committee reviews and discusses with management Aon’s guidelines and policies with respect to risk assessment and enterprise risk management, including the major financial risk exposures facing the Company and the steps management has taken to monitor and control such exposures. The Audit Committee also has primary responsibility for oversight of cybersecurity risk and engages in regular discussion with management regarding cybersecurity risk mitigation and incident management. The Audit Committee also has general oversight responsibility for the Company’s legal, regulatory, and ethics policies and programs and annually reviews the adequacy of those policies and programs, including Aon’s Code of Business Conduct. In addition, the Audit Committee periodically reviews with management any material correspondence with, or other action by, regulators or governmental agencies.

In 2022, the Audit Committee met nine times. The Board has determined that each of the members of the Audit Committee is independent as defined by the rules of the NYSE and under the Company’s categorical independence standards, as well as Rule 10A-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). In addition, as required by the rules of the NYSE, the Board has determined that all of the Audit Committee members are financially literate, and that Mr. Losh, Mr. Campbell, and Mr. Conti are “audit committee financial experts” within the meaning of rules promulgated by the SEC.

Additional information regarding the Audit Committee’s responsibilities may be found in this proxy statement in the section captioned “Report of the Audit Committee.”

Compliance Sub-Committee

In light of the breadth and number of responsibilities that the Audit Committee must oversee and the importance of the evaluation and management of risk related to Aon’s compliance programs and policies, the Board formed the Compliance Sub-Committee, a standing sub-committee of the Audit Committee. The primary responsibilities of the Compliance Sub-Committee are to: (i) oversee Aon’s implementation of compliance programs, policies and procedures that are designed to be responsive to the compliance and regulatory risks facing Aon; (ii) assist the Audit Committee in fulfilling its oversight responsibilities for Aon’s compliance and ethics programs, policies and procedures; and (iii) perform any other duties as directed by the Audit Committee or the Board. The Compliance Sub-Committee reports regularly to the Audit Committee or the Board regarding its activities.

Each member of the Compliance Sub-Committee is independent as defined in the independence standards of the NYSE. The Compliance Sub-Committee met four times during 2022.

Finance Committee

The Finance Committee is responsible for assisting the Board with monitoring and overseeing Aon’s balance sheet, including Aon’s capital management strategy, capital structure, investments, returns, and related policies. The Finance Committee also reviews certain proposed mergers, acquisitions, divestitures, and strategic and passive investments. In addition, the Finance Committee oversees the financial, investment, and actuarial policies and objectives of Aon’s U.S. tax-qualified defined benefit plans, reviews the investment performance of non-U.S. benefit and retirement plans and reviews Aon’s major insurance programs.

Each member of the Finance Committee is independent as defined in the independence standards of the NYSE. The Finance Committee met five times during 2022.

Governance/Nominating Committee

The Governance/Nominating Committee oversees the risks associated with Aon’s overall governance and: (i) identifies and recommends to the Board candidates for service on the Board; (ii) reviews and recommends the re-nomination of incumbent directors for each annual general meeting; (iii) reviews and recommends Board committee appointments; and (iv) leads the annual performance evaluation of the Board

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and its committees. In addition, the Governance/Nominating Committee develops and recommends the Governance Guidelines to the Board, reviews related party transactions, and annually reviews compliance with share ownership guidelines.

Each member of the Governance/Nominating Committee is independent as defined in the independence standards of the NYSE. The Governance/Nominating Committee met four times during 2022.

Inclusion & Diversity Sub-Committee

In light of the importance of the evaluation, oversight, and management of Aon’s inclusion and diversity strategies and initiatives, the Board formed the Inclusion & Diversity Sub-Committee, a standing sub-committee of the Governance/Nominating Committee. The primary responsibilities of the Inclusion & Diversity Sub-Committee are to: (i) oversee management’s inclusion and diversity strategy and initiatives, including the efforts of the Company’s Global Inclusive Leadership Council; (ii) periodically review and monitor the Company’s policies and practices with respect to inclusion, diversity, and equal employment opportunity; and (iii) perform any other duties as directed by the Governance/Nominating Committee or the Board.

The Inclusion & Diversity Sub-Committee met four times during 2022.

Compensation Committee

The Compensation Committee assists the Board in carrying out its overall responsibilities with regard to executive compensation, including oversight of the determination and administration of our compensation philosophy, policies, programs and plans for executive officers and non-management directors. The Compensation Committee annually reviews and determines the compensation of Aon’s executive officers, including our Chief Executive

Officer, subject, in the case of the Chief Executive Officer, to the input of the other independent members of the Board. The Compensation Committee consults with our Chief Executive Officer on, and directly approves, the compensation of other executive officers, including special hiring and severance arrangements.

The Compensation Committee administers the Aon plc 2011 Incentive Plan, as amended and restated (and its predecessor plans) (the “Shareholder-Approved Plan”), including granting equity (other than awards to our Chief Executive Officer, which awards are approved by the independent members of the Board) and interpreting the Shareholder-Approved Plan, and has certain settlor responsibilities with respect to our other U.S. employee benefit programs. In addition, the Compensation Committee reviews and makes recommendations to the Board concerning non-management director compensation and certain amendments to U.S. employee benefit plans and equity plans. The Compensation Committee reviews and discusses the compensation disclosures contained in the proxy statement. As part of these duties, the Compensation Committee reviews the risks associated with Aon’s compensation practices, including an annual review of Aon’s risk assessment of its compensation policies and practices for its employees. The Compensation Committee also reviews and monitors the Company’s policies and practices with respect to diversity, inclusion, and equal employment opportunity, and works in coordination with the Inclusion & Diversity Sub-Committee.

Each member of the Compensation Committee is independent as defined in the independence standards of the NYSE. The Compensation Committee met five times during 2022. Additional information regarding the Compensation Committee’s responsibilities may be found in this proxy statement in the sections captioned “Compensation Committee Report” and “Compensation Discussion and Analysis.”

Other Corporate Governance Practices

Board and Committee Evaluations; Director Education

Our Board engages in ongoing self-evaluation and assessment. Annually, the directors review and complete evaluations on Board effectiveness, committee performance and peer assessment. The Board retains an outside party to review the completed evaluations. Each of the committees and the full Board discuss their self-assessments in executive sessions at least annually. The Governance/Nominating Committee periodically reviews the form and process for Board and Committee self-evaluations. The Board also receives periodic briefings and education on core concepts and trends that impact our businesses and society.

CEO Succession Planning

Our Independent Board Chair oversees the Chief Executive Officer succession planning process. The Board, at least annually, discusses CEO succession planning, including emergency succession plans and processes. The Board also regularly reviews and discusses senior leadership succession planning and development.

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Director Selection and Shareholder Recommendations

Consistent with the Governance Guidelines, the Governance/Nominating Committee seeks members from diverse backgrounds who combine a broad spectrum of experience and expertise with a reputation for integrity. The Governance/Nominating Committee also considers whether a potential nominee would satisfy independence standards adopted by the Board and the requirements of the NYSE.

The Board values diversity as a factor in selecting nominees to serve on the Board. In selecting nominees for director, the Governance/Nominating Committee considers professional background, reputation for integrity, leadership capabilities, skills and experience in the context of the needs of the Board, diversity, including gender and racial/ethnic diversity, and international experience and perspectives. Of the 12 director nominees for election at the Annual Meeting, 2 directors are Asian, 1 director is Black and 1 director is Hispanic; 5 of the 12 director nominees are women. For more information regarding director diversity and the racial/ethnic demographics of each of our directors, see page 4 of this proxy statement. The Governance/Nominating Committee may engage third-party search firms to identify director candidates. When evaluating candidates for nomination as new directors, the Governance/Nominating Committee considers, and requests that the search firms it engages provide, a set of candidates that includes a diversity of race, ethnicity and gender.

When a vacancy exists on the Board due to the expansion of the size of the Board or the resignation or retirement of an existing director or as part of considering ongoing board succession planning, the Governance/Nominating Committee identifies and evaluates potential director nominees. The Governance/Nominating Committee has sole authority to retain and terminate any search firm to be used to identify director candidates and sole authority to approve such search firm’s fees and other retention terms. The Governance/Nominating Committee recommends potential director candidates to the full Board, which is responsible for final approval of any director candidate. This process is the same for director candidates who are recommended by our shareholders. The effectiveness of the nomination process, including the criteria used for selecting nominees for director, is evaluated by the Board each year as part of its annual self-evaluation process and by the Governance/Nominating Committee as it evaluates and identifies director candidates. Our newest directors, Ms. Karaboutis (who was appointed to the Board in September 2022) and Ms. Smith (who was appointed to the Board in April 2023) will stand for election at the Annual Meeting. Ms. Karaboutis and Ms. Smith were each recommended to the Governance/Nominating Committee by a third-party search firm.

The Governance/Nominating Committee will consider shareholder recommendations for director candidates. Recommendations, together with the name and address of the shareholder making the recommendation, relevant biographical information regarding the proposed candidate and a description of any arrangement or understanding between the shareholder and the proposed nominee, should be sent to the Company Secretary. Recommendations for director candidates to stand for election at the 2024 annual general meeting must be submitted in writing to the Company Secretary, Aon plc, Metropolitan Building, James Joyce Street, Dublin 1, Ireland. Recommendations will be forwarded to the Chair of the Governance/Nominating Committee for review and consideration. For information regarding compliance with the requirements applicable to shareholder nominations to the Board, see “Shareholder Proposals for 2024 Annual General Meeting” on page 78 of this proxy statement.

Communications with the Board of Directors

Shareholders and other interested parties may communicate with the Board, our independent Chair, or any of our directors by contacting the non-management directors of Aon plc, c/o the Company Secretary, Metropolitan Building, James Joyce Street, Dublin 1, Ireland. Alternatively, shareholders and other interested parties may communicate with Aon’s non-management directors or any of our directors via electronic mail to the following address: corporate.governance@aon.com.

The non-management directors have established procedures for handling communications from shareholders and other interested parties. Communications are distributed to the Chair of the Governance/Nominating Committee, the full Board, the non-management directors, or to any individual director or directors as appropriate, depending on the facts and circumstances outlined in the communication. Solicitations, spam, junk mail and mass mailings, resumes and other forms of job inquiries, business solicitations or advertisements and frivolous or inappropriate communications will not be forwarded, but will be made available to any non-management director upon request.

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Shareholder Engagement

In 2022, we continued our focus on regularly engaging with our shareholders. During these meetings, we discussed many topics, including our results and strategy, our long-term expectations and financial guidance, impacts of external factors like industry trends and economic volatility on our clients and our business, our ROIC-focused capital allocation strategy, our corporate governance structure, succession planning, executive compensation, and ESG matters. Related to our strategy, we discussed the importance of our differentiated Aon United strategy, and how it enables us to drive client leadership, engage and support colleagues, drive efficiencies and growth through Aon Business Services, and deliver new innovation at scale through Aon Growth Ventures. Members of management and our Board continued our conversations with our investors about our Board’s oversight of risks, including the impacts of macroeconomic volatility on our business, our employees, workforce diversity and the broader economy. Investors were generally supportive of many of the Company’s practices and highlighted the importance of engaging with them in the future on long-term corporate strategy and ESG initiatives and opportunities. These discussions provide valuable insights into our shareholders’ views. We plan to continue to actively engage with our shareholders to better understand and consider their views.

Majority Voting

The Articles require that directors be elected by majority vote in uncontested elections. In a contested election, directors will be elected by plurality vote. In addition, the Governance Guidelines provide that any incumbent director who fails to receive an affirmative majority of the votes cast, in person or by proxy, by shareholders entitled to vote at the Annual Meeting in an uncontested election (and who is not otherwise removed by ordinary resolution of the shareholders) must immediately offer to tender his or her resignation to the Board. The Board will then determine, through a process overseen by the Governance/Nominating Committee, whether to accept the resignation, reject the resignation, or take other action. The Board will act on the recommendation of the Governance/Nominating Committee.

Share Ownership Guidelines

The Board has adopted Share Ownership Guidelines for Non-Management Directors and Officer Share Ownership Guidelines. The Share Ownership Guidelines for Non-Management Directors require each non-management director to hold an investment position in Class A Ordinary Shares equal to five times the annual director retainer and provide a transition period of five years for non-management directors to achieve the requisite ownership level; provided, however, that each new non-management director is expected to hold 1,000 Class A Ordinary Shares within the first year of joining the Board. The guidelines serve to increase our non-management directors’ equity stakes in Aon and align Aon’s non-management directors’ interests more closely with those of Aon’s shareholders. Compliance with the Share Ownership Guidelines for Non-Management Directors is measured on the first trading day of each calendar year, and each non-management director was in compliance for 2022. Further information on the Officer Share Ownership Guidelines for Aon’s senior executives can be found in the section captioned “Compensation Discussion and Analysis.”

Hedging and Pledging Shares

The Board has adopted a policy prohibiting all directors and employees from engaging in short sales, publicly traded options, puts and calls, forward sale contracts, and other swap, hedging and derivative transactions relating to our securities. The Board also has adopted a policy prohibiting our executive officers and directors from holding our securities in margin accounts or pledging our securities as collateral for a loan.

Clawback Policy and Forfeiture Provisions

The Board has adopted an incentive repayment policy (the “Clawback Policy”) applicable to Aon’s executive officers. Pursuant to the Clawback Policy, the Board may cancel or require reimbursement of any incentive or equity-based award received if such award was based on the achievement of financial results that are subsequently restated. If the Board determines that the executive officer engaged in fraud that caused or partially caused the need for the financial restatement, the incentive payment or equity-based award is required to be forfeited or reimbursed in full. If the restatement was not the result of fraud by the executive officer, the Board may, to the extent allowed under applicable law, require forfeiture or reimbursement of the amount by which the incentive payment or equity-based award exceeded the lower amount that would have been paid based on the restated financial results. In addition, beginning with equity-based awards granted in 2019, unvested equity-based awards are subject to forfeiture in the event of a material violation of the Company’s policies or procedures or a breach of applicable restrictive covenants. We will update the Clawback Policy to address the recovery of incentive compensation in compliance with the requirements of the Dodd-Frank Act, the final SEC rules and final applicable listing standards.

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Attendance at Annual General Meeting

The Governance Guidelines provide that directors are expected to attend the annual general meeting. Ten of the eleven then-serving Board members as of the 2022 annual general meeting attended the 2022 annual general meeting, with one director absent due to a pre-existing conflict.

Certain Relationships and Related Transactions

There have been no related person transactions or pending related person transactions since January 1, 2022 that require disclosure pursuant to Item 404 of Regulation S-K. Aon has adopted a Related Person Transaction Policy governing the review and approval of related party transactions. The terms of these procedures provide that the Governance/Nominating Committee will review transactions in which: (i) Aon is a party or participant; and (ii) any director, executive officer, or holder of five percent (5%) or more of Aon’s voting securities, an immediate family member of any such person or an entity controlled by any such person or immediate family member, has a direct or indirect material interest. To facilitate the review and approval of related party transactions, Aon’s directors and executive officers complete an annual director and officer questionnaire and disclose all potential related person transactions involving themselves and their immediate family members. Throughout the year, directors and executive officers are required to notify Aon’s General Counsel of any potential related person transactions of which they become aware. Aon’s General Counsel reports these transactions, as well as any other related party transactions of which he is aware, to the Governance/Nominating Committee. The Governance/Nominating Committee considers all relevant facts of any related party transactions to determine whether to approve or ratify the transaction.

Delinquent Section 16(a) Reports

Section 16(a) of the Exchange Act requires that each of our directors and executive officers, and any other person who owns more than ten percent (10%) of our Class A Ordinary Shares, file with the SEC initial reports of ownership and reports of changes in ownership of our Class A Ordinary Shares. To our knowledge, based solely on information furnished to us and written representations by such persons that no such other reports were required to be filed, Aon believes that all such SEC filing requirements were met in a timely manner during 2022 other than with respect to a Form 4 filed on behalf of Mr. Michael Neller to report the purchase of shares on August 4, 2022, which was reported one day late, and a Form 4 filed on behalf of Mr. James Platt to report the acquisition of restricted share units on February 17, 2022, which was timely filed but subsequently amended to correct the number of restricted shared units granted.

22        2023 Aon Proxy Statement

Security Ownership of Directors and Executive Officers

The following table sets forth the number of Class A Ordinary Shares beneficially owned as of April 14, 2023 by each of Aon’s directors and NEOs and by Aon’s directors, nominees and executive officers as a group. As used in this proxy statement, “beneficially owned” means a person has, or may have within 60 days, the sole or shared power to vote or direct the voting of a security and/or the sole or shared investment power with respect to a security (i.e., the power to dispose or direct the disposition of a security). No shares held by Aon’s directors or executive officers are pledged as security. The address of each person named in the table below is c/o Aon plc, Metropolitan Building, James Joyce Street, Dublin 1, Ireland.

Name	Aggregate Number of Class A Ordinary Shares Beneficially Owned[1]	Percent of Class[2]
Directors
Lester B. Knight[3]	292,012	*
Gregory C. Case[4]	1,470,297	*
Jin-Yong Cai	6,337	*
Jeffrey C. Campbell	10,512	*
Fulvio Conti	29,991	*
Cheryl A. Francis	27,185	*
Adriana Karaboutis	497	*
J. Michael Losh	26,580	*
Richard C. Notebaert	34,504	*
Gloria Santona	38,089	*
Sarah E. Smith	—	*
Byron O. Spruell	2,743	*
Carolyn Y. Woo	26,820	*
Other NEOs
Christa Davies	179,571	*
Eric Andersen	151,664	*
Lisa Stevens	13,135	*
Darren Zeidel[5]	23,428	*
All directors and executive officers as a group (21 persons) [5]	2,352,250	1.15%

(1)

The directors, NEOs, and all directors and executive officers of Aon combined, have sole voting power and sole investment power over the Class A Ordinary Shares listed, except as indicated in notes (3), (4), and (5).

(2)	As of April 14, 2023, we had 204,410,926 Class A Ordinary Shares outstanding.

(3)

Includes 109,000 Class A Ordinary Shares that are beneficially owned by family partnership, 124,604 Class A Ordinary Shares owned by Mr. Knight’s spouse, 35,025 Class A Ordinary Shares owned in trusts, and 19,997 Class A Ordinary Shares owned by a family foundation of which Mr. Knight and his spouse are trustees.

(4)	Includes 400,000 Class A Ordinary Shares that are beneficially owned in trust and 534,971 Class A Ordinary Shares held by trusts for which an immediate family member serves as trustee.

(5)	Includes Class A Ordinary Shares that may be acquired by vesting of restricted stock units (“RSUs”) within 60 days after April 14, 2023.

*	An asterisk indicates that the percentage of Class A Ordinary Shares beneficially owned does not exceed 1% of our outstanding Class A Ordinary Shares.

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Principal Holders of Voting Securities

As of April 14, 2023, the beneficial owners of 5% or more of Aon’s Class A Ordinary Shares entitled to vote at the Annual Meeting and known to the Company were:

Name and Address of Beneficial Owner	Number of Class A Ordinary Shares		Percent of Class(1)

The Vanguard Group 100 Vanguard Blvd. Malvern, PA 19355	18,011,439	[2]	8.81%

Massachusetts Financial Services Company 111 Huntington Avenue Boston, MA 02199	15,696,345	[3]	7.68%

BlackRock, Inc. 55 East 52nd Street New York, NY 10055	13,736,400	[4]	6.72%

(1)	As of April 14, 2023, we had 204,410,926 Class A Ordinary Shares outstanding.

(2)

Based upon information contained in a Schedule 13G/A filed with the SEC on February 9, 2023, pursuant to Rule 13d-1(b) of the Exchange Act. The Vanguard Group is an investment advisor and has (a) sole voting power as to no Class A Ordinary Shares; (b) shared voting power as to 309,384 Class A Ordinary Shares; (c) sole dispositive power as to 17,142,084 Class A Ordinary Shares; and (d) shared dispositive power as to 869,355 Class A Ordinary Shares.

(3)

Based upon information contained in a Schedule 13G/A filed with the SEC on February 8, 2023, pursuant to Rule 13d-1(b) of the Exchange Act. Massachusetts Financial Services Company is an investment adviser and has: (a) sole voting power as to 14,667,413 Class A Ordinary Shares; (b) shared voting power as to no Class A Ordinary Shares; (c) sole dispositive power as to 15,696,345 Class A Ordinary Shares; and (d) shared dispositive power as to no Class A Ordinary Shares.

(4)

Based upon information contained in a Schedule 13G/A filed with the SEC on February 1, 2023, pursuant to Rule 13d-1(b) of the Exchange Act. BlackRock, Inc. is a parent holding company and has: (a) sole voting power as to 12,278,988 Class A Ordinary Shares; (b) shared voting power as to no Class A Ordinary Shares; (c) sole dispositive power as to 13,736,400 Class A Ordinary Shares; and (d) shared dispositive power as to no Class A Ordinary Shares.

24        2023 Aon Proxy Statement

Proposal 2–Advisory Resolution on Executive Compensation

The Board unanimously recommends that shareholders vote “FOR” advisory approval of the compensation of Aon’s NEOs.

What am I voting on?

In accordance with applicable law and Section 14A of the Exchange Act, we are providing shareholders with the opportunity to vote on an advisory resolution, commonly known as “say on pay,” approving Aon’s executive compensation as reported in this proxy statement. At our 2022 annual general meeting, we provided shareholders with the opportunity to vote on an advisory resolution regarding the executive compensation of our NEOs as disclosed in the proxy statement for the 2022 annual general meeting, and shareholders approved the proposal by a large majority. We currently conduct advisory “say-on-pay” votes on an annual basis, and we expect to conduct our next advisory vote at our 2024 annual general meeting of shareholders.

We encourage shareholders to read the Compensation Discussion and Analysis beginning on page 26 of this proxy statement, which describes in detail how our compensation policies and procedures operate and are designed to achieve our compensation objectives of (1) directly linking the compensation of our NEOs to our performance and (2) aligning the financial interests of our NEOs with those of our shareholders. We further encourage our shareholders to refer to the Summary Compensation Table for Fiscal Years 2022, 2021, and 2020, and other related tabular and narrative disclosures beginning on page 40 of this proxy statement, which provide detailed information on the compensation of our NEOs.

The Board and the Compensation Committee believe that the policies and procedures articulated in the Compensation Discussion and Analysis are effective in achieving our compensation objectives and that the design of our compensation program and the compensation awarded to our NEOs fulfill these objectives.

The form of shareholder resolution for this proposal is below.

RESOLVED THAT, the shareholders approve, on an advisory basis, the compensation of the Company’s named executive officers as described in the proxy statement for the 2023 Annual General Meeting of the Company under “Compensation Discussion and Analysis” and “Executive Compensation,” including the tabular and narrative disclosure contained in the proxy statement.

Is this vote binding on the Board?

As this vote is advisory, it will not be binding upon the Board or the Compensation Committee, and neither the Board nor the Compensation Committee will be required to take any action (or refrain from taking any action) as a result of the outcome of the vote on this proposal. The Compensation Committee will review and consider the outcome of the vote in connection with the ongoing review of Aon’s executive compensation programs.

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Compensation Discussion and Analysis

This Compensation Discussion and Analysis (“CD&A”) describes our executive compensation program for our NEOs, who are listed below, for 2022. We recommend that you read this section in conjunction with the executive compensation tables and corresponding footnotes that follow, as it provides context for the amounts shown in the tables and the footnote disclosures.

Name	Role
Gregory C. Case	Chief Executive Officer
Christa Davies	Executive Vice President and Chief Financial Officer
Eric Andersen	President
Lisa Stevens	Chief People Officer and Head of Human Capital Solutions
Darren Zeidel	Executive Vice President, General Counsel, and Company Secretary

Executive Summary

Who We Are

Aon exists to shape decisions for the better — to protect and enrich the lives of people around the world. Our colleagues provide our clients in over 120 countries and sovereignties with advice and solutions that give them the clarity and confidence to make better decisions to protect and grow their business.

2022 Business Highlights

In assessing our performance, we focus on our performance against four non-GAAP metrics that we communicate to shareholders: organic revenue growth, adjusted operating margin, adjusted diluted earnings per share, and free cash flow. These non-GAAP metrics should be viewed in addition to, not instead of, our consolidated financial statements and notes thereto. A reconciliation of these non-GAAP metrics to the most directly comparable GAAP metrics is set forth in Appendix A to this proxy statement.

In 2022, we continued to deliver across these four metrics:

•

Total revenue growth was 2% compared to 2021, reflecting organic revenue growth of 6%, driven by the ongoing strength of our Aon United strategy, partially offset by 4% unfavorable impact from foreign currency translation.

•	Operating margin was 29.4% and adjusted operating margin was 30.8%, which reflects record adjusted operating margin driven by revenue growth outpacing expense growth and investments.

•

Diluted earnings per share was $12.14 and adjusted diluted earnings per share was $13.39, reflecting strong operational performance and effective capital management, highlighted by $3.2 billion of share repurchases during 2022, partially offset by an unfavorable impact from foreign currency translation.

•

Free cash flow was $3.0 billion in 2022, an increase of $978 million, or 48%, from $2.0 billion in 2021, reflecting an increase in cash flows from operations, partially offset by a $59 million increase in capital expenditures.

Performing at the levels described above allows us to continue to execute on our goals of strategically investing in long-term growth, improving return on invested capital, and effectively allocating capital.

During 2022, we returned nearly $3.7 billion of capital to our shareholders, including $3.2 billion in share repurchases and $463 million in dividends, which highlights our strong cash flow generation and effective allocation of capital. During Mr. Case’s leadership, which began in April 2005, our average annual total shareholder return has been 17%, compared to the return of the benchmark S&P 500 of 7% and 12% for our direct peer averages (Arthur J. Gallagher & Co., Brown & Brown, Inc., Marsh & McLennan Companies, Inc., and Willis Towers Watson Public Limited Company). We believe we are well positioned to create long-term value by improving our growth profile and operating performance and generating strong free cash flow.

We compensate our senior executives through incentive programs that measure both long-term and short-term performance. Our long-term incentive program (described in this CD&A under “Leadership Performance Program Under Our Shareholder-Approved Plan”) is based on cumulative adjusted diluted earnings per share, a measure driven by operational performance and capital management, across overlapping three-year performance periods. Our short-term incentive program (described in this CD&A under “Annual Incentive Awards Under Our Shareholder-Approved Plan”) is primarily based on adjusted operating income, a measure driven by operating margin and organic revenue growth, as well as a people and culture component, which assesses the Company’s progress against inclusion & diversity objectives.

26        2023 Aon Proxy Statement

We achieved strong results across these metrics, which were the key performance measures under our 2022 annual and 2020-2022 long-term incentive compensation programs. Set forth below are the results across these metrics as well as the results against their GAAP comparative metrics:

•

$26.14 Cumulative diluted earnings per share for 2020-2022; $35.20 LPP Cumulative Adjusted Diluted earnings per share for 2020-2022, as compared to target LPP Cumulative Adjusted Diluted earnings per share of $28.91;

•	$3,669M Operating Income; $3,840M Adjusted Operating Income, an increase of 5% year-over-year (80% component of the performance metric under the annual incentive plan).

In addition, the Company has achieved progress against our quantitative inclusion & diversity objectives, including surpassing our pre-established quantitative goal on gender representation in senior leadership roles, as well as progress with colleagues of racially/ethnically diverse backgrounds in the United States. Progress was achieved in our recruitment goals, and high scores were maintained and improved upon in colleagues’ views of the firm’s advocacy for diversity, equity, and inclusion. Finally, the Company did not meet the prior year’s record performance in promotion rates. The Company’s progress across quantitative goals within its inclusion & diversity initiatives accounts for 20% of the performance metric used to determine funding under the annual incentive plan.

Because our short-range or long-range corporate planning may dictate a change to the metrics we use over time, we expect to continue reassessing the metrics that we use in our compensation programs annually.

Features of Our Executive Compensation Program

The following table provides an overview of our compensation program elements for our NEOs. The guiding philosophy underlying our executive compensation program is to provide a fair, flexible, and market-based total compensation package that is meaningfully tied to the Company’s short- and long-term performance and aligned with the interests of our shareholders.

	Element	Description	Objectives
Fixed	Base Salary	Fixed amount of compensation for services provided during the year.	Intended to provide our executives with a predictable level of income; determined in view of job responsibilities, experience, contractual commitments, individual performance, and market pay data.
Performance-Contingent	Annual Incentive Compensation

Performance-based annual incentive determined and paid based on achievement of specified annual corporate performance objectives and individual review of executives’ contributions to business and financial results, delivery of key strategic initiatives, and personal leadership. Annual incentives, if paid, are generally made under our Shareholder-Approved Plan in a combination of cash and restricted share units that vest over a three-year period (or performance share units for our Chief Executive Officer).

Intended to serve as a vehicle for recognizing annual results and performance, while payment in time-vested restricted share units (or performance share units for our Chief Executive Officer) promotes retention and provides value tied to long-term Company performance.

Long-Term Incentive Compensation

Performance-based long-term incentive determined and paid under our LPP. LPP awards are issued under our Shareholder-Approved Plan in the form of performance share units that vest upon achievement of specific corporate performance objectives over a three-year performance period.

Intended to encourage and reward long-term performance by giving executives a stake in the Company’s long-term financial success and promote retention.

2023 Aon Proxy Statement        27

	Element	Description	Objectives
Benefit Plans	Retirement and Health and Welfare Benefits

Standard 401(k) plan and health and welfare benefits as provided to non-executive full-time employees. We also offer a nonqualified supplemental savings plan to eligible employees whose contributions would exceed statutory U.S. Internal Revenue Service (“IRS”) limits under our 401(k) plan, as well as a nonqualified plan through which eligible employees may defer receipt of their salary and/or annual incentive payments.

Intended to provide competitive benefits to attract and retain talented employees.
Severance	Severance and Change in Control Benefits	Severance benefits payable upon certain qualifying terminations of employment without cause or with specified good reason, including in connection with a change in control.

Intended to provide a temporary income stream following termination of employment without cause or with specified good reason and, in the case of change in control protection, to ensure continuity and objectivity of management during a change in control event.

Other	Certain Other Benefits

Housing, tax equalization, and/or various cost of living payments made to certain NEOs in connection with the relocation of the Company’s global operational headquarters to London since 2012; limited personal use of Company aircraft; certain NEOs also receive annual health screenings, a supplemental insurance program, reimbursement for club dues, relocation benefits, and/or car allowances.

Intended to recognize and make NEOs whole for expenses incurred in connection with the relocation of the Company’s global operational headquarters to London since 2012; also intended to attract and retain committed employees and allow them to focus on job duties and well being.

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Our Pay for Performance Orientation and Executive Compensation Philosophy

The core principle of our executive compensation program continues to be pay for performance, as we continue towards our goal of being the leading global professional services firm focused on risk, health, and wealth. That core principle dictates that performance-based pay elements (which constitute the bulk of our NEOs’ total direct compensation (consisting of base salary, annual incentive compensation granted for 2022 performance, and long-term incentive compensation granted in 2022, with long-term equity awards valued based on grant date value assuming target performance)) will not be earned or paid unless specified performance objectives are achieved. For 2022, performance-based compensation comprised approximately 92% of the total direct compensation for Mr. Case and averaged approximately 81% of the total direct compensation for our other NEOs:

The “performance-based” pay component shown in the above graphs is the grant date fair value of all equity awards granted to the NEO during 2022. The “fixed” pay component is the NEO’s 2022 base salary. For our NEOs other than Mr. Case, the actual performance-based percentage of total direct compensation ranged from 68% to 86%. Please refer to the Summary Compensation Table for disclosure of the total compensation paid to our NEOs serving in that capacity during the prior three years.

In addition to our focus on pay-for-performance, our executive compensation program is complemented by several practices designed to mitigate compensation-related risk and align with the long-term interests of our shareholders:

Officer Share Ownership Guidelines

Our officer share ownership guidelines are designed to increase executives’ equity stakes in Aon and to align executives’ interests more closely with those of our shareholders. The guidelines provide that our Chief Executive Officer should attain an investment position in Class A Ordinary Shares equal to six times his annual base salary and all other senior executives, including each of our other NEOs, should attain an investment position in Class A Ordinary Shares equal to three times his or her annual base salary. The guidelines also establish equity retention rules generally requiring that net shares received through the exercise of share options, the vesting of restricted share units, and the vesting of performance share units are retained until the required investment position is achieved. Class A Ordinary Shares counted toward these guidelines include any shares owned outright, shares owned through an Aon-sponsored savings or retirement plan, shares purchased through an Aon-sponsored employee share purchase plan, shares obtained through the exercise of share options, and shares issued upon the vesting of restricted share units or performance share units. Each of our NEOs held the requisite number of shares under the guidelines as of December 31, 2022.

Mr. Case has agreed to maintain an investment position in Class A Ordinary Shares in excess of those required under our share ownership guidelines. In his employment agreement, he agreed to maintain an investment position equal to 20 times his annual base salary, and was in compliance as of December 31, 2022.

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Hedging and Pledging Policies

We have a policy prohibiting all employees, executive officers, and directors from engaging in short sales, publicly traded options, puts and calls, forward sale contracts, and other swap, hedging, and derivative transactions relating to our securities. We also maintain a policy prohibiting our executive officers and directors from holding our securities in margin accounts or pledging our securities as collateral for a loan.

Independent Compensation Consultant	The Compensation Committee retains an independent compensation consultant to provide advice and market data to bolster the Compensation Committee’s decision-making.
Clawback Policy and Forfeiture Provisions

We have adopted a Clawback Policy applicable to our executive officers. Pursuant to the Clawback Policy, the Board may cancel or require reimbursement of any incentive or equity-based award received if such award was based on the achievement of financial results that are subsequently restated. If the Board determines that the executive officer engaged in fraud that caused or partially caused the need for the financial restatement, the incentive payment or equity-based award is required to be forfeited or reimbursed in full. If the restatement was not the result of fraud by the executive officer, the Board may, to the extent allowed under applicable law, require forfeiture or reimbursement of the amount by which the incentive payment or equity-based award exceeded the lower amount that would have been paid based on the restated financial results. In addition, beginning with equity-based awards granted in 2019, unvested equity-based awards are subject to forfeiture in the event of a material violation of the Company’s policies or procedures or a breach of applicable restrictive covenants. We will update the Clawback Policy to address the recovery of incentive compensation in compliance with the requirements of the Dodd-Frank Act, the final SEC rules and final applicable listing standards.

The Executive Compensation Process

Process of Determining Executive Compensation

Management assists the Compensation Committee in developing and administering our executive compensation programs. Direct responsibilities of management include, but are not limited to:

•	Recommending executive compensation adjustments, short- and long-term incentive awards, and other benefits, where applicable, for executive officers other than our Chief Executive Officer;

•	Providing ongoing review of the effectiveness of our executive compensation programs and alignment of the programs with our business and strategic objectives;

•	Designing and recommending appropriate amendments to our long-term and short-term cash and equity-based incentive plans for executives; and

•	Designing and recommending appropriate amendments to our employee benefit plans.

In the first quarter of 2022, our independent directors evaluated our Chief Executive Officer’s performance and compensation. At that time, the Compensation Committee also evaluated the performance and reviewed the compensation of our other executive officers. During this review, the Compensation Committee approved for each executive officer a target annual incentive for 2022 performance and the specific corporate performance metrics that our performance would be measured against for purposes of this incentive award. The Compensation Committee also approved in March 2022 a target number of performance share units to be awarded to each executive officer under the LPP.

In early 2023, in connection with the Compensation Committee’s annual compensation review, management presented the Compensation Committee with compensation tally sheets reporting compensation paid for the prior four years and competitive pay data. The Compensation Committee also reviewed and considered Aon’s overall performance against targets that were established for 2022. This review culminated in certain compensation decisions made by the Compensation Committee with respect to our executive officers during the first quarter of 2023, which are described in more detail below.

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Engagement of Independent Compensation Consultant

The Compensation Committee retains Meridian Compensation Partners, LLC (“Meridian”) as its independent compensation consultant. Meridian is engaged by, and reports directly to, the Compensation Committee, and advises on matters covered by the Compensation Committee’s Board-approved charter, while doing no work for management. Meridian typically participates in all Compensation Committee meetings and communicates with the Chair of the Compensation Committee and management between meetings. During 2022, Meridian assisted the Compensation Committee by: advising on our compensation philosophy, objectives, and strategy; reviewing the competitiveness and effectiveness of our senior executive and Board compensation levels and program structure; identifying our peer group for executive and Board compensation and Company performance review purposes; assessing potential compensation-related risks; providing change-in-control severance calculations for our NEOs in the 2022 annual proxy disclosure; providing compensation data from our peer group based on their proxy statements and other disclosures; reporting on executive-compensation related trends, say-on-pay governance, and regulatory initiatives; and reviewing and commenting on related disclosures. Management periodically retains other consulting firms to provide pay survey data and other non-executive compensation services.

The Compensation Committee has assessed the independence of Meridian pursuant to SEC and NYSE rules and concluded that no conflict of interest exists that would prevent Meridian from serving as an independent consultant to the Compensation Committee.

How We Determine Compensation

The Compensation Committee generally targets a competitive level and mix of total direct compensation elements using market data as a reference point. For 2022, the Compensation Committee did not use a specific formula or comparative percentile targets to determine total compensation, individual components of compensation, or the relative mix of pay components, and the establishment of compensation levels in 2022 was not a mechanical process. Rather, the Compensation Committee used its judgment and business experience. The Compensation Committee’s overall intent was to evaluate the various elements of total compensation so that the emphasis of the Company’s compensation program was on its variable components of pay in the form of long-term equity awards and annual bonus awards, and the amounts earned under such programs, which fluctuate based on Aon’s performance.

Use of Tally Sheets

The Compensation Committee regularly reviews compensation tally sheets. The tally sheets assign dollar amounts to each component of the executive’s compensation, including base salary, annual incentives (target and actual), long-term incentives granted and outstanding, employee benefits (including health care and qualified and nonqualified retirement plans), relocation benefits, including income tax equalization, perquisites, and potential change in control severance payments. The tally sheets are presented to the Compensation Committee to help ensure that it is aware of all rewards components and the value of such components when making compensation decisions.

Involvement of Mr. Case in the Compensation Process

Each year, the Compensation Committee approves all elements of compensation for our NEOs and other executive officers (other than Mr. Case). These decisions are typically made during the annual compensation review process conducted in the first quarter of the year. The Compensation Committee solicits certain recommendations from Mr. Case and our Chief People Officer.

Mr. Case recommends to the Compensation Committee the equity award, annual incentive payment, and base salary adjustments, if any, for the executive officers who report directly to him. He has direct knowledge of the contributions made to Aon by these executive officers, and he shares this knowledge with the Compensation Committee and provides feedback on the performance of his direct reports.

During the annual review process, our Chief People Officer and the Chair of the Compensation Committee work together on Mr. Case’s annual evaluation report, which summarizes Mr. Case’s qualitative and quantitative performance for the year. The report is considered, along with other factors (including the Compensation Committee’s own assessment of Mr. Case’s performance, relevant market data, and Aon’s overall performance), in recommending Mr. Case’s compensation to the independent directors of the Board.

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The Compensation Committee has the ultimate authority to make compensation decisions for our NEOs and other executive officers except for Mr. Case, whose compensation is approved by the independent directors of the Board. The Compensation Committee discusses its preliminary compensation decisions with the independent members of the Board who do not serve on the Compensation Committee. As part of this process, these directors share their evaluations of the executives’ performance. The sharing of performance review information also aids the directors in carrying out their succession planning responsibilities. After considering input from those directors, the Compensation Committee makes its final determinations.

Mr. Case, together with our Chief People Officer and our Chief Financial Officer, makes recommendations to the Compensation Committee relating to the performance targets to be established under Aon’s annual incentive and long-term equity incentive programs. The Compensation Committee reviews such recommendations with its independent compensation consultant and reserves the ultimate authority to set such targets and to determine whether such targets were achieved.

Result of Advisory Vote by Shareholders on Our “Say on Pay” Proposal

The Compensation Committee considered the results of the advisory vote by shareholders on the “say on pay” proposal presented to our shareholders at our 2022 annual general meeting of shareholders. As reported in our Current Report on Form 8-K, filed with the SEC on June 23, 2022, approximately 92% of shareholder votes cast at that meeting were voted in support of the compensation program offered to our NEOs for 2021. Accordingly, the Compensation Committee made no changes to our executive compensation programs in response to this vote.

Internal Pay Relationships

In determining an executive officer’s target annual incentive or long-term performance award value, the Compensation Committee will, from time to time, consider internal pay relationships. However, the Compensation Committee has not adopted a broad internal pay equity policy pursuant to which each executive officer’s compensation, or one or more components thereof, is related to or benchmarked against the compensation of other executive officers.

Analysis of Key 2022 Compensation Decisions

Peer Group

The Compensation Committee selects our executive compensation peer group based on a process that considers objective criteria including industry segment; revenues, market capitalization, assets, and employee headcount; business complexity; global footprint; as well as peers of our direct peers (“peers of peers”) and proxy-advisor peer groups. The Compensation Committee’s goal is to have relevant market data to inform its decisions on pay levels and practices. As such, the Compensation Committee looks for peer-group balance with larger and smaller companies in a comparable range, and to have continuity through an annual review process.

Industry-related criteria used as guidelines for identifying peers include global financial services industry companies and major professional services firms that we compete with for executive talent and/or financial capital. Size-related criteria are one-fourth to four times our size in average market capitalization (calculated over the most recent eight quarters to reduce volatility), one-fourth and four times our size in trailing four-quarter revenues, and latest year total assets less than $500 billion.

Our 2022 peer group members are listed below and are unchanged from 2021. Our peer group members are reviewed on an annual basis with Meridian.

2022 Peer Group

Accenture plc	Fidelity National Information Services	Northern Trust Corporation

A.J. Gallagher & Co.	Fiserv, Inc.	S&P Global

Automatic Data Processing	IHS Markit	State Street

Bank of New York Mellon	Marsh & McLennan Companies, Inc.	Willis Towers Watson plc

BlackRock	Moody’s Corporation

Cognizant Technology Solutions Corp.	Morgan Stanley

32        2023 Aon Proxy Statement

In late 2022, we reviewed our peer group with Meridian and removed IHS Markit due to its merger with S&P Global, and added Equifax. The Compensation Committee referred to the 2023 peer group when making year-end compensation decisions.

Base Salary

Using the peer group and executive compensation review processes outlined above, the Compensation Committee annually considers and reviews base salaries for our executive officers. Base salaries are adjusted periodically to, among other things, recognize changes in job responsibilities or bring the fixed component of an executive’s total compensation in line with his or her peers at the Company or the industry generally. Base salary adjustments generally take effect on April 1.

In 2022, the Committee reviewed the performance and growth of the NEOs in both capability and scope against the competitive market for top talent and adjusted the base salaries for four of our NEOs, each effective as of April 1, 2022: Ms. Davies and Mr. Andersen were adjusted from $1,000,000 to $1,250,000 (25% increase); Ms. Stevens, from $900,000 to $1,000,000 (11% increase); and Mr. Zeidel, from $750,000 to $900,000 (20% increase). These adjustments took into account market positioning in an intensely competitive environment, business and financial results, individual delivery of key strategic initiatives, leadership capabilities, advancement potential, and internal pay relationship.

Long-Term Leadership Performance Program under Our Shareholder-Approved Plan

The LPP is a sub-plan of our Shareholder-Approved Plan, which means that LPP awards are subject to plan terms approved by our shareholders. Each award granted under the LPP consists of performance share units that are eligible to vest over a three-year period based on achievement of cumulative adjusted diluted earnings per share targets over that period. The Compensation Committee historically has approved LPP awards for our NEOs each year. The three-year LPP performance cycles run concurrently, so we may have up to three active cycles during a given year. For example, during 2022, our NEOs held LPP 15, LPP 16, and LPP 17 awards (for the 2020-2022, 2021-2023, and 2022-2024 performance periods, respectively). This design is intended to ensure that our NEOs remain focused on long-term sustainable performance while providing the Compensation Committee with the ability to evaluate performance metrics on a regular basis. We do not pay dividends or dividend equivalents on performance share units.

During the first quarter of 2022, we granted performance share units to our executive officers, including each NEO, pursuant to LPP 17 (2022-2024 performance period). During the first quarter of 2023, we determined our actual levels of achievement under LPP 15 (2020-2022 performance period).

LPP 17 (2022 Grant for 2022-2024 Performance Period). This is our seventeenth annual three-year performance cycle for long-term incentive awards granted to our most senior leaders. The LPP is intended to further strengthen the relationship between wealth accumulation for our executives and long-term financial performance of the Company and increase in shareholder value. The performance share units awarded under LPP 17 are payable (to the extent earned) in the form of Class A Ordinary Shares. The grant date value of the awards (at target) was determined and approved by the Compensation Committee. From that value, the number of target performance share units was calculated on the date of grant based on that day’s closing price for Class A Ordinary Shares on the NYSE. The performance share units under LPP 17 will be earned and settled in a range of 0% (if the threshold level of performance is not achieved) to 200% of the target number of shares (if the maximum level of performance is achieved) based on the Company’s cumulative adjusted diluted earnings per share over the three-year performance period.

The performance results for LPP 17 will be measured against the three-year publicly reported cumulative adjusted diluted earnings per share target rate, subject to limited adjustments set forth in the program documentation at the beginning of the three-year period. The adjustments are intended to exclude the impact of unusual or infrequently occurring items, to provide a target that, while challenging, eliminates the impact of certain events and circumstances outside of the control of the relevant executive officers. The Compensation Committee’s selection under LPP 17 of the three-year performance period and cumulative adjusted diluted earnings per share financial performance metric is intended to provide the award recipients a reasonable period within which to achieve and sustain what are intended to be challenging long-term growth objectives. The Compensation Committee believes adjusted diluted earnings per share is a more effective measure of Company performance for purposes of motivating executive performance than diluted earnings per share calculated in accordance with U.S. GAAP, as the adjusted measure provides a target that is more within the executives’ control and area of accountability. Further, the

2023 Aon Proxy Statement        33

Company believes that adjusted diluted earnings per share provides a perspective on the Company’s ongoing core operating performance that is consistent with how shareholders measure our success and that creates transparency and clarity for participants.

In determining the individual awards under LPP 17 granted in the first quarter of 2022, the Compensation Committee considered internal pay relationships, the award recipient’s compensation mix, and total direct compensation, including the recipient’s total direct compensation for 2021 relative to similarly-situated executives at our 2022 peer group members. For further information regarding individual awards under LPP 17, see footnote (1) in the Summary Compensation Table below, and also the Grants of Plan-Based Awards in Fiscal Year 2022 below.

LPP 15 (2020 Grant for 2020-2022 Performance Period). In early 2023, we determined the actual achievement under LPP 15. The performance period for LPP 15 ended on December 31, 2022.

LPP 15—Performance Share Units (Performance Period 1/1/2020—12/31/2022)

Metric	Threshold (50% Payout)	Target (100% Payout)	Maximum (200% Payout)

Cumulative Adjusted EPS	$28.34	$28.91	$30.35

		Actual	$35.20

For LPP 15, the cumulative adjusted diluted earnings per share goals from continuing operations ranged from a threshold level of $28.34, below which no payout would occur, to $30.35 or higher, which would yield shares equal to 200% of the target number. A result of $28.91 in cumulative adjusted diluted earnings per share from continuing operations would have yielded shares equal to 100% of the target number. This target performance represented a 7.03% increase over the EPS target for the fourteenth cycle of our LPP established for the performance period from 2019 through 2021 (“LPP 14”). Our actual cumulative adjusted diluted earnings per share from continuing operations for the three-year period of 2020-2022 was $35.20, resulting in a payout at 200% of the target number of shares awarded.

Annual Incentive Awards under Our Shareholder-Approved Plan

Annual Incentives. Under our Shareholder-Approved Plan, the Compensation Committee annually approves the framework for our annual incentive compensation plan, including the applicable Aon-wide performance metric and minimum achievement threshold against that performance metric. If the threshold level performance metric is not met, no annual bonuses are payable under our Shareholder-Approved Plan. If the minimum achievement threshold is achieved, our Shareholder-Approved Plan allows for the payment of current-year annual incentives to our executive officers up to a cap of the lesser of $10 million or the maximum annual incentive otherwise established by the Compensation Committee for each executive officer. Our Chief Executive Officer retains the discretion to approve increases (up to 10%, subject to Compensation Committee consent) and decreases (up to 20%) in the size of the incentive pool. However, no individual may receive an award in excess of the maximum amount established by the Compensation Committee (two times his or her target annual incentive).

In the first quarter of 2022, the Compensation Committee set 2022 annual incentive eligibility for our NEOs in the context of their total compensation opportunity considering the performance and growth of the NEOs in both capability and scope against the competitive market for top talent. For each NEO, annual incentive eligibility was set as a target percentage of the executive’s base salary at year end (and, for Ms. Davies, including her annual foreign service allowance received in connection with her relocation to London). The target annual incentives for each of our NEOs for 2022 are shown in the table below:

NEO	2021 Target as % of Base Salary	2022 Target as % of Base Salary	2022 Target Annual Incentive

Gregory C. Case	200%	250%	$3,750,000

Christa Davies	150%	200%	$2,740,000

Eric Andersen	150%	200%	$2,500,000

Lisa Stevens	100%	150%	$1,500,000

Darren Zeidel	100%	100%	$900,000

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As explained below, for 2022, the Compensation Committee used a framework (the “Senior Executive Incentive Compensation Plan”) for determining actual annual incentives to be paid if the metric under our Shareholder-Approved Plan was achieved.

2022 Performance Metrics. In the first quarter of 2022, the Compensation Committee determined that 2022 Aon-wide performance would be measured by two components. First, 80% of the performance would be measured by the growth in adjusted operating income (“OI”) for 2022 (as adjusted for unusual or infrequently occurring items) as compared to a 2021 baseline adjusted OI number of $3,673 million. The Compensation Committee retained the discretion to further adjust OI under the plan for extraordinary, unusual, or infrequently occurring items. The Compensation Committee selected OI as the primary measure to emphasize performance of Aon as a whole and link executives’ awards to Aon’s key business initiatives.

Second, 20% of the performance would be measured by the Compensation Committee’s assessment of the Company’s progress against quantitative goals within its I&D initiatives in the recruitment, promotion, education, and representation strategy pillars on a firm-wide basis, as determined by the Inclusion & Diversity Sub-Committee and the Compensation Committee (the “People & Culture” component). This component is intended to be leveraged (0% to 200%), and success is measured by examining the number of pre-established goals met and the degree of over or underperformance across the goals established by the Compensation Committee. This assessment is made in consultation with the Inclusion & Diversity Sub-Committee.

In addition, the Compensation Committee set a minimum achievement threshold at 70% of the 2021 adjusted OI, or $2,571 million. The Compensation Committee set the minimum threshold at 70% because it believed performance below that level would not create enough value for the Company’s shareholders and, therefore, should not result in annual incentive payments. If the minimum achievement threshold is satisfied, an annual incentive pool may be funded as described below under “Determining 2022 Annual Incentives.”

2022 Actual Performance. The Company’s adjusted OI for 2022 was $3,840 million for purposes of determining 2022 annual incentives, which exceeded the minimum threshold of 70% established under our Shareholder-Approved Plan. The $3,840 million of adjusted OI was 4.5% greater than 2021 adjusted OI of $3,673 million, or 2.5% greater than our 200 bps hurdle, resulting in a performance factor of 102.5% for the financial component. The Compensation Committee reviewed the firm’s progress against a robust set of quantitative goals demonstrating progress in the firm’s inclusion and diversity strategy. Strong progress was made in representation of women and diverse colleagues at the firm. We believe representation is the ultimate measure of our progress on diversity initiatives, and we surpassed our pre-established goal on increasing gender representation globally in senior leadership roles and showed progress with racially and ethnically diverse colleagues in the U.S. Progress was achieved in our recruitment goals, and high scores were maintained and improved upon in colleagues’ views of the firm’s advocacy for diversity, equity, and inclusion. Finally, the Company did not meet the prior year’s record performance in promotion rates. Based on its assessment of progress around these goals, the Compensation Committee determined that the performance factor was 75% for the People & Culture component, and that the formulaic weighted performance factor was 97%. The CEO exercised discretion to lower the final weighted performance factor to 90% as a better reflection of overall performance during 2022.

Determining 2022 Annual Incentives. In accordance with our Shareholder-Approved Plan, the Senior Executive Incentive Compensation Plan would not be funded for 2022 unless Aon achieved the minimum threshold of 70% of the 2021 baseline OI. After determining that this minimum threshold had been achieved, the Compensation Committee met in February 2023 to determine the funding status of the incentive pool for 2022. After application of the formula guidelines described above, the total incentive pool reserved for participating members of the Company’s senior management team (including our NEOs) was determined to be approximately $11.8 million. None of the NEOs received their maximum annual incentive of two times their target annual incentive. Following year-end review, it was determined that each NEO receive 90% of their target annual incentive, including Mr. Case, who received an annual incentive of $3.375 million. For 2022, annual incentive awards to our NEOs were paid out entirely in RSUs with the exception of Mr. Case, who received his awards in a combination of RSUs and PSUs, vesting on the same terms as LPP 17 awards. The RSUs and PSUs had a grant date value, assuming target performance, equal to the actual annual incentive award earned by the applicable NEO.

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The following table sets forth the actual annual incentive paid to each of our NEOs under the Senior Executive Incentive Compensation Plan for the year:

NEO	2022 Actual Annual Incentive	2022 Actual Annual Incentive as % of Target

Gregory C. Case	$3,375,000	90%

Christa Davies	$2,466,000	90%

Eric Andersen	$2,250,000	90%

Lisa Stevens	$1,350,000	90%

Darren Zeidel	$810,000	90%

In determining annual incentives for our NEOs, the Compensation Committee (or, with respect to Mr. Case, the independent members of the Board) considered Mr. Case’s compensation recommendations for the NEOs (other than himself), business and financial results, individual delivery of key strategic initiatives and personal leadership qualities.

Regarding Mr. Case, the independent directors of the Board determined that, under his leadership, the Company delivered impressive progress across the four key financial metrics that we report to shareholders: organic revenue growth, adjusted operating margin, adjusted diluted earnings per share, and free cash flow. Organic revenue growth was 6%, operating margin on an adjusted basis increased 70 basis points to 30.8%, adjusted diluted earnings per share increased 12% to $13.39, and free cash flow was $3.0 billion, a record high for the firm. During 2022, the firm deployed over $3.6 billion of capital through share repurchases and dividends. Under Mr. Case’s leadership, Aon continued to make progress on strategic initiatives to drive our Aon United strategy, including refinement of our new operating model and support of our senior leadership team, advancing its ongoing strategy to improve inclusion and diversity, increasing leverage of the Aon Business Services platform, and delivering ongoing innovation at scale. Mr. Case led execution of these initiatives while continuing to navigate a challenging external economic environment, the ongoing talent market, and other challenges to achieve continued record-high colleague engagement, retention rates in line with pre-pandemic levels, and meaningful progress on inclusion and diversity initiatives, including increasing female representation levels at the Company’s senior-most management level (Aon Executive Committee) to 48%.

Regarding Ms. Davies, the Compensation Committee determined that her individual efforts contributed substantially to the Company’s impressive business and financial results in 2022, including the four key financial metrics that we report to shareholders: organic revenue growth, adjusted operating margins, adjusted diluted earnings per share, and free cash flow. Her leadership around operating income growth and working capital improvement meaningfully contributed to the firm’s $3.0 billion free cash flow and 24.2% free cash flow margin, both record highs. Further, she led our disciplined approach to capital and balance sheet management, realizing the completion of $3.2 billion in share repurchase, a record high 30.6% return on invested capital, and the issuance of $1.5 billion in incremental debt while maintaining our investment grade credit rating. Ms. Davies was heavily engaged in developing the future Aon United strategy and led ongoing outreach to shareholders to effectively communicate strategy and financial results. In the second half of the year, Ms. Davies assumed responsibility for the firm’s operations, in support of the firm’s Aon Business Services strategy, and delivered enhanced capabilities around service delivery excellence and innovation, in addition to ongoing efficiency improvements which contributed to adjusted operating margin improvement.

Regarding Mr. Andersen, the Compensation Committee determined that his individual efforts contributed substantially to the Company’s impressive business and financial results in 2022, including the four key financial metrics that we report to shareholders: organic revenue growth, adjusted operating margins, adjusted diluted earnings per share, and free cash flow. Mr. Andersen was essential in helping deliver strong organic growth of 6% in Commercial Risk Solutions, 8% in Health Solutions, 8% in Reinsurance Solutions, and 3% in Wealth Solutions. Mr. Andersen led ongoing development of the future Aon United strategy and drove ongoing progress on the firm’s updated Aon United Blueprint, client value creation model, and go-to-market strategy recognizing the differentiated needs of both our existing client base and the expanded addressable market. Mr. Andersen’s leadership was instrumental in supporting colleague engagement and retention in a competitive talent marketplace, and in setting a standard for inclusive leadership with business leaders.

Regarding Ms. Stevens, the Compensation Committee determined that her individual efforts contributed substantially to the attraction, retention, and motivation of industry-leading talent and enabled the Company’s impressive business and financial

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results in 2022. Ms. Stevens’s leadership through the continued pandemic has resulted in expanded resources to prioritize colleague wellbeing, continued development of our Smart Working strategy and return to the office approach, and in the significant expansion of the reach and impact of our learning programs to support leadership, inclusion, and the Aon United culture. These and other actions have allowed us to maintain record-high colleague engagement and retention in a competitive talent market. In her role as CEO of the Human Capital Solutions business, her efforts contributed to the Company’s revenue growth and margin expansion, and deepened our service offerings and client base.

Regarding Mr. Zeidel, the Compensation Committee determined that his individual efforts in advancing the firm’s commercial initiatives and protecting the firm from risks enabled the Company’s impressive business and financial results in 2022. Mr. Zeidel enhanced the firm’s global approach to enterprise risk management, made significant progress in management of the firm’s litigation matters, and implemented improvements to the management of privacy risk globally, including compliance with complex regulatory regimes and oversight of environmental, governance, and social risk. He has provided ongoing counsel and leadership with respect to our Smart Working strategy and return to office approach. Mr. Zeidel has been a passionate advocate for underserved communities and under his leadership, the firm’s law and compliance department has led community service and pro bono initiatives, including in the areas of criminal justice, disability law, and asylum.

Executive and Relocation Benefits

Executive Benefits. In addition to our broad-based employee benefit programs that are available to our employees generally (such as health coverage, 401(k) plan, etc.), each of our NEOs is eligible to participate in a deferred compensation program and a supplemental savings plan. Only Mr. Andersen participates in our defined benefit pension plan and the supplemental pension program (each of which are frozen to new participation) because each other NEO was hired after the Aon pension plan was closed to new hires in 2004. Additional information regarding these qualified and nonqualified plan benefits is set forth under the headings “Pension Benefits in Fiscal Year 2022” and “Nonqualified Deferred Compensation in Fiscal Year 2022” contained in this proxy statement. We also provide an executive health screening program available to all of our NEOs and the other members of our senior management team.

Relocation Benefits. In 2022, we continued to provide relocation benefits resulting from the relocation of our headquarters to London, United Kingdom in 2012 (the “2012 Redomestication”) to certain of our NEOs. The Aon group global operational headquarters remained in London following the Company’s reorganization as a public company organized under the laws of Ireland in April 2020 (the “Reorganization”). The parent company Aon plc is resident in Dublin. Relocation benefits are customary for expatriate assignments for us and other employers in our industry. The Compensation Committee approved certain benefits for the relocated executives after consulting with its independent compensation consultant, and each relocated executive has signed an international assignment letter with Aon that sets forth the relocation benefits available to him or her. The relocation packages for our NEOs are intended to keep them “whole” on a total rewards basis, including with respect to any additional taxes incurred as a result of the relocation, be transparent and equitable, and reflect competitive practices and benchmarks of industry peers. The Compensation Committee periodically reviews the relocation packages of our executives. These benefits are provided pursuant to international assignment letters with our NEOs on assignment, which are described in more detail under the heading “International Assignment Letters.”

The compensation received in the form of such benefits is reflected in the Summary Compensation Table for Fiscal Years 2022, 2021, and 2020.

Post-Termination Compensation

We believe that providing severance and change in control severance benefits is important to recruit talented employees and secure the continued employment and dedication of our existing employees. A significant number of the companies with which we compete for talent have similar arrangements in place for their senior executives. While we consider these benefits to be important, the terms of these benefits are not considered as part of the compensation strategy when the Compensation Committee annually determines the compensation for the NEOs. Additional information about post-termination compensation is set forth in the section captioned “Potential Payments on Termination or Change in Control” contained in this proxy statement.

Severance Benefits Upon Change in Control. Our NEOs, other than Mr. Case, are eligible for change in control severance benefits under our Senior Executive Combined Severance and Change in Control Plan (referred to throughout this CD&A and

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the accompanying compensation tables as the “Combined Severance Plan”). The Combined Severance Plan provides that covered executives would receive certain severance benefits upon qualifying terminations of employment in connection with or within two years following a change in control of Aon. Thus, the Combined Severance Plan requires a “double trigger”—a qualifying change in control of Aon and a qualifying termination of the executive’s employment—for severance benefits to become payable. Mr. Case, who is not covered under the Combined Severance Plan, is party to an individual change in control severance agreement with the Company that also provides certain severance benefits upon a qualifying termination in connection with or within two years following a change in control of Aon. Neither the Combined Severance Plan nor Mr. Case’s individual agreement provides for excise tax gross-up protection in the event the executive becomes subject to tax under Section 280G of the Code in connection with such double trigger.

Additional information regarding the change in control arrangements for our NEOs is set forth in the section captioned “Potential Payments on Termination or Change in Control” contained in this proxy statement.

Severance Benefits Pursuant to Employment Agreements and Combined Severance Plan. We have entered into agreements with certain executive officers that provide for post-employment severance benefits and transitional compensation if the officer’s employment terminates for a qualifying event or circumstance unrelated to a change in control of Aon, such as being terminated without “cause,” as such term is defined in the operative agreement. To the extent that our NEOs are not party to an individual employment agreement providing for severance benefits, those individuals are eligible to receive severance benefits under the Combined Severance Plan. During 2022, each of our NEOs had an employment agreement providing for severance benefits or was eligible to receive severance benefits under the Combined Severance Plan. Additional information regarding such post-employment severance or transitional compensation for Mr. Case and the other NEOs is set forth in the section captioned “Potential Payments on Termination or Change in Control” contained in this proxy statement.

Risk Assessment of Compensation Policies and Practices

We believe that we maintain an appropriate level of prudence associated with our compensation practices and will continue to do so. We engage in a process to evaluate whether our executive and broad-based compensation programs contribute to unnecessary risk-taking. This includes a detailed annual assessment by the Compensation Committee’s independent consultant. We concluded that the risks arising from these programs are not reasonably likely to have a material adverse effect on the Company. In the first quarter of 2023, Meridian independently assessed our compensation practices for 2022 and concluded that they reflect appropriate balance and incorporate appropriate policies and oversight to mitigate imprudent risk-taking.

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Compensation Committee Report

The Organization and Compensation Committee of the Board has reviewed and discussed with management the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K and set forth in this proxy statement.

Based on its review and discussions with management, the Organization and Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement and incorporated into Aon’s Annual Report on Form 10-K.

This Report is provided by the Organization and Compensation Committee, which is composed entirely of the following independent directors:

Richard C. Notebaert, Chair	Cheryl A. Francis
Jin-Yong Cai	Byron O. Spruell
Jeffrey C. Campbell	Carolyn Y. Woo

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Executive Compensation

The executive compensation disclosure contained in this section reflects compensation information for the years ended December 31, 2022, December 31, 2021, and December 31, 2020 with respect to our NEOs for all years in which each NEO served in that capacity. The following Summary Compensation Table contains compensation information for the following NEOs: (1) Mr. Case, who served as our Chief Executive Officer during 2022, (2) Ms. Davies, who served as our Chief Financial Officer during 2022, and (3) Mr. Andersen, Ms. Stevens, and Mr. Zeidel, who were our three other most highly compensated executive officers serving as of December 31, 2022. No compensation prior to 2021 is included for Ms. Stevens or Mr. Zeidel because they were not NEOs for those years.

Summary Compensation Table for Fiscal Years 2022, 2021 and 2020

Name and Principal Position	Year	Salary (S)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)	Non-Equity Incentive Plan Awards ($)(2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(3)	Total ($)
Gregory C. Case	2022	1,500,000	—	17,497,455	—	—	—	671,530	19,668,985
Chief Executive	2021	1,500,000	—	15,262,436	—	2,437,500	—	668,448	19,868,384

Officer	2020	1,500,000	—	15,880,566	—	2,242,500	—	671,430	20,294,496
Christa Davies	2022	1,250,000	—	7,608,231	—	—	—	3,130,577	11,988,808
Executive Vice President	2021	1,000,000	—	8,313,103	—	1,365,000	—	4,536,093	15,214,195

and Chief Financial Officer	2020	1,000,000	—	6,779,055	—	1,300,000	—	3,164,888	12,243,943
Eric Andersen	2022	1,250,000	—	6,056,776	—	—	—	56,912	7,363,688
President	2021	1,000,000	—	6,381,328	—	1,218,750	—	43,450	8,643,528

	2020	1,000,000	—	4,358,044	—	975,000	307,284	33,975	6,674,303
Lisa Stevens	2022	1,000,000	—	3,365,712	—	—	—	33,147	4,398,859
Chief People Officer and	2021	900,000	—	2,106,188	—	780,000	—	34,960	3,821,148

Head of Human Capital Solutions
Darren Zeidel	2022	900,000	—	1,885,973	—	—	—	37,140	2,823,113
EVP, General Counsel and Company Secretary	2021	750,000	—	1,534,728	—	585,000	—	29,100	2,898,828

(1)

The amounts shown reflect the aggregate grant date fair value (determined in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation—Stock Compensation (“ASC Topic 718”)) of restricted share unit awards (paid in satisfaction of all or part of each NEO’s annual incentive award for the previous performance year) and performance share unit awards granted to our NEOs pursuant to our Shareholder-Approved Plan in 2022 and, where applicable, 2021, and 2020. These amounts disregard adjustments for forfeiture assumptions and do not reflect amounts actually paid to, or realized by, the NEOs in the years shown, or any prior years.

In 2020-2022, each of our NEOs received awards of performance share units under the LPP (and, in the case of Mr. Case, also in satisfaction of a portion of his annual incentive from the previous year) with a grant date fair value as set forth in the table below.

Name	Year	Grant Date Fair Value of Performance Share Unit Awards Assuming Probable Outcomes Under LPP ($)	Grant Date Fair Value of Performance Share Unit Awards Assuming Achievement of Maximum Performance Levels Under LPP ($)
Gregory C. Case	2022	17,497,455	34,994,910
	2021	14,054,964	28,109,929
	2020	15,880,566	31,761,131
Christa Davies	2022	6,873,311	13,746,622
	2021	7,613,019	15,226,039
	2020	6,779,055	13,558,110
Eric Andersen	2022	5,400,548	10,801,096
	2021	5,856,437	11,712,874
	2020	4,358,044	8,716,089
Lisa Stevens	2022	2,945,838	5,891,676
	2021	1,756,260	3,512,521
Darren Zeidel	2022	1,570,927	3,141,854
	2021	1,219,656	2,439,312

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For awards granted under the LPP, the grant date fair value of performance share units is calculated in accordance with ASC Topic 718 based on the probable outcome of the performance conditions at the time of grant. See Note 12 “Share-Based Compensation Plans” of the Notes to Consolidated Financial Statements in Part II, Item 8 of our 2022 Annual Report on Form 10-K for information regarding assumptions underlying the valuation of equity awards. Set forth above are the grant date fair values of the performance share unit awards granted under the LPP, calculated assuming (i) the probable outcome of the performance conditions for each program, which amount is included in the “Stock Awards” column of this Summary Compensation Table and (ii) achievement of the maximum levels of performance (which is the dollar value attributed to the original award multiplied by 200% for each year shown for the LPP). The amounts shown in the table above reflect the aggregate grant date fair value for these awards computed in accordance with ASC Topic 718, and do not correspond to the actual value that will be recognized by our NEOs.

(2)

The amounts shown in the “Non-Equity Incentive Plan Compensation” column for each of 2022, 2021, and 2020 reflect the cash portion of the annual incentive awards earned by the NEOs for performance in those years (generally, under the terms of those awards, 35% has been paid in the form of restricted share units (reported in the “Stock Awards Column”), and 65% in the form of cash; provided, however, that (a) NEOs other than Mr. Case received 100% of their 2022 annual incentive awards in the form of restricted share units and (b) Mr. Case received 35% of his 2021 and 2022 annual incentive awards in the form of performance share units and the remaining 65% of his 2022 annual incentive award in the form of restricted share units, which will be reflected as stock awards in next year’s Summary Compensation Table). These amounts were actually paid or granted to the NEOs in the first quarter of the year following the relevant performance year.

(3)	For 2022, the amounts reported as “All Other Compensation” consist of the following components:

Name	Company Contributions ($)(a)	Perquisites ($)(b)	Other ($)(c)	Tax Reimbursements ($)(d)	Total ($)

Gregory C. Case	31,525	25,492	614,513	—	671,530

Christa Davies	31,525	76,577	527,510	2,494,964	3,130,577

Eric Andersen	31,525	25,387	—	—	56,912

Lisa Stevens	25,675	7,472	—	—	33,147

Darren Zeidel	29,575	7,565	—	—	37,140

(a)

The amounts shown in the “Company Contributions” column represent, for each of our NEOs, (i) a contribution by Aon of $19,825 for each of Mr. Case, Ms. Stevens, and Mr. Zeidel, and $19,400 for each of Ms. Davies, and Mr. Andersen to the Aon Savings Plan, our qualified defined contribution plan; and (ii) a contribution by Aon of $11,700 to Mr. Case, $12,125 for each of Ms. Davies and Mr. Andersen, $5,850 for Ms. Stevens, and $9,750 for Mr. Zeidel to the Aon Supplemental Savings Plan, a nonqualified defined contribution plan.

(b)

In connection with the 2012 Redomestication, certain of our NEOs agreed to relocate to London, U.K. The relocation packages are intended to keep the transferred executives “whole” on a total rewards basis, be transparent and equitable, and reflect competitive practices and benchmarks of industry counterparts. This column also includes amounts Aon paid to third parties for Ms. Davies’ eligible dependents’ schooling or assistance in preparing her tax returns in connection with the 2012 Redomestication.

In 2022, the Company provided perquisites to Ms. Davies related to the relocation of $49,610 for schooling assistance and $25,117 for tax preparation services.

For a description of cash allowances and cash bonuses paid to our NEOs in connection with the relocation, see footnote (c) below.

All NEOs participated in Aon’s executive health screening program in 2022. The actual cost to Aon of the NEO’s use of this program was $4,857 for Mr. Case, $1,850 for Ms. Davies, $5,000 for Mr. Andersen, $3,992 for Ms. Stevens, and $7,565 for Mr. Zeidel.

As part of Mr. Case’s employment agreement, Aon provides him with life insurance coverage in the amount no less than $5,000,000 during the term of his agreement. This amount reflects the cost above and beyond the cost of life insurance that is provided to a typical Aon employee. For 2022, the cost was $20,635.

Mr. Andersen and Ms. Stevens received reimbursement for club dues of $8,387 and $3,480 respectively. Mr. Andersen also received an annual car allowance of $12,000.

We maintain an arrangement with NetJets for use of chartered aircraft and associated ground travel as necessary. Infrequently, a NEO will use a NetJets flight for personal purposes, or the spouse or guests of a NEO may accompany the executive when a NetJets flight is already going to a specific destination for a business purpose. In the case of a personal flight, the cost to the Company of such flight is reimbursed to the Company by the NEO. In the case of a spouse or other guest on a business flight, this has a minimal cost to the Company and, where applicable, the variable costs associated with the additional passenger are included in determining the aggregate incremental cost to the Company. No amounts were included in the Summary Compensation Table this year with respect to such aircraft.

(c)

In connection with their relocation to London, U.K., certain NEOs are entitled to additional cash compensation in accordance with the terms of their international assignment letters and our relocation programs. Allowances became payable to the NEOs beginning on the date the NEO’s foreign assignment began and will terminate at the end of the foreign assignment. The following table sets forth the additional compensation received by the NEOs with respect to 2022 service:

Name	Housing Allowance ($)	Cost of Living Allowance ($)	Foreign Service Allowance ($)	Transportation Allowance ($)	Total ($)

Gregory C. Case	382,013	97,500	135,000	—	614,513

Christa Davies	286,510	97,500	120,000	23,500	527,510

2023 Aon Proxy Statement        41

(d)

In connection with her relocation to London, U.K., Ms. Davies is entitled to receive a tax equalization benefit designed to equalize the income tax paid by her so that her total income and social tax costs related to any earnings from the Company while on the international assignment (including earnings related to granting or vesting of equity-based awards) will be no more than an amount she would have paid had all of the earnings been taxable solely pursuant to U.S. income and social tax laws.

The tax equalization benefit caps the executive’s total income and social tax exposure to what she would be taxed on earnings from the Company under the U.S. tax laws (as compared to the U.K. tax laws as in existence from time to time). This policy is designed and intended to yield neither an economic benefit nor detriment to Ms. Davies as a result of her international assignment.

For Ms. Davies, any applicable schooling assistance and allowances for foreign service, housing, cost of living, home leave, and transportation are grossed up for applicable U.S. taxes.

The amounts shown in the “All Other Compensation” table represent Aon’s calculation of the excess U.K. taxes paid above the hypothetical tax that Ms. Davies would have paid had she not been relocated to London, U.K. and the amount paid by Aon to neutralize the tax impact on Ms. Davies with respect to eligible relocation compensation.

Employment Agreements and Other Compensation Agreements

Mr. Case’s Employment Agreement

We are party to an Amended and Restated Employment Agreement with Gregory C. Case pursuant to which he serves as our Chief Executive Officer. The current term of Mr. Case’s agreement continues through April 1, 2026, unless terminated earlier or extended. The agreement also provides that Mr. Case will be nominated for re-election as a member of the Board at each annual general meeting of shareholders during the period of his employment.

Mr. Case’s agreement provides for an initial base salary of $1,500,000, subject to adjustment at the discretion of the Board, and a target annual incentive bonus of not less than 200% of base salary, subject to the provisions of our Shareholder-Approved Plan. The Board retains the discretion to determine Mr. Case’s actual bonus payment. In the first quarter of 2022, the Compensation Committee performed its annual compensation review (as described above under “The Executive Compensation Process”) and adjusted Mr. Case’s target annual incentive to 250% of base salary.

In addition, Mr. Case’s agreement provides that he will be provided with life insurance coverage in an amount equal to no less than $5,000,000 during the term of the agreement. Under the agreement, Mr. Case has also agreed to maintain an investment position in Aon Class A Ordinary Shares equal to no less than 20 times his annual base salary.

Ms. Davies’s Employment Agreement

We are party to an Employment Agreement with Christa Davies pursuant to which she serves as our Executive Vice President and Chief Financial Officer. The current term of Ms. Davies’s agreement continues through April 1, 2026, unless terminated earlier or extended. The agreement provides for an initial base salary, which has subsequently been adjusted by our Compensation Committee as permitted under the agreement, and a target annual incentive bonus of 150% of her base salary and foreign service allowance. In the first quarter of 2022, the Compensation Committee performed its annual compensation review (as described above under “The Executive Compensation Process”) and adjusted Ms. Davies’s target annual incentive to 200% of base salary.

Mr. Andersen’s Employment Letter

We have provided Eric Andersen an employment letter pursuant to which he serves as our President. The letter provides that Mr. Andersen’s continued employment with us is on an at-will basis, and that he is eligible to participate in our Combined Severance Plan. Mr. Andersen’s letter also provides for an initial base salary and an initial target annual bonus, both of which have been adjusted by the Compensation Committee as permitted under the letter. In early 2021, the Compensation Committee approved an increase to Mr. Andersen’s target annual incentive from 100% to 150%. In the first quarter of 2022, the Compensation Committee performed its annual compensation review (as described above under “The Executive Compensation Process”) and adjusted Mr. Andersen’s target annual incentive to 200% of base salary.

Ms. Stevens’s Employment Letter

We have provided Lisa Stevens an employment letter pursuant to which she serves as our Chief People Officer and Head of Human Capital Solutions. The letter provides that Ms. Stevens’s continued employment with us is on an at-will basis, and that she is eligible to participate in our Combined Severance Plan. Ms. Stevens’s letter also provides for an initial base salary, which has subsequently been adjusted by our Compensation Committee as permitted under the letter, a target annual bonus

42        2023 Aon Proxy Statement

of 100% of her base salary, and an initial target long-term incentive award of 150% of her base salary. In the first quarter of 2022, the Compensation Committee performed its annual compensation review (as described above under “The Executive Compensation Process”) and adjusted Ms. Stevens’s target annual incentive to 150% of her base salary.

Mr. Zeidel’s Employment Letter

We have provided Darren Zeidel an employment letter pursuant to which he serves as our Executive Vice President, General Counsel, and Company Secretary. The letter provides that Mr. Zeidel’s continued employment with us is on an at-will basis, and that he is eligible to participate in our Combined Severance Plan. Mr. Zeidel’s letter also provides for an initial base salary, which has subsequently been adjusted by our Compensation Committee as permitted under the letter, a target annual bonus of 100% of his base salary, and an initial target long-term incentive award of 150% of his base salary.

International Assignment Letters

In connection with the Company’s 2012 Redomestication, we entered into international assignment letters with each of Mr. Case and Ms. Davies. These letters describe the international assignments and set forth the relocation benefits to the executives, which are described below. The letters are not intended to diminish the rights of the executives under their current employment arrangements; however, the letters provide by their terms that the executives’ acceptance of their international assignments, and repatriation thereafter, will not give rise to any right to terminate for good reason (as such term is defined in the applicable executive’s employment agreement, if applicable).

The letters for Mr. Case and Ms. Davies were amended and extended in July 2014 for an additional two years, on July 1, 2016 for an additional two years, and on each July 1 of 2018 through 2022 for an additional year.

Depending on each executive’s personal circumstances, and as disclosed in the tables above, the relocation packages, as amended, generally provide some or all of the following benefits:

•	a monthly housing allowance of approximately $31,834 for Mr. Case and $23,876 for Ms. Davies;

•	a monthly cost of living differential of $8,125;

•	a monthly foreign service allowance of $11,250 for Mr. Case, and $10,000 for Ms. Davies;

•	a monthly car allowance of approximately $1,958 for Ms. Davies;

•	eligible dependents’ schooling assistance, including tuition and application fees, for Ms. Davies;

•

a tax equalization benefit for Ms. Davies, designed to equalize the income tax paid by her so that her total income and social tax costs related to any earnings from the Company while on the international assignment (including earnings related to granting or vesting of equity-based awards) will be no more than an amount she would have paid had all of the earnings been taxable solely pursuant to the U.S. income and social tax laws;

•	a tax gross-up for Ms. Davies on schooling assistance and on allowances related to housing, cost of living, home leave, and transportation; and

•	enhanced tax preparation and planning and expatriate services for the tax years covered by the international assignment or for which international earnings are taxed by the U.K. or Ireland.

All of the relocation benefits are subject to recoupment if the executive officer resigns employment with the Company within two years of commencing the international assignment, or 12 months after the end of the assignment, and becomes employed by a direct competitor of the Company.

2023 Aon Proxy Statement        43

Grants of Plan-Based Awards in Fiscal Year 2022

The following table provides information on non-equity incentive plan compensation, restricted share unit awards, and performance share unit awards granted in 2022 to each of the NEOs.

Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)		Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(4)
		Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)

Gregory C. Case	3/25/2022	3,750,000	7,500,000	2,032	4,064	8,128	—	—	—	1,289,223
	3/25/2022	—	—	25,547	51,093	102,186	—	—	—	16,208,232

Christa Davies	2/17/2022	2,740,000	5,480,000	—	—	—	2,615	—	—	734,920
	3/24/2022	—	—	11,028	22,056	44,112	—	—	—	6,873,311

Eric Andersen	2/17/2022	2,500,000	5,000,000	—	—	—	2,335	—	—	656,228
	3/24/2022	—	—	8,665	17,330	34,660	—	—	—	5,400,548

Lisa Stevens	2/17/2022	1,500,000	3,000,000	—	—	—	1,494	—	—	419,874
	3/24/2022	—	—	4,727	9,453	18,906	—	—	—	2,945,838

Darren Zeidel	2/17/2022	900,000	1,800,000	—	—	—	1,121	—	—	315,046
	3/24/2022	—	—	2,521	5,041	10,082	—	—	—	1,570,927

(1)

The amounts shown relate to potential annual incentive plan awards for 2022 service for each NEO under our Shareholder-Approved Plan. The amounts shown as “Target” represent the target payment level of 250% for Mr. Case, 200% for Ms. Davies and Mr. Andersen, 150% for Ms. Stevens, and 100% for Mr. Zeidel, of their respective base salaries (after giving effect to annual increases), and the amounts shown in “Maximum” reflect the maximum payment level of two times the target incentive amount, as provided by the terms of our Shareholder-Approved Plan. For Ms. Davies, the annual foreign service allowance is included with base salary in determining her bonus target.

Our Shareholder-Approved Plan does not contain a threshold payment level for any of the NEOs. If pre-established performance measures are not met, no payments are made.

(2)

The amounts shown in columns titled “Threshold,” “Target,” and “Maximum” represent the threshold, target, and maximum number of performance share units granted to our NEOs pursuant to Aon’s LPP 17 (and, for Mr. Case, in respect of his 2021 annual incentive award) that will be earned and settled in Class A Ordinary Shares if certain performance criteria are achieved during the 2022 to 2024 performance period. As the potential payments are dependent on achieving certain performance criteria, actual payouts could differ by a significant amount. For more information regarding the terms of these performance share units and LPP 17, see the section titled “Leadership Performance Program under Our Shareholder-Approved Plan” in the CD&A.

(3)

The amounts shown in this column represent the number of restricted share units granted to each NEO in 2022 in satisfaction of 35% of the annual incentive award earned by such NEO for 2021 performance. Within the framework of our Shareholder-Approved Plan, the target amount of each NEO’s annual incentive award for 2021 performance (calculated as a percentage of base salary and, with respect to Ms. Davies, her annual foreign service allowance) was 150% for each of Ms. Davies and Mr. Andersen, 100% for each of Ms. Stevens and Mr. Zeidel; the bonus range was capped at 300% for each of Ms. Davies and Mr. Andersen, and 200% for each of Ms. Stevens and Mr. Zeidel. The determination of the actual incentive amount payable was determined based, among other things, on Aon’s overall performance and an individual performance assessment. These restricted share units will vest in installments of 33 1/3% on the first through third anniversaries of the date of grant. For awards granted prior to 2023, dividend equivalents are paid quarterly in cash on unvested restricted share units. Effective with grants in 2023 onward, dividend equivalents will accumulate and pay when the restricted share unit vests. Voting rights do not attach to any unvested restricted share units.

(4)

The amounts shown in this column are the grant date fair values of the restricted share units and performance share units. The grant date fair value reflects the aggregate grant date fair value computed in accordance with ASC Topic 718 and, with respect to the performance share unit awards granted under the LPP, is based on the probable outcome of the performance-based conditions at the time of grant. These amounts do not correspond to the actual value (if any) that may be recognized by the NEOs. For additional information about the applicable assumptions for determining the grant date fair value of restricted share unit awards, see footnote (1) to the Summary Compensation Table.

44        2023 Aon Proxy Statement

Outstanding Equity Awards at 2022 Fiscal Year-End

The following table sets forth information regarding outstanding restricted share units and performance share units held by each of our NEOs on December 31, 2022. See “Potential Payments and Benefits on Termination or Change in Control” for information regarding the impact of certain employment termination scenarios on outstanding equity awards.

			Stock Awards
Name	Grant Date		Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(4)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(4)

Gregory C. Case	3/27/2020	(2)	198,284	59,512,960	—	—
	2/12/2021	(1)	3,530	1,059,494	—	—
	3/26/2021	(3)	—	—	126,144	37,860,860
	3/25/2022	(3)	—	—	8,128	2,439,538
	3/25/2022	(3)	—	—	102,186	30,670,106

Christa Davies	3/26/2020	(2)	84,490	25,358,829	—	—
	2/11/2021	(1)	2,036	611,085	—	—
	3/25/2021	(3)	—	—	47,104	14,137,795
	8/6/2021	(3)	—	—	19,118	5,738,077
	2/17/2022	(1)	2,615	784,866	—	—
	3/24/2022	(3)	—	—	44,112	13,239,776

Eric Andersen	3/26/2020	(2)	54,316	16,302,404	—	—
	2/11/2021	(1)	1,526	458,014	—	—
	3/25/2021	(3)	—	—	35,550	10,669,977
	8/6/2021	(3)	—	—	15,296	4,590,941
	2/17/2022	(1)	2,335	700,827	—	—
	3/24/2022	(3)	—	—	34,660	10,402,852

Lisa Stevens	2/22/2019	(1)	1,278	383,579	—	—
	2/13/2020	(1)	373	111,952	—	—
	3/26/2020	(2)	14,484	4,347,228	—	—
	2/11/2021	(1)	1,018	305,543	—	—
	3/25/2021	(3)	—	—	15,998	4,801,640
	2/17/2022	(1)	1,494	448,409	—	—
	3/24/2022	(3)	—	—	18,906	5,674,447

Darren Zeidel	5/21/2019	(1)	88	26,412	—	—
	2/13/2020	(1)	112	33,616	—	—
	3/26/2020	(2)	13,880	4,165,943	—	—
	2/11/2021	(1)	916	274,928	—	—
	3/25/2021	(3)	—	—	11,110	3,334,555
	2/17/2022	(1)	1,121	336,457	—	—
	3/24/2022	(3)	—	—	10,082	3,026,011

(1)	The vesting schedule for the restricted share units, other than performance share units, held by each NEO is as follows:

Vesting Date	Gregory C. Case	Christa Davies	Eric Andersen	Lisa Stevens	Darren Zeidel
2/11/2023		1,018	763	509	458
2/12/2023	1,765
2/13/2023				373	112
2/17/2023		871	778	498	373
2/22/2023				639
5/21/2023					44
2/11/2024		1,018	763	509	458
2/12/2024	1,765
2/17/2024		872	778	498	374
2/22/2024				639
5/21/2024					44
2/17/2025		872	779	498	374

Total	3,530	4,651	3,861	4,163	2,237

(2)

The performance share units convert into Class A Ordinary Shares on a one-to-one basis after the conclusion of a three-year performance period. For performance share units with a March 26, 2020 or March 27, 2020 grant date, the three-year performance period ended on December 31, 2022. These performance share units were subsequently settled in Class A Ordinary Shares on February 16, 2023.

2023 Aon Proxy Statement        45

(3)

The performance share units, to the extent earned, convert into Class A Ordinary Shares on a one-to-one basis after the conclusion of a three-year performance period. A pre-established cumulative adjusted diluted earnings per share target as certified by the Compensation Committee in the first quarter of the year after the performance period must be met. For performance share units with a March 25, 2021, March 26, 2021, or August 6, 2021 grant date, the three-year performance period ends on December 31, 2023. For performance share units with a March 24, 2022 or March 25, 2022 grant date, the three-year performance period ends on December 31, 2024. If the minimum or threshold performance is not attained, the performance share units will be forfeited. In this table, the maximum number of performance share units is shown for outstanding awards for all LPP cycles as awards granted under these cycles are currently tracking at or above target payout levels. If Aon does not attain the maximum cumulative target over the three-year period, the number of Class A Ordinary Shares received by the NEOs upon settlement will be reduced.

(4)	The market value is calculated using $300.14, the closing price of a Class A Ordinary Share on the NYSE on December 30, 2022 (the last trading day of 2022).

Stock Vested in Fiscal Year 2022

The following table sets forth (1) the number of Class A Ordinary Shares acquired during 2022 by our NEOs upon the vesting of restricted share unit awards and the settlement of performance share unit awards, and (2) the value realized upon such vesting or settlement.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)(2)

Gregory C. Case	160,122	45,008,009

Christa Davies	56,502	15,879,900

Eric Andersen	36,919	10,376,364

Lisa Stevens	5,066	1,428,511

Darren Zeidel	5,767	1,622,926

(1)

Represents (a) the vesting of restricted share units granted under the Shareholder-Approved Plan and (b) the settlement of performance share unit awards granted under the LPP in March 2019 for the three-year performance period ending on December 31, 2021, which were converted into Class A Ordinary Shares on February 11, 2022. Of the amounts shown, the following aggregate number of Class A Ordinary Shares were withheld to pay taxes due in connection with the vesting: Mr. Case, 71,319 shares; Ms. Davies, 22,278 shares; Mr. Andersen, 18,283 shares; Ms. Stevens, 1,997 shares; and Mr. Zeidel, 2,558 shares.

(2)

Calculated by multiplying (a) the fair market value of Class A Ordinary Shares on the vesting date, which was determined using the closing price on the NYSE of a Class A Ordinary Share on the vesting date or, if such day is a holiday, on the immediately preceding working day, by (b) the number of Class A Ordinary Shares acquired upon vesting.

Pension Benefits in Fiscal Year 2022

The table below provides information regarding the benefits expected to be paid from the Company’s defined benefit pension plans, as well as a supplemental contractual arrangement, for Mr. Andersen, the only NEO who participates in these plans.

Name	Plan Name	Number of Years of Credited Service (#)	Present Value of Accumulated Benefit ($)(1)	Payments During Last Fiscal Year ($)

Eric Andersen	Aon Pension Plan	12	343,639	—

	Excess Benefit Plan	12	499,139	—

	Supplemental Contractual Pension	5	481,561	—

(1)

Reflects the actuarial present value of benefits accumulated under the respective plans from service and compensation through December 31, 2022, in accordance with the assumptions disclosed in Note 11 to the audited financial statements included in the Company’s Annual Report on Form 10-K, as filed with the SEC on February 17, 2023.

Mr. Andersen commenced participation in the Aon Pension Plan on May 16, 1997. Under the Aon Pension Plan, a participant is generally entitled to an annual pension benefit commencing at the normal retirement age of 65, calculated based on the participant’s years of service, compensation, and Social Security benefits. Participants are fully vested after completing five years of service. Eligible compensation under the plan is subject to applicable IRS limits; accordingly, the maximum eligible compensation under the plan was $245,000 up to April 1, 2009, the date that the Aon Pension Plan was frozen. The pension formula for service after January 1, 1998 through December 31, 2006 is 1.15% of the participant’s final average earnings multiplied by years of service on or after January 1, 1998, plus 0.45% of the participant’s final average earnings in excess of covered

46        2023 Aon Proxy Statement

compensation multiplied by years of service on or after January 1, 1998 (not in excess of 35 years). “Final average earnings” is the average of the participant’s base salary and certain eligible bonus payments for the five consecutive calendar years within the last 10 calendar years of employment for which the average was the highest. “Covered compensation” is the average of the Social Security Taxable Wage Base for the 35-year period prior to the participant’s normal retirement age. Effective January 1, 2007, the prior plan benefit was frozen and a career average formula of 1.15% of each year’s earnings plus 0.45% of earnings in excess of covered compensation is effective for service after December 31, 2006. The default form of benefit payment for married participants is a 50% joint and survivor pension; other actuarially equivalent payment options are also available. The Aon Pension Plan was frozen as to benefit accrual effective April 1, 2009 and was previously closed to newly hired employees effective January 1, 2004. Effective January 1, 2020, a portion of the liabilities of the Aon Pension Plan was spun-off to a mirror plan, the Aon Retirement Pension Plan, and Mr. Andersen’s pension plan participation continues under the Aon Retirement Pension Plan as of that date.

The Excess Benefit Plan was established in 1989 as an unfunded deferred compensation plan for a select group of management or highly compensated employees and was intended to replace benefits lost under the Aon Pension Plan due to application of certain IRS compensation limits. To be eligible for a benefit under this plan, participants must have attained age 50 and at least 10 years of benefit accrual service. Mr. Andersen satisfied those requirements as of February 3, 2015. The benefit under this plan is determined based on amount of the monthly benefit payable under the Aon Pension Plan had such plan not applied the maximum annual benefit limitation imposed by Section 415 of the Code. Effective for the 2002 plan year and thereafter, the Excess Benefit Plan was amended to provide that earnings in excess of $500,000 would not be taken into account for purposes of calculating the plan benefit. Effective January 1, 2006, the Excess Benefit Plan was further amended to incorporate an alternative benefit formula that provides a benefit of 1% of final average compensation multiplied by total years of service, subject to a maximum annual pension benefit of $500,000. Upon retirement, a participant will receive the greater of the pension from the basic formula (1.15%/0.45%) or the 1% formula. With respect to plan benefits that were earned and vested after December 31, 2004, the form of benefit is an actuarially equivalent term certain annuity for five years, payable monthly. With respect to plan benefits earned and vested on or before December 31, 2004, the form of benefit is the same that would apply under the Aon Pension Plan (subject to certain exceptions). The Excess Benefit Plan was frozen as to benefit accrual effective April 1, 2009.

Mr. Andersen and the Company entered into a Supplemental Pension Agreement effective January 19, 2010, in connection with the Company’s decision to freeze further benefit accruals under the Aon Pension Plan and the Excess Benefit Plan in 2009. Under this supplemental agreement, Mr. Andersen is entitled to a supplemental pension benefit upon termination of employment equal to the aggregate pension benefit earned under the Aon Pension Plan and the Excess Benefit Plan for the 2008 plan year, multiplied by five (effectively giving Mr. Andersen an additional five years of pension service). Mr. Andersen became fully vested in this benefit upon his continuous employment with the Company through the later of December 31, 2014 or attainment of age 50 and completion of 10 years of benefit accrual service. This benefit is payable in the form of a 100% joint and survivor annuity commencing following termination of employment or, if later, attaining age 55.

Nonqualified Deferred Compensation in Fiscal Year 2022

The table below shows any executive contributions, contributions by Aon, earnings, withdrawals, and account balances for the NEOs with respect to our Supplemental Savings Plan. None of our NEOs participate in the Aon Deferred Compensation Plan.

See the section titled “Executive and Relocation Benefits” in the CD&A and the narratives set forth below the following table for additional information on these plans.

Nonqualified Deferred Compensation in Fiscal Year 2022

Name	Name of Plan	Executive Contributions in Last Fiscal Year ($)	Aon Contributions in Last Fiscal Year ($)(1)	Aggregate Earnings in Last Fiscal Year ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year End ($)(2)

Gregory C. Case	Supplemental Savings Plan	—	11,700	4,032	—	213,760

Christa Davies	Supplemental Savings Plan	—	12,125	4,260	—	226,492

Eric Andersen	Supplemental Savings Plan	—	12,125	7,218	—	898,822

Lisa Stevens	Supplemental Savings Plan	—	5,850	262	—	18,976

Darren Zeidel	Supplemental Savings Plan	—	9,750	1,759	—	97,906

(1)	These amounts are included in “All Other Compensation” for 2022 in the Summary Compensation Table.

2023 Aon Proxy Statement        47

(2)

The following table provides the amount reported in the “Aggregate Balance at Last Fiscal Year End” column for each NEO that has been previously reported as compensation in the Summary Compensation Tables for 2022, 2021, and 2020.

Name	Name of Plan	Amount Included in 2022 Compensation in Summary Compensation Table ($)	Amount Included in 2021 Compensation in Summary Compensation Table ($)	Amount Included in 2020 Compensation in Summary Compensation Table ($)

Gregory C. Case	Supplemental Savings Plan	11,700	12,600	13,125

Christa Davies	Supplemental Savings Plan	12,125	10,900	2,642

Eric Andersen	Supplemental Savings Plan	12,125	13,000	3,125

Lisa Stevens(a)	Supplemental Savings Plan	5,850	6,300	N/A

Darren Zeidel(a)	Supplemental Savings Plan	9,750	8,400	N/A

(a)	The compensation of Ms. Stevens and Mr. Zeidel was not reported in our Summary Compensation Table in 2020 because they were not NEOs for that year.

Aon Supplemental Savings Plan

The Aon Supplemental Savings Plan was created to provide matching and other company allocations similar to what participants in the Aon Savings Plan (our qualified 401(k) plan) would have received had the Code limits not restricted contributions under the Aon Savings Plan. Participants eligible for Aon Savings Plan company contributions who are active at the end of the plan year and who attain the IRS 401(k) contribution limit and compensation limit (or participate in the Aon Deferred Compensation Plan) receive supplemental allocations to the Supplemental Savings Plan based on their years of service and their match eligible compensation in excess of the IRS limit or Deferred Compensation Plan deferrals (to a combined plan limit of $500,000). Distributions from the Supplemental Savings Plan must begin at the earlier of retirement or age 65.

Each NEO participated in the Supplemental Savings Plan in 2022. If an executive officer contributes on a match-eligible basis to the Aon Savings Plan an amount equal to the annual contribution limit imposed by the Code ($20,500 in 2022), the Supplemental Savings Plan provides for a company allocation as a percentage of eligible compensation deferred under the Aon Deferred Compensation Plan and of eligible compensation in excess of the IRS limit ($305,000 in 2022). The combined total annual eligible compensation for the Aon Savings and Aon Supplemental Savings Plans is capped at $500,000. The percentage allocation varies by length of service. In the first four years of employment the Company allocation percentage is 3% and that percentage increases incrementally to 6% after 15 years of service.

Potential Payments and Benefits on Termination or Change in Control

During 2022, each NEO was party to an employment agreement with Aon that addresses the payments and benefits that he or she will receive under various termination of employment scenarios or an employment letter that provides for participation in the Combined Severance Plan. Non-competition and non-solicitation covenants apply to each NEO for a period of two years following the termination of employment of such executive without regard to the reason for such termination.

Each NEO other than Mr. Case is entitled to participate in our Combined Severance Plan, which provides certain severance benefits upon a qualifying termination of employment in connection with or during the two years following a change in control of Aon. Mr. Case is party to his own individual agreement with the Company providing certain severance benefits in connection with a qualifying termination of employment in connection with a change in control.

The tables below outline the potential payments to the NEOs upon the occurrence of various termination of employment events, including a termination in connection with a change in control of Aon. The following assumptions apply with respect to the tables below and any termination of employment of a NEO:

•

Each NEO was terminated on December 31, 2022, and the price per Class A Ordinary Share is $300.14 per share, the closing market price per share on December 30, 2022 (the last trading day of 2022). Accordingly, the tables set forth amounts as of December 31, 2022 and include estimates of amounts that would be paid to the NEO upon the occurrence of a termination event.

48        2023 Aon Proxy Statement

•

Each NEO is entitled to receive amounts earned during the term of his or her employment regardless of the manner of termination. These amounts include accrued base salary, accrued vacation time, and other employee benefits to which the NEO was entitled on the date of termination and are not shown in the tables below. Under each NEO’s employment agreement, other than Mr. Case’s, or by virtue of the NEO’s eligibility for the Combined Severance Plan, the NEO is entitled to 365 days’ notice in the event that the Company terminates his or her employment without cause, during which period the NEO would continue to receive base salary and remain eligible for the Company’s standard benefit plans.

•

The specific definitions of (i) “good reason” applicable to “Involuntary—Good Reason” and (ii) “cause” applicable to “Involuntary—For Cause,” and (iii) “without cause” or “not for cause” applicable to “Involuntary—Without Cause” for each of the NEOs can be found, to the extent applicable, in their respective employment agreements or the Combined Severance Plan. In addition, the specific definitions of “qualifying termination” applicable to “Qualifying After Change in Control” can be found in the Combined Severance Plan or, with respect to Mr. Case, in his change in control severance agreement.

•

The definition of “retirement” applicable to “Retirement” means a voluntary termination of employment upon or after the individual’s attainment of age 55. The LPP provides for pro rata vesting in the event of retirement on the same terms that apply to a termination “without cause” or for “good reason.”

Name	Termination Reason	Total Cash Payment ($)(1)	Accelerated Share Vesting ($)(2)	Welfare, Retirement and Other Benefits ($)	Severance Cutback ($)(3)	Total ($)

Gregory C. Case	Retirement	—	78,711,015	—	—	78,711,015
	Involuntary-Good Reason	14,250,000	78,711,015	97,163	—	93,058,178
	Death	3,750,000	96,057,706	5,000,000	—	104,807,706
	Disability	3,750,000	96,057,706	—	—	99,807,706
	Involuntary-Without Cause	14,250,000	78,711,015	97,163	—	93,058,178
	Qualifying After Change in Control	17,310,000	96,057,706	240,320	—	113,608,026

Christa Davis	Involuntary-Good Reason	3,990,000	35,586,699	—	—	39,576,699
	Death	4,305,068	43,312,603	—	—	47,617,672
	Disability	5,805,068	43,312,603	—	—	49,117,672
	Involuntary-Without Cause	6,730,000	35,586,699	—	—	42,316,699
	Qualifying After Change in Control	6,053,333	43,312,603	86,956	—	49,452,892

Eric Andersen	Retirement	—	24,282,026	—	—	24,282,026
	Involuntary-Good Reason	1,250,000	24,282,026	—	—	25,532,026
	Death	—	30,293,130	—	—	30,293,130
	Disability	—	30,293,130	—	—	30,293,130
	Involuntary-Without Cause	1,250,000	24,282,026	—	—	25,532,026
	Qualifying After Change in Control	5,425,000	30,293,130	108,373	(8,911,318)	26,915,185

Lisa Stevens	Involuntary-Good Reason	1,000,000	7,923,296	—	—	8,923,296
	Death	—	10,834,754	—	—	10,834,754
	Disability	—	10,834,754	—	—	10,834,754
	Involuntary-Without Cause	1,000,000	7,923,296	—	—	8,923,296
	Qualifying After Change in Control	4,069,167	10,834,754	96,967	—	15,000,887

Darren Zeidel	Involuntary-Good Reason	900,000	6,434,601	—	—	7,334,601
	Death	—	8,017,640	—	—	8,017,640
	Disability	—	8,017,640	—	—	8,017,640
	Involuntary-Without Cause	900,000	6,434,601	—	—	7,334,601
	Qualifying After Change in Control	3,408,750	8,017,640	95,670	—	11,522,060

2023 Aon Proxy Statement        49

(1)	The Total Cash Payment is calculated in accordance with the terms of the agreements and plans described below. The components of the Total Cash Payment are set forth in the following table:

Name	Termination Reason (a)	Base Salary ($)	Base Salary Multiple	Bonus ($)	Bonus Multiple	Average Annual Cash Bonus ($)	Total Severance ($)	Pro Rata Bonus ($)	Total Cash Payment ($)

Gregory C. Case	Death	—	—	3,750,000	1x	—	3,750,000	—	3,750,000
	Disability	—	—	3,750,000	1x	—	3,750,000	—	3,750,000
	IV-GR	1,500,000	2x	3,750,000	2x	—	10,500,000	3,750,000	14,250,000
	I-WC	1,500,000	2x	3,750,000	2x	—	10,500,000	3,750,000	14,250,000
	C-in-C	1,500,000	3x	3,750,000	3x	1,560,000	17,310,000	—	17,310,000

Christa Davis	Death	1,565,068	—	2,740,000	1x	—	4,305,068	—	4,305,068
	Disability	3,065,068	—	2,740,000	1x	—	5,805,068	—	5,805,068
	IV-GR	1,250,000	1x	2,740,000	1x	—	3,990,000	—	3,990,000
	I-WC	1,250,000	1x	2,740,000	2x	—	6,730,000	—	6,730,000
	C-in-C	1,250,000	2x	1,332,500	2x	888,333	6,053,333	—	6,053,333

Eric Andersen	Death	—	—	—	1x	—	—	—	—
	Disability	—	—	—	1x	—	—	—	—
	IV-GR	1,250,000	1x	—	1x	—	1,250,000	—	1,250,000
	I-WC	1,250,000	1x	—	2x	—	1,250,000	—	1,250,000
	C-in-C	1,250,000	2x	1,096,875	2x	731,250	5,425,000	—	5,425,000

Lisa Stevens	Death	—	—	—	1x	—	—	—	—
	Disability	—	—	—	1x	—	—	—	—
	IV-GR	1,000,000	1x	—	1x	—	1,000,000	—	1,000,000
	I-WC	1,000,000	1x	—	2x	—	1,000,000	—	1,000,000
	C-in-C	1,000,000	2x	715,000	2x	639,167	4,069,167	—	4,069,167

Darren Zeidel	Death	—	—	—	1x	—	—	—	—
	Disability	—	—	—	1x	—	—	—	—
	IV-GR	900,000	1x	—	1x	—	900,000	—	900,000
	I-WC	900,000	1x	—	2x	—	900,000	—	900,000
	C-in-C	900,000	2x	585,000	2x	438,750	3,408,750	—	3,408,750

(a)

The termination reasons are abbreviated as follows: IV-GR = Involuntary termination for good reason; I-WC = involuntary termination without cause; C-in-C = qualifying termination after change in control.

(2)	Amounts reflected under Accelerated Share Vesting for LPP units are calculated based on actual performance results for LPP 15 and assumes payout at target for LPP 16 and LPP 17.

(3)

The Company is not obligated to make any gross-up payments to cover any excise and related income tax liability arising under Sections 4999 and 280G of the Internal Revenue Code for any of our NEOs. Instead, the plans provide for a reduction in amounts payable so that no excise tax would be imposed. Pursuant to the terms of the Combined Severance Plan, an executive’s payments and benefits are capped at the greater of: (i) the “safe harbor” amount under Section 280G of the Code, such that the payments and benefits are not deemed to be “excess parachute payments” or (ii) the amount of payments and benefits that would otherwise be provided under the agreement so long as the payments and benefits outweigh the tax consequences to them of receipt thereof. Mr. Andersen would be subject to a cutback in severance payments in accordance with such provision.

Change in Control Severance Arrangements

The Company maintains the Combined Severance Plan, under which our NEOs (other than Mr. Case) are eligible to receive certain severance benefits upon a qualifying termination of employment in connection with or within two years following a change in control of the Company. Mr. Case is party to an individual change in control severance agreement with the Company, which also provides these benefits. The protections contained in the Combined Severance Plan and Mr. Case’s individual agreement are intended to secure the continued service and to ensure the dedication and objectivity of our most senior executives in the event of an actual or threatened change in control of the Company.

50        2023 Aon Proxy Statement

The Combined Severance Plan and Mr. Case’s individual agreement provide that each NEO would receive the following severance benefits upon a qualifying termination of employment in connection with or within two years following a change in control of the Company:

•	a lump sum cash amount equal to the NEO’s prorated bonus for the year of termination, based upon the executive’s average annual incentive for the preceding three years;

•

for NEOs other than Mr. Case, a lump sum cash amount equal to two times the sum of: (i) the executive’s annual base salary in effect immediately prior to the date of termination; and (ii) the executive’s average annual incentive bonus over the previous two years;

•

with regard to Mr. Case, a lump sum cash amount equal to three times the sum of (i) his highest annual base salary in effect during the twelve-month period prior to the date of termination; and (ii) his target annual incentive bonus for the fiscal year in which the date of termination occurs;

•	with regard to Mr. Case, a lump sum cash amount equal to the amount forfeited under any qualified defined contribution plan as a result of his termination;

•

immediate vesting of all accrued benefits under the Company’s nonqualified benefit plans, which shall be calculated assuming an additional two years of age and service credits and, in the case of the Supplemental Savings Plan, two additional years of contributions (with regard to Mr. Case, assuming three additional years of age and service credit and, in the case of the Supplemental Savings Plan, three additional years of contributions); and

•

continued medical, dental, and life insurance benefits under the Company’s employee benefit plans, at the same cost as applicable to the NEO if he or she were an active employee, until the earlier of the executive’s eligibility to receive similar benefits under another employer’s plan or two years following separation (or, with regard to Mr. Case, three years following separation).

In addition, pursuant to the terms of Mr. Case’s severance agreement, the Company is required to pay Mr. Case a lump sum cash amount equal to the actuarial equivalent of Mr. Case’s accrued benefits under the Company’s nonqualified benefit plans within 30 days of his termination of employment with the Company.

Qualifying terminations consist of termination by the Company other than for cause or by the executive for CIC good reason, in each case in connection with or within two years following a change in control of the Company. For purposes of the Combined Severance Plan and Mr. Case’s individual agreement, “CIC good reason” means: (i) a substantial adverse change in authority, powers, functions, duties, or responsibilities; (ii) a material reduction in salary or bonus opportunity; (iii) a failure to maintain material employee benefit or compensation plans; or (iv) a reassignment of the executive to an office location more than 50 miles from the executive’s current location. For purposes of the Combined Severance Plan, “cause” means: (i) a deliberate act of dishonesty, fraud, theft, embezzlement, or misappropriation relating to the executive’s employment, or a breach of the duty of loyalty; (ii) an act of discrimination or harassment that may result in material liability or exposure to the Company; (iii) a material violation of Company policies and procedures; (iv) material non-compliance with any applicable restrictive covenants; or (v) any criminal act resulting in a criminal felony charge or conviction. For purposes of Mr. Case’s individual agreement, “cause” means: (i) a demonstrably willful and material breach of the executive’s duties and responsibilities, committed in bad faith or without reasonable belief that the breach is in the best interests of the Company and which is not remedied within a reasonable period of time after receipt of written notice thereof; (ii) gross misconduct, theft, fraud, breach of trust, or any act of dishonesty which results in material harm to the Company; or (iii) commission of a felony involving moral turpitude.

A “change in control” for purposes of the Combined Severance Plan and Mr. Case’s individual agreement generally would have occurred upon any of the following: (i) an acquisition by any individual, entity or group of 30% or more of either the then outstanding Class A Ordinary Shares or the combined voting power of the outstanding securities entitled to vote in the election of directors (but excluding, generally, any acquisition from or by the Company or a Company employee benefit plan, or any acquisition that meets the requirements of clauses (a), (b), and (c) of subsection (iii) of this definition); (ii) a change in the majority of the current Board; (iii) the consummation of reorganization, merger, consolidation or other similar business combination involving the Company or its subsidiaries, or the sale or other disposition of all or substantially all of the assets of the Company and its subsidiaries (unless each of the following is applicable: (a) all or substantially all of the Company’s

2023 Aon Proxy Statement        51

existing shareholders will beneficially own, directly or indirectly, as a consequence of the transaction, more than 60% of the outstanding shares of common stock and the combined voting power, respectively, of the ultimate parent company resulting from such transaction, in the same proportions relative to each shareholder as their ownership immediately prior to such transaction; (b) no person or group owns, directly or indirectly, 30% or more of the outstanding Class A Ordinary Shares or combined voting power of the surviving company; and (c) individuals who were members of the Board prior to such transaction will constitute the majority of the members of the board of directors of the resulting entity); or (iv) a complete liquidation or dissolution of the Company.

As a condition to the receipt of change in control severance payments and benefits, the executive would be required to enter into an agreement with the Company providing that the executive would not compete with the Company or solicit employees or customers of the Company for a two-year period and would not use or disclose any confidential information of the Company. In addition, the executive would be required to execute a full release of claims in connection with the payment of severance benefits.

Pursuant to the terms of the Combined Severance Plan and Mr. Case’s individual agreement, the Company is not obligated to provide a gross up payment in connection with any excise taxes imposed by Section 4999 of the Code. In addition, Mr. Case’s individual agreement provides that Mr. Case’s cash and non-equity award payments shall be capped at the “safe harbor” amount under Section 280G of the Code, such that the cash and non-equity award payments are not deemed to be “excess parachute payments” within the meaning of Section 280G of the Code. The Combined Severance Plan provides that the executive’s payments and benefits shall be capped at the greater of: (i) the “safe harbor” amount under Section 280G of the Code, such that the payments and benefits are not deemed to be “excess parachute payments” or (ii) the amount of payments and benefits that would otherwise be provided under the agreement so long as the payments and benefits outweigh the tax consequences to them of receipt thereof.

Employment Agreements and Letters

As noted in “Employment Agreements and Other Compensation Arrangements” above, each NEO has entered into an employment agreement or employment letter with the Company that was in effect during 2022. The terms of these various employment agreements that provide benefits upon a termination of employment under various scenarios are set forth below.

Employment Agreement with Mr. Case

Mr. Case’s employment agreement provides that, in the event of Mr. Case’s death or termination of employment due to disability during the term of the agreement, he (or, if applicable, his heirs, executors or the administrators of his estate) will receive: (i) his accrued base salary through and including his termination date; (ii) any annual incentive bonus earned and payable but not yet paid for the bonus year prior to the year in which termination of employment occurs; (iii) a prorated annual incentive bonus through and including his termination date; (iv) other employee benefits to which he was entitled at the time of termination in accordance with the terms of the plans and programs of the Company; and (v) accelerated vesting of the restricted share unit awards, continued vesting of the share option awards, and payment or vesting of any other long-term incentive awards, in each case granted to him pursuant to his prior employment agreement.

Mr. Case’s employment agreement also provides that if the Company terminates Mr. Case’s employment for cause (as defined in the agreement), or if Mr. Case voluntarily terminates his employment without good reason (as defined in the agreement) as determined by a majority of the members of the Board (excluding Mr. Case), Mr. Case will be entitled to receive: (i) his accrued base salary through and including his date of termination; and (ii) other employee benefits to which he was entitled at the time of his termination in accordance with the terms of the plans and programs of the Company. In the event of a termination for cause, Mr. Case must immediately resign from the Board.

If the Company terminates his employment for any reason other than cause (as defined in the agreement), or if Mr. Case voluntarily terminates his employment with good reason (as defined in the agreement), Mr. Case will be entitled to receive: (i) his accrued base salary through and including his date of termination; (ii) any annual incentive bonus earned and payable but not yet paid for the bonus year prior to the year in which termination of employment occurs; (iii) a prorated annual incentive bonus through and including his date of termination, subject to the satisfaction of the specified performance goals established for the applicable bonus year; (iv) other employee benefits to which he was entitled at the time of his termination in accordance with the terms of the plans and programs of the Company; provided that the Company shall continue to provide

52        2023 Aon Proxy Statement

medical, dental and vision benefits to Mr. Case, his spouse and dependent children for a period of 24 months following the date of termination, followed with immediate eligibility for coverage under the Company’s retiree medical program until Mr. Case, his spouse and dependent children become covered by the plan of another employer providing comparable benefits; (v) accelerated vesting of the restricted share unit awards, continued vesting of the share option awards and payment or vesting of any other long-term incentive awards, in each case granted to him pursuant to his prior employment agreement; (vi) a lump sum cash payment equal to two times Mr. Case’s target annual incentive bonus for the bonus year in which his employment terminates; and (vii) subject to continuing compliance with the non-competition, non-solicitation, and confidentiality covenants set forth in the agreement, an amount equal to two times Mr. Case’s base salary, payable in installment payments when the Company provides salary payments to its executives generally, through the two year non-competition period. The definition of “cause” under Mr. Case’s employment agreement is substantially similar to the definition of “cause” in the Combined Severance Plan, as described above under “Change in Control Severance Arrangements.”

If Mr. Case voluntarily terminates his employment with good reason, he will be entitled to receive the payments and benefits set forth in items (i) through (vii) of the immediately preceding paragraph. Under his employment agreement, “good reason” is defined as (i) the assignment to Mr. Case of any duties materially inconsistent with his position, authority, duties, or responsibilities contemplated by his employment agreement; (ii) the Company’s failure to comply with the provisions of his employment agreement regarding compensation; or (iii) any other material breach by the Company of his employment agreement.

Non-competition and non-solicitation covenants apply to Mr. Case for a period of two years following the termination of his employment without regard to the reason for such termination.

Employment Agreement with Ms. Davies

Ms. Davies’s employment agreement, as amended, provides that, in the event of the death of Ms. Davies during the term of the agreement, her heirs or executors or the administrators of her estate will receive: (i) her accrued base salary through and including her date of death plus any unpaid annual or long-term bonus earned for the completed year prior to her death; and (ii) a lump sum cash payment equal to her base salary at the date of death through April 1, 2026, reduced by the amount of any benefits paid under any life insurance policy maintained by the Company for her benefit. In the event of the Company’s termination of the employment of Ms. Davies by reason of disability, she will receive: (i) her accrued base salary through and including her date of termination plus any unpaid annual or long-term bonus earned for the completed year prior to her termination; and (ii) continuation of her base salary at the rate in effect at the date of termination through April 1, 2026, reduced by the amount of any benefits paid under any disability insurance policy maintained by the Company for her benefit.

If the Company terminates Ms. Davies’s employment for cause (as defined in her agreement), Ms. Davies will receive: (i) her accrued base salary through her date of termination; and (ii) other employee benefits to which she was entitled at the time of termination in accordance with the terms of the plans and programs of the Company. If the Company terminates Ms. Davies’s employment for any reason, other than for cause, and other than due to death or disability, the Company must give Ms. Davies 365 days’ prior written notice of termination, and she will be entitled to the following: (i) for the period of time beginning with the Company’s delivery of notice of termination to Ms. Davies and extending through the date of termination: (a) the Company will continue to pay her salary at the rate in effect on the date of delivery of notice of termination; (b) Ms. Davies will remain eligible for annual bonuses determined in accordance with the terms of the senior management incentive plan; (c) Ms. Davies will continue to be entitled to all employee benefits; and (d) Ms. Davies will continue to vest in and be eligible to earn long-term incentive awards; (ii) on the termination date, Ms. Davies shall receive a lump sum cash payment equal to any accrued but unpaid base salary; any unpaid annual or long-term bonus earned for the completed year prior to such date; and an amount equal to her target full year annual incentive award based on her base salary and target annual award percentage (or value, as applicable) as determined under the senior management incentive plan in effect for the bonus year in which the notice of termination is given; and (iii) for two years, provided that Ms. Davies complies with the non-competition, non-solicitation, and confidentiality provisions of the employment agreement, the continuation of base salary at the rate in effect on the date notice of termination is given. The definition of “cause” under Ms. Davies’s employment agreement is substantially similar to the definition of “cause” in the Combined Severance Plan, as described above under “Change in Control Severance Arrangements.”

2023 Aon Proxy Statement        53

If Ms. Davies voluntarily terminates her employment without good reason (as defined in the agreement), Ms. Davies must give the Company ninety (90) days’ prior written notice and will receive: (i) her accrued base salary through her date of termination; and (ii) other employee benefits to which she was entitled at the time of termination in accordance with the terms of the plans and programs of the Company. If Ms. Davies voluntarily terminates her employment for good reason (as defined in the agreement), Ms. Davies must give the Company thirty (30) days’ prior written notice and Ms. Davies will receive the benefits outlined in the second sentence of the immediately preceding paragraph, with the date of the delivery by Ms. Davies to the Company of notice of termination deemed to be the date of the notice of termination, and the date specified in such notice as Ms. Davies’s last day of employment with the Company as the termination date. Under her employment agreement, “good reason” is defined as (i) the assignment to Ms. Davies of any duties materially inconsistent with her position, authority, duties or responsibilities contemplated by her employment agreement; (ii) the Company’s failure to comply with the provisions of her employment agreement regarding compensation; or (iii) any other material breach by the Company of her employment agreement.

In addition, if Ms. Davies is terminated without cause, or if she voluntarily terminates her employment for good reason, the share awards and share options granted to Ms. Davies pursuant to the employment agreement will immediately vest as of the date of termination.

Non-competition and non-solicitation covenants apply to Ms. Davies for a period of two years following the termination of her employment without regard to the reason for such termination.

Employment Letters with Mr. Andersen, Ms. Stevens, and Mr. Zeidel

Mr. Andersen, Ms. Stevens, and Mr. Zeidel are parties to employment letters dated May 11, 2018, September 2019, and July 2019, respectively. The employment letters with Mr. Andersen, Ms. Stevens, and Mr. Zeidel contain substantially similar termination provisions. The letters each provide that the executive is eligible to participate in the Combined Severance Plan. Under the Combined Severance Plan, if the executive experiences a “non-qualifying termination” (meaning a termination by the Company for cause, a termination by the executive without good reason, or a termination due to death or total disability), the executive will receive all base salary, benefits, and other compensation entitlements that are accrued and vested but unpaid through the date of termination. In the event of a “qualifying termination” (meaning a termination by the Company without cause or a termination by the executive for good reason), the executive is entitled to receive a cash payment equal to his or her then-current base salary, as well as all base salary, benefits, and other compensation entitlements that are accrued and vested but unpaid through the date of termination. The Company is required to provide the executive at least 365 days’ prior notice of termination without cause, and the executive is required to provide the Company at least 30 days’ prior notice of voluntary termination for any reason. Under the Combined Severance Plan, “good reason” means (i) a substantial adverse change in authority, powers, functions, duties or responsibilities, or (ii) a material reduction in salary or bonus opportunity. The definition of “cause” under the Combined Severance Plan is described above under “Change in Control Severance Arrangements.”

Leadership Performance Program

The LPP is a sub-plan of our Shareholder-Approved Plan that is intended to unite senior leaders of the Company around the common objectives of growing value, driving and motivating performance, and aligning senior executives with the overall success of the Company. For purposes of the tables above, performance share units granted pursuant to the LPP performance cycles will be treated as follows upon the occurrence of various termination events:

•

If the executive’s employment is terminated voluntarily without good reason or involuntarily for cause, participation in the LPP is cancelled retroactively back to the beginning of the performance period and performance share units will be forfeited in their entirety.

•

Under “Death” and “Disability”: (i) if death or disability occurs in the first or second calendar years of the performance cycle, the performance share units will become immediately vested at the target award level and convert to Class A Ordinary Shares as soon as administratively feasible following such death or disability; and (ii) if death or disability occurs in the third calendar year of the performance cycle, the performance share units will become vested at the greater of: (a) the target award level; or (b) the number of units earned based on the actual achievement of cumulative earnings for the entire performance cycle.

•

Under “Retirement,” “Involuntary—Good Reason,” and “Involuntary—Without Cause,” a prorated amount of the outstanding performance share units convert to Class A Ordinary Shares at the end of the performance period based on the cumulative growth achieved during the NEO’s employment during the performance period as a proportion of the total achieved over the

54        2023 Aon Proxy Statement

performance period. For purposes of the calculation set forth in the preceding sentence only, the growth achieved during the NEO’s employment will be measured as of the last full calendar quarter preceding the termination date. The prorated amount will be based on the percentage of full participating quarters completed during the NEO’s employment during the performance period as a proportion of the total performance period.

•

Under “Qualifying After Change in Control,” the outstanding performance share units convert to Class A Ordinary Shares as follows: (i) if the NEO’s employment is terminated without cause following a change in control but prior to the end of the performance period, the conversion occurs at the greater of: (a) 100% of the target level; or (b) the number of shares that would have resulted from the growth rate achieved during the NEO’s period of service during the performance period, measured as of the last full calendar quarter preceding the termination date; and (ii) in the event of a termination for cause, voluntary termination, death or disability, or if the NEO’s employment continues through the end of the performance period, the treatment of performance share units described elsewhere in this section shall apply as if a change in control did not occur. In addition, amounts calculated using the methodology as described in this paragraph represent, for all grants, the payout of a prorated amount of the outstanding performance share units at current performance levels. For grants of performance share units under the LPP, in the event of a change in control, without a qualifying termination, where the successor entity does not assume and continue the respective LPP, the outstanding performance share units will immediately convert to Class A Ordinary Shares at the greater of: (i) 100% of the target level; or (ii) the number of shares that would have resulted from the growth rate achieved during the performance period measured as of the last full calendar quarter preceding the consummation of the change in control.

2022 Director Compensation

Director Compensation Table

The table below summarizes compensation for the Company’s Board members who are not employees of the Company for the fiscal year ended December 31, 2022. All such directors are referred to in this proxy statement as “non-management directors.”

Mr. Case receives no additional compensation for his services as a member of the Board. The compensation received by Mr. Case as an employee of the Company is shown in the Summary Compensation Table for Fiscal Years 2022, 2021, and 2020 set forth in this proxy statement.

The Compensation Committee periodically reviews the compensation of the Company’s non-management directors, including the compensation of the Company’s non-executive Chair.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	All Other Compensation ($)(2)	Total ($)

Jin-Yong Cai	136,000	194,022	155,351	485,373

Jeffrey C. Campbell	152,236	194,022	102,578	448,837

Fulvio Conti	161,000	194,022	155,291	510,313

Cheryl A. Francis	149,530	194,022	103,992	447,544

Adriana Karaboutis	42,500	149,756	102,660	294,916

Lester B. Knight	161,000	419,249	303,595	883,844

J. Michael Losh	149,764	194,022	96,744	440,530

Richard B. Myers	63,143	—	11,335	74,478

Richard C. Notebaert	161,000	194,022	122,926	477,948

Gloria Santona	161,000	194,022	135,332	490,354

Byron O. Spruell	136,000	194,022	138,758	468,780

Carolyn Y. Woo	136,000	194,022	146,282	476,304

(1)

The amounts shown in “Stock Awards” reflect the aggregate grant date fair value computed in accordance with ASC Topic 718 of Class A Ordinary Shares granted in 2022. See Note 12 “Share-Based Compensation Plans” of the Notes to Consolidated Financial Statements in Part II, Item 8 of our 2022 Annual Report on Form 10-K for information regarding assumptions underlying the valuation of equity awards. Additional information regarding the share awards granted to each non-management director in 2022 is contained under the heading “Elements of Director Compensation.”

2023 Aon Proxy Statement        55

(2)	During 2022, the amounts reported as “All Other Compensation” consist of the following components:

Name	Matching Contribution ($)(a)	Estimated Tax Equalization ($)(b)	Other ($)(c)	Total ($)

Jin-Yong Cai	10,000	145,351	—	155,351

Jeffrey C. Campbell	10,000	92,578	—	102,578

Fulvio Conti	10,000	145,291	—	155,291

Cheryl A. Francis	10,000	93,992	—	103,992

Adriana Karaboutis	10,000	92,660	—	102,660

Lester B. Knight	10,000	293,595	—	303,595

J. Michael Losh	10,000	86,744	—	96,744

Richard B. Myers	—	—	11,335	11,335

Richard C. Notebaert	10,000	112,926	—	122,926

Gloria Santona	10,000	125,332	—	135,332

Byron O. Spruell	10,000	128,758	—	138,758

Carolyn Y. Woo	10,000	136,282	—	146,282

(a)

The amounts shown in the “Matching Contribution” column consist of a matching contribution of up to $10,000 on behalf of the non-management director to various qualified organizations pursuant to the Aon Foundation Directors Matching Gift Program.

(b)

The amounts shown in the “Estimated Tax Equalization” column reflect estimates of payments to be made by Aon towards Ireland income taxes imposed on compensation received in 2022 on behalf of the non-management director under our tax equalization policy. These amounts are estimates. In the case of Mr. Cai and Mr. Conti, we assumed Irish tax withholding on 100% of compensation paid. In the case of the other non-management directors, we assumed Irish tax withholding on 50% of compensation paid, as taxes may be apportioned between Ireland and a non-management director’s home country. In the case of Mr. Knight, the amount includes the estimated tax equalization payments made by Aon in 2022 ($240,465) and a net payment Aon made in 2022 to settle prior year tax equalization amounts ($53,130). Final amounts will not be known until the non-management director files his or her tax returns in 2023. See “Other Policies and Practices—Tax Equalization” below.

(c)

The amount shown in the “Other” column represents the value of Company-branded merchandise provided to General Myers and a gift provided in connection with his retirement (including a gift card valued at $10,000).

Elements of Director Compensation

Meridian independently reviewed the director compensation program on behalf of the Compensation Committee, using the same peer group as used for executive compensation comparisons. Taking into consideration Aon’s global complexity, Meridian’s independent recommendations were approved by the independent directors as set forth in the table below.

Element	Description	2022 Value	2023 Changes
Cash Compensation	Cash compensation payable quarterly in arrears to each non-management director.	$136,000	Increase of $9,000 to $145,000 for each non-management director other than the non-executive Chair
		Additional retainer of $25,000 for the Chair of each Board committee (other than Audit Committee)*
		Additional retainer of $30,000 for Chair of Audit Committee

Equity Compensation

Annual grant of fully vested shares to each non-management director. The number of Class A Ordinary Shares granted is determined by dividing the grant date value by the closing price of a Class A Ordinary Share on the date of grant.

		Grant date value of $194,000 for each non-management director other than the non-executive Chair	Increase of $16,000 to $210,000 for each non-management director other than the non-executive Chair
		Grant date value of $419,000 for the non-executive Chair

*

With respect to sub-committee retainer fees, the Company has adopted the policy that any director who chairs one of the standing committees will not be entitled to receive an additional cash retainer if he or she is also the chair of any sub-committee to that standing parent committee.

56        2023 Aon Proxy Statement

The Company applies individual limits on annual non-management director compensation. The maximum value of total cash and equity compensation that may be paid annually is $600,000 for non-management directors other than the non-executive Chair, and $900,000 for the non-executive Chair. The maximum tax equalization payment that may be paid annually is $150,000 for non-management directors other than the non-executive Chair, and $250,000 for the non-executive Chair. The maximum value of other benefits (excluding charitable contributions under the Aon Corporation Outside Director Corporate Bequest Plan) that may be provided annually is $25,000 for all non-management directors, including the non-executive Chair.

Other Policies and Practices

Tax Equalization

Non-management directors are eligible to receive a tax equalization payment if the Ireland income taxes owed on their director compensation exceed the income taxes owed on such compensation in their country of residence. Without these tax equalization payments, a director may be subject to double taxation since they are already paying taxes on their director income in their country of residence. To the extent non-management director compensation is withheld to satisfy Ireland withholding requirements, we provide these tax equalization payments during the year in which the corresponding services are rendered so that the directors are tax-equalized on a current basis, with payment to us in the following year, if required, in order for them to be in the same position as if they were only taxed in their country of residence. We believe these tax equalization payments are appropriate to help ensure our ability to continue to attract qualified persons who may not reside in Ireland.

Matching Charitable Contributions	During 2022, Aon Foundation matched up to $10,000 of charitable contributions made to a qualified organization by any non-management director under the Aon Foundation Directors Matching Gift Program.
Bequest Plan

Non-management directors elected or appointed to serve on the Board before January 1, 2006, and who have completed at least one year of service as a member of the Board, remain eligible to participate in the Aon Corporation Outside Director Corporate Bequest Plan (the “Bequest Plan”), established in 1994. Non-management directors elected or appointed to serve on the Board on or after January 1, 2006 are not eligible to participate in the Bequest Plan.

The Bequest Plan was established to acknowledge the service of non-management directors, to recognize the mutual interest of Aon and our non-management directors in supporting worthy charitable institutions, and to assist us in attracting and retaining non-management directors of the highest caliber. Individual non-management directors derive no financial benefit from the Bequest Plan, as any and all insurance proceeds and tax-deductible charitable donations accrue solely to Aon.

The Bequest Plan allows each eligible non-management director to recommend total charitable contributions of up to $1,000,000 to eligible tax-exempt organizations chosen by the eligible non-management director and approved by Aon Foundation. Each eligible non-management director may designate up to five tax-qualified organizations to receive a portion of the $1,000,000 bequest amount, subject to a $100,000 minimum amount per organization. Each eligible non-management director is paired with another eligible non-management director under the Bequest Plan. The distribution of each eligible non-management director’s charitable bequest amount will begin at the later of: (i) the death of such eligible non-management director; or (ii) the death of the other eligible non-management director with whom such eligible non-management director is paired. Distributions under the Bequest Plan, once they begin, will be made to the designated tax qualified organization(s) in 10 equal annual installments.

Expense Reimbursement

Aon pays or reimburses non-management directors for reasonable travel, lodging, and related expenses in connection with their attendance at Board, Committee, or business meetings, and for other reasonable expenses related to Board service such as continuing education.

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Report of the Audit Committee

The Audit Committee oversees Aon’s financial reporting process on behalf of the Board. Management has the primary responsibility for establishing and maintaining adequate internal financial controls, for preparing the financial statements and for the reporting process. Ernst & Young US, Aon’s independent registered public accounting firm for 2022, is responsible for expressing opinions on the conformity of Aon’s audited financial statements with generally accepted accounting principles and the effectiveness of Aon’s internal control over financial reporting.

In this context, the Audit Committee reviewed and discussed with management and Ernst & Young US the audited financial statements for the year ended December 31, 2022, as well as management’s assessment of the effectiveness of Aon’s internal control over financial reporting and Ernst & Young US’s evaluation of Aon’s internal control over financial reporting. The Audit Committee has discussed with Ernst & Young US the matters that are required to be discussed by Public Company Accounting Oversight Board and the SEC.

In addition, the Audit Committee has discussed with Ernst & Young US the independence of that firm from Aon and its management, and has received written disclosures and the letter from Ernst & Young US required by the Public Company Accounting Oversight Board regarding Ernst & Young US’s communication with the Audit Committee concerning independence. The Audit Committee has also considered whether Ernst & Young US’s provision of non-audit services to Aon is compatible with maintaining Ernst & Young US’s independence. The Audit Committee has concluded that Ernst & Young US is independent from Aon and its management.

Ernst & Young Ireland, Aon’s statutory auditor under Irish law for 2022, is responsible for expressing opinions on the conformity of Aon’s statutory audited financial statements under Irish law with the requirements of the Irish Companies Act. The Audit Committee has discussed with Ernst & Young Ireland the matters that are required to be discussed under the requirements of the Irish Companies Act. The Audit Committee has discussed with Ernst & Young Ireland the independence of that firm from Aon and its management and the Audit Committee has concluded that Ernst & Young Ireland is independent.

The Audit Committee discussed with Aon’s internal auditors, Ernst & Young US and Ernst & Young Ireland, the overall scope and plans for their audits. The Audit Committee meets with the internal and independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of Aon’s internal controls, and the overall quality of Aon’s financial reporting.

In reliance on the reviews and discussions referred to above, and subject to the limitations on the role and responsibilities of the Audit Committee referred to above, the Audit Committee recommended to the Board (and the Board has approved) that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2022 for filing with the SEC. The Audit Committee has approved, and the Board has requested that shareholders ratify, the selection of Ernst & Young US as Aon’s independent registered public accounting firm for the year ending December 31, 2023 and Ernst & Young Ireland as Aon’s statutory auditor under Irish law (as is required under the Irish Companies Act) until the conclusion of the next annual general meeting of the Company.

Jeffrey C. Campbell, Chair	Gloria Santona
Fulvio Conti	Byron O. Spruell
J. Michael Losh	Carolyn Y. Woo
Adriana Karaboutis

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Auditor Fees

Type of Fees	2022 ($ in millions)	2021 ($ in millions)
Audit	15.4	15.9
Audit-Related	1.4	1.4
Tax	.3	.4
All Other Fees	—	.5
Total Fees	17.1	18.2

Audit Fees. Audit fees included services associated with the annual audit, including fees related to Section 404 of the Sarbanes Oxley Act of 2002, as amended, the reviews of Aon’s documents filed with the SEC and substantially all statutory audits required domestically and internationally.

Audit-Related Fees. Audit-related fees include services such as employee benefit plan audits, other attestation services, due diligence in connection with acquisitions and accounting consultations not included in audit fees.

Tax Fees. Tax fees consist of fees for tax services, including tax compliance, tax advice and tax planning.

All Other Fees. The fees in this category pertain to permissible services not related to financial reporting.

Audit Committee’s Pre-Approval Policies and Procedures

The Audit Committee pre-approves all audit and permissible non-audit services provided by the independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. Each pre-approval provides details regarding the particular service or category of service to be provided. The Audit Committee requires that the independent registered public accounting firm and management report on the actual fees charged by the independent registered public accounting firm for each category of service at Audit Committee meetings held during the year.

The Audit Committee may pre-approve engagements either on a case-by-case basis or on a category basis. The Audit Committee grants pre-approvals for certain categories of services at the start of each year which are applicable for the year. In considering these pre-approvals, the Audit Committee reviews a description of the scope of services falling within each category and approves budgetary limits for each category. The Audit Committee acknowledges that circumstances may arise throughout the year that require the engagement of the independent registered public accounting firm to provide additional services not contemplated in the Audit Committee’s initial pre-approval process. In those circumstances, the Audit Committee requires that specific pre-approval be obtained for any audit or permitted non-audit service that is not included in an approved category, or for which total fees are expected to exceed the relevant budgetary limits. The Audit Committee also requires specific pre-approval be obtained for any services in the other services category.

The Audit Committee has delegated pre-approval authority to the Chair of the Audit Committee for those instances when pre-approval is needed prior to a scheduled Audit Committee meeting. Such pre-approvals are reported to the Audit Committee at the next scheduled Audit Committee meeting.

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Proposal 3–Advisory Resolution on the Frequency of Holding an Advisory Vote on Executive Compensation

The Board of Directors unanimously recommends that shareholders vote that the Company hold its advisory vote on executive compensation “Every ONE year”.

What am I voting on?

Shareholders are being asked to vote on the frequency of the Company’s advisory resolution to approve the compensation of the Company’s NEOs (“say-on-pay”). Shareholders can vote that the Company’s say-on-pay vote be conducted every one year, every two years or every three years.

The Board believes that say-on-pay votes conducted every year give shareholders the opportunity to provide regular feedback with respect to the Company’s executive compensation program and allow the Board and the Compensation Committee the opportunity to evaluate compensation decisions annually in light of the feedback received from shareholders.

The form of shareholder resolution for this proposal is set forth below. In accordance with the requirements of Irish law, this resolution is being proposed as an ordinary resolution of the Company, requiring the affirmative vote of at least a majority of the votes cast, in person or by proxy, at the Annual Meeting.

RESOLVED THAT, the shareholders approve, on an advisory basis, that the Company provide the shareholders with the opportunity to vote to approve, on an advisory basis, the compensation of the Company’s named executive officers every year, every two years or every three years.

Is this vote binding on the Board?

As this vote is advisory, it will not be binding upon the Board or the Compensation Committee, and neither the Board nor the Compensation Committee will be required to take any action (or refrain from taking any action) as a result of the outcome of the vote on this proposal. The Compensation Committee will review and consider the outcome of the vote.

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Proposal 4–Resolution to Ratify the Appointment of Independent Registered Public Accounting Firm

The Board of Directors unanimously recommends that shareholders vote “FOR” the ratification of the appointment of Ernst & Young US as the Company’s independent registered public accounting firm for the year ending December 31, 2023.

What am I voting on?

The Audit Committee has appointed Ernst & Young US as Aon’s independent registered public accounting firm for the year ending December 31, 2023, subject to ratification by our shareholders. Ernst & Young US was first retained as the independent registered public accounting firm of the predecessor entities to Aon in February 1986. Although the ratification of this appointment is not required to be submitted to a vote of the shareholders, the Board believes it appropriate as a matter of policy to request that the shareholders ratify the appointment of the independent registered public accounting firm for the year 2023. If this proposal does not receive an affirmative majority of the votes cast, in person or by proxy, by shareholders entitled to vote at the Annual Meeting, the Audit Committee will reconsider the appointment, but may decide to maintain its appointment of Ernst & Young US. Even if the appointment is ratified, the Audit Committee may in its discretion select a different independent registered public accounting firm at any time during the year if it determines that such a change would be appropriate.

The form of shareholder resolution for this proposal is below. In accordance with the requirements of Irish law, this resolution is being proposed as an ordinary resolution of the Company, requiring the affirmative vote of at least a majority of the votes cast, in person or by proxy, at the Annual Meeting.

RESOLVED THAT, the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2023 be, and it hereby is, ratified and approved.

We anticipate that a representative of Ernst & Young US will be present at the Annual Meeting. The representative will be given the opportunity to make a statement if he or she desires to do so and be available to respond to appropriate questions from our shareholders.

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Proposals 5 and 6

Proposals 5 and 6 are customary proposals required for public limited companies incorporated in Ireland to present to shareholders at each annual general meeting. These proposals may be unfamiliar to shareholders accustomed to proxy statements for companies organized in other jurisdictions.

Proposal 5–Resolution to Re-appoint Ernst & Young Ireland as the Company’s Statutory Auditor Under Irish Law

The Board of Directors unanimously recommends that shareholders vote “FOR” the reappointment of Ernst & Young Ireland as the Company’s statutory auditor under Irish law, to hold office from the conclusion of the Annual Meeting until the conclusion of the next annual general meeting.

What am I voting on?

Under the Irish Companies Act, our statutory auditor under Irish law must be appointed at each annual general meeting of the Company to hold office from the conclusion of that meeting until the conclusion of the next annual general meeting. Ernst & Young Ireland has served as our statutory auditor since our re-registration as a public limited company on March 18, 2020. If this proposal does not receive an affirmative majority of the votes cast, in person or by proxy, by shareholders entitled to vote at the Annual Meeting, the Board may appoint a statutory auditor to fill the vacancy.

The form of shareholder resolution for this proposal is below. In accordance with the requirements of Irish law, this resolution is being proposed as an ordinary resolution of the Company, requiring the affirmative vote of at least a majority of the votes cast, in person or by proxy, at the Annual Meeting.

RESOLVED THAT, the re-appointment of Ernst & Young Chartered Accountants as the Company’s statutory auditor under Irish law, to hold office from the conclusion of the 2023 Annual General Meeting of the Company until the conclusion of the next annual general meeting of the Company be, and it hereby is, approved.

Proposal 6–Resolution to Authorize the Board or the Audit Committee of the Board to Determine the Remuneration of the Company’s Statutory Auditor Under Irish Law

The Board of Directors unanimously recommends that shareholders vote “FOR” the authorization of the Board or the Audit Committee of the Board to determine the remuneration of the Company’s statutory auditor under Irish law.

What am I voting on?

Under the Irish Companies Act, the remuneration of our statutory auditor under Irish law must be fixed in a general meeting of the Company or in such manner as may be determined in a general meeting. We are asking our shareholders to authorize our Board or the Audit Committee of the Board to determine Ernst & Young Ireland’s remuneration as our statutory auditor under Irish law for the duration of Ernst & Young Ireland’s term of office.

The form of shareholder resolution for this proposal is below. In accordance with the requirements of Irish law, this resolution is being proposed as an ordinary resolution of the Company, requiring the affirmative vote of at least a majority of the votes cast, in person or by proxy, at the Annual Meeting.

RESOLVED THAT, the Board or the Audit Committee of the Board be, and they hereby are, authorized to determine Ernst & Young Chartered Accountant’s remuneration as statutory auditor under Irish law for the duration of Ernst & Young Chartered Accountants’ term of office.

62        2023 Aon Proxy Statement

Proposal 7–Resolution to Approve the Aon plc 2011 Incentive Plan, As Amended and Restated

The Board of Directors unanimously recommends that shareholders vote “FOR” the approval of the Aon plc 2011 Incentive Plan, as amended and restated.

Our Shareholder-Approved Plan was originally approved by the shareholders of our predecessor (Aon Corporation) on May 20, 2011. In connection with the 2012 Redomestication, the Shareholder-Approved Plan was assumed by Aon Global Limited (f/k/a Aon plc), a company organized under the laws of the England and Wales (“Aon UK”), was amended and restated effective as of April 2, 2012, and was further amended and restated effective as of each of June 24, 2014 and March 29, 2019. In connection with the consummation of a UK law Scheme of Arrangement in 2020 (the “Reorganization”), we assumed the Shareholder-Approved plan and further amended the Shareholder-Approved Plan on September 13, 2021. On April 19, 2023, the Board, upon the recommendation of the Compensation Committee, approved the Aon plc 2011 Incentive Plan, as amended and restated (the “Amended Plan”), subject to shareholder approval. The Amended Plan increases the maximum number of Class A Ordinary Shares available for issuance by 3,800,000 shares. The Amended Plan also removes certain provisions relating to Section 162(m) of the Internal Revenue Code (the “Code”) that are no longer applicable following the elimination of the performance-based compensation exception to Section 162(m)’s limitation on deductibility by the Tax Cuts and Jobs Act, removes certain legacy provisions relating to the 2012 Redomestication that are no longer applicable, extends the date until which awards may be granted under the Amended Plan to April 19, 2033, and makes certain other clarifying changes. The Amended Plan will not become effective unless it is approved by our shareholders.

If shareholders do not approve this Proposal 7, the Amended Plan will not become effective and we will continue to make awards under the Shareholder-Approved Plan, as currently in effect, but we anticipate that the shares that remain available would not be sufficient to continue to provide equity incentives in accordance with our current levels, and will materially affect our ability to attract and retain talented employees and other service providers. We will continue to maintain our 2001 Stock Incentive Plan, Global Share Purchase Plan (the “GSPP”), UK ShareSave share plan, Supplemental Savings Plan, and Supplemental Employee Stock Ownership Plan (together, the “Other Equity Plans”), whether or not this Proposal 7 is approved.

If shareholders do approve this Proposal 7, we will continue to make grants under the Amended Plan.

REASONS TO VOTE FOR THIS PROPOSAL

Equity awards are an essential part of our compensation program

We believe that equity compensation has been, and will continue to be, an essential part of our compensation program and in our continued success as a company. We view our employees as critical to our ability to deliver distinctive client value and achieve operational excellence that stands out in a competitive marketplace. Equity compensation is important to our human capital management strategy of successfully attracting and retaining employees in a competitive labor market, and keeping employees focused on their individual performance and our success on a broader scale. Historically, we have granted equity awards deeply in our organization, believing that instilling a culture of ownership is important to our ability to achieve our short- and long-term business objectives and that our success is dependent upon our employees feeling invested in our future. In 2022, we granted restricted share unit awards to 4,328 employees.

Equity awards incentivize retention and increases in shareholder value

Our equity compensation program has historically consisted primarily of restricted share units and performance share units, as described in more detail in our Compensation Discussion and Analysis above. Restricted share units primarily serve as a retention tool because they generally require continued employment over a specified vesting schedule, typically three to five years, to fully vest in the award. Performance share units are eligible to be earned and vest based on our achievement of specified performance goals, typically cumulative adjusted diluted earnings per share targets over a three-year performance period. Performance share units both serve as a retention tool and are a critical element of our performance-based compensation program, furthering our pay-for-performance compensation philosophy and incentivizing exceptional financial results. Historically, a significant portion of awards under the Shareholder-Approved Plan have been in the form of performance share units. In 2022, we granted 0.3 million performance share units (assuming target performance) and 1.1 million restricted share units. Both types of awards help tie our success as a company to individual performance and

2023 Aon Proxy Statement        63

therefore align the interests of our employees and other service providers with those of our shareholders. We believe that equity awards have been and will continue to be important to incentivize employees and other service providers across our Company to increase shareholder value.

The Amended Plan is consistent with principles of good corporate governance

Our Board believes that our Amended Plan will promote the interests of shareholders and is consistent with principles of good corporate governance, including:

•	No Evergreen Share Pool. The plan does not include an “evergreen” share pool that would increase the number of shares available without shareholder approval.

•	No Liberal Share Recycling. Shares used to satisfy tax withholding and the exercise price for stock options do not recycle back into the plan.

•

No Repricing or Cash Buybacks Without Shareholder Approval. Other than in connection with a corporate change or transaction affecting the Company, the plan prohibits any repricing or cash buybacks of stock options or stock appreciation rights (“SARs”) without shareholder approval.

•	No Automatic “Single-Trigger” Accelerated Vesting. The Amended Plan does not provide for automatic accelerated vesting of awards upon a change in control or other corporate transaction.

•	No Dividends on Unvested Awards. Dividend and dividend equivalents may not be paid on a current basis on unvested awards.

•	No Liberal Change of Control Definition. The Amended Plan does not include a “liberal” change of control definition.

•

Clawback. Any compensation earned or paid under the Amended Plan is subject to forfeiture, recovery, or other action pursuant to Aon’s Incentive Repayment Policy or any other clawback or recoupment policy that may be adopted from time to time.

•

Limits on Awards. Notwithstanding the elimination of the performance-based compensation exemption from Section 162(m) of the Code, the Amended Plan limits the number of stock options, SARs and other awards that may be granted to participants.

Additional shares are important to help us to meet our anticipated equity compensation needs

As of December 31, 2022 (which represents the end of our most recent fiscal year), there were 2.4 million shares remaining available for issuance under the Shareholder-Approved Plan. If shareholders do not approve the Amended Plan, our ability to grant equity awards to prospective and existing employees and other service providers will be limited, which would place us at a competitive disadvantage in the competitive labor market in which we compete.

In determining the number of shares that would be available under the Amended Plan, our Board considered the number of equity awards we granted during the past three fiscal years, as well our anticipated future needs. In fiscal 2020, 2021, and 2022, we granted equity awards in respect of 1.8 million shares, 2.5 million shares, and 1.4 million shares, respectively, under the Shareholder-Approved Plan (assuming target performance for awards that were subject to performance-based vesting). The weighted average number of our Class A Ordinary Shares outstanding in fiscal 2020, 2021, and 2022 was 231.9 million, 224.7 million, and 211.7 million, respectively. As a result, our three-year average burn rate is 0.92%.

Based on our historical practices and anticipated future growth at the time the Amended Plan was approved by our Compensation Committee and our Board, we believe that the shares that would be available under the Amended Plan if this Proposal 7 is approved would enable us to continue to grant equity awards at current levels for approximately 3 years. The actual rate at which we use shares under the Amended Plan may be more or less than our anticipated future usage and will depend upon various unknown factors, such as our future stock price, participation levels, long-term incentive award mix and vehicles, and forfeiture rates. Having these additional shares is important to helping us attract and retain talent, and to continue our historical practice of granting equity awards deeply in our organization and a significant number of performance awards.

64        2023 Aon Proxy Statement

SHAREHOLDER-APPROVED PLAN INFORMATION

As of March 31, 2023, there were 4.5 million shares subject to outstanding equity awards under the Shareholder-Approved Plan and Other Equity Plans and, as of this same date, the shares subject to outstanding equity awards and available for issuance under the Shareholder-Approved Plan and Other Equity Plans represented approximately 3.15% of our outstanding Class A Ordinary Shares (commonly referred to as the “overhang”), in each case, assuming target performance for awards that were subject to performance-based vesting. The table below includes aggregate information regarding equity awards outstanding and the number of shares available for future awards under the Shareholder-Approved Plan and the Other Equity Plans as of March 31, 2023, and the number of shares that would be available for issuance under the Amended Plan if this Proposal 7 is approved by shareholders.

Stock Options Outstanding	725,586
Weighted Average Exercise Price of Stock Options Outstanding	$299.17
Weighted Average Remaining Term of Stock Options Outstanding	5.4 years
Full Value Awards Outstanding (RSUs and PSUs/PSAs)[1]	3,806,822
Shares Available for Grant under the 2011 Aon plc Incentive Plan[2]	1,898,437
Increase to 2011 Aon plc Incentive Plan Share Reserve if approved by Shareholders	3,800,000

1.

Excludes the following shares: (i) 583,223 shares granted under the Aon Incentive Stock Program (“ISP”) in lieu of annual discretionary incentive cash compensation, (ii) 84,530 shares that may be issued in connection with the U.S. Employee Share Purchase plan, (iii) 137,735 shares that may be issued in connection with the U.K. ShareSave share plan, (iv) 188,688 shares that could be issued under the Aon Supplemental Savings Plan, (v) 82,866 shares that could be issued under the Aon Supplemental Employee Stock Ownership Plan, and (vi) 23,743 shares that may be issued to satisfy obligations under the Aon Deferred Compensation Plan based on a share price of $315.29 (as of March 31, 2023). On November 1, 2002, the Aon Deferred Compensation Plan was amended to discontinue the distribution of shares with respect to deferrals after November 1, 2002 from that plan.

2.	Excludes 2,318,108 shares available for grant under the Aon plc Global Share Purchase Plan.

The following additional table summarizes the annual burn rates for fiscal years 2020, 2021, and 2022, excluding the number of shares issuable under the Company’s Incentive Stock Program (“ISP”) in lieu of annual discretionary incentive cash compensation. Our annual burn rate is determined by dividing the number of shares of our common stock subject to time-based stock-based awards granted and performance shares earned in a given fiscal year by the basic weighted average number of shares of our common stock outstanding for that fiscal year. Shares granted under our ISP in lieu of annual discretionary incentive cash compensation are excluded from the annual burn rate percentage.

Fiscal Year	Stock Options Granted	Time-Based Full Value Awards Granted[1,2]	Performance Based Awards Granted	Performance Based Awards Earned	Basic Weighted Average Common Shares Outstanding	Annual Burn Rate
2022	—	693,344	300,476	888,046	211,749,464	0.75%
2021	889,380	890,276	381,520	835,170	224,692,484	1.16%
2020	—	948,870	499,957	1,057,244	231,924,834	0.86%

1.	Excludes the shares granted under the Aon ISP in lieu of annual discretionary incentive cash compensation for fiscal years 2020 (380,162 shares), 2021 (366,939 shares), and 2022 (424,124 shares).

2.	Includes fully vested shares to non-management directors.

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SUMMARY OF THE AMENDED PLAN

The following is a brief summary of the material terms and features of the Amended Plan. A copy of the Amended Plan is attached as Appendix B to this Proxy Statement, and we urge our shareholders to read it in its entirety. The following description of certain terms and features of the Amended Plan is qualified in its entirety by reference to the full text of the Amended Plan.

Administration

The Amended Plan will generally be administered by our Compensation Committee. Subject to the provisions of the Amended Plan, the Compensation Committee will have the authority and discretion to:

•	select eligible individuals who will receive awards;

•	determine the time or times of receipt of awards;

•	determine the types of awards and number of Class A Ordinary Shares covered by the awards;

•	establish the terms, conditions, performance targets, restrictions and other provisions of awards;

•	modify the terms of, cancel or suspend awards;

•	reissue or repurchase awards;

•	accelerate the exercisability or vesting of any award;

•	interpret the Amended Plan;

•	establish, amend and rescind rules and regulations relating to the Amended Plan;

•	determine the provisions of any agreements made pursuant to the Amended Plan;

•	remedy any defect or omission or reconcile any inconsistency in the Amended Plan or any award; and

•	make all other determines that may be necessary or advisable for the administration of the Amended Plan.

The Board may take any action under the Amended Plan that would otherwise be the responsibility of the Compensation Committee, and the Compensation Committee may generally delegate all or any of its responsibilities and powers except to the extent prohibited by law or the rules of any applicable stock exchange. As used in this summary, the term “Compensation Committee” refers to our Compensation Committee or its authorized delegates, as applicable.

Eligibility to Receive Awards

Officers, directors, employees, consultants, independent contractors, and agents of the Company or a subsidiary will be eligible to receive awards under the Amended Plan. Incentive stock options (“ISOs”) may only be granted to employees of the Company or a subsidiary. As of March 31, 2023, we estimate that approximately 9 officers, 11 directors, and 50,000 employees would be eligible to participate in the Amended Plan.

Authorized Shares

Subject to adjustment as described below, the maximum number of Class A Ordinary Shares that may be issued in satisfaction of awards under the Amended Plan will be 42,800,000 shares (the “Share Pool”). Up to 15,000,000 shares from the Share Pool may be issued in satisfaction of ISOs. Any shares subject to an award that for any reason expires or is forfeited, cancelled, surrendered or terminated without the issuance of shares will again be available under the Amended Plan. Shares subject to an award may not be made available for issuance if such shares were subject to a share-settled SAR and were not issued or delivered upon the net settlement of such SAR, were delivered to or withheld by the Company to pay the exercise price or the withholding taxes related to an outstanding award or were repurchased on the open market with the proceeds of an option exercise. Shares issued in assumption of, or in substitution or exchange for, an award previously granted, or the right or obligation to make a future award, by a company acquired by the Company or any subsidiary or with which the Company or any subsidiary combines (“Substitute Awards”) will not reduce the Share Pool.

Shares that may be issued under the Amended Plan may be currently authorized but unissued Class A Ordinary Shares or currently held or subsequently shares acquired as treasury shares. The closing price of our Class A Ordinary Shares as reported on the New York Stock Exchange on April 14, 2023 was $324.48 per share.

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Adjustment to Shares

In the event there is a change in the capital structure of the Company as a result of any dividend in specie or subdivision of shares, recapitalization, issuance of a new class of shares, merger, consolidation, spin-off, or other similar corporate change, or any distribution to shareholders holdings shares other than regular cash dividends, the Compensation Committee shall make an equitable adjustment (in the manner and form determined in the Compensation Committee’s sole discretion) in the number of shares and forms of the awards authorized to be granted under the Amended Plan, including any limitation imposed on the number of shares with respect to which an award may be granted in the aggregate under the Amended Plan or to any participant, and make appropriate adjustments (including exercise price) to any outstanding awards.

Individual Limits

The maximum number of shares that may be covered by awards granted to any one participant during any one calendar-year period pursuant to the Amended Plan will be 1,500,000 shares. For this purpose, if a stock option is in tandem with a SAR, such that the exercise of the stock option or SAR cancels the tandem SAR or option right with respect to the applicable share, the tandem stock option and SAR rights will be counted as covering one share.

Types of Awards

The Amended Plan provides for the grant of stock options, SARs, full value awards, and cash incentive awards, which we refer to collectively as awards. Dividends or dividend equivalents may also be granted or paid in connection with awards under the Amended Plan, provided that any dividends or dividend equivalents will not be paid or settle unless and until, and only to the extent, the underlying award vests.

•

Stock Options and SARs. The Compensation Committee may grant stock options intended to qualify as ISOs, stock options not intended to so qualify (“NSOs”), and SARs and may, but need not, grant a stock option in tandem with a SAR. The Compensation Committee will designate the participants to whom stock options or SARs are to be granted and will determine the number of shares subject to such stock option or SAR and the other terms and conditions thereof. The exercise price of a stock option or SAR granted under the Amended Plan must be no less than 100% of the fair market value of a share of our common stock on the date of grant or, in the case of a stock option to subscribe unissued shares, the par value of a share on such date. Other than in connection with certain corporate transactions or reductions of the exercise price approved by shareholders, the exercise price of any outstanding stock option or SAR may not be decreased after the date of grant nor may an outstanding stock option or SAR granted under the Amended Plan be surrendered to the Company as a condition for the grant of a new award, cash or replacement stock option or SAR with a lower exercise price. The Compensation Committee will establish the expiration date of each stock option or SAR at the time of grant, provided that in no event will the expiration date be later than ten years after the date on which the stock option or SAR is granted.

•

Full Value Awards. The Compensation Committee may grant awards of one or more shares or a right to receive one or more shares in the future, including restricted shares and restricted share units; deferred shares and deferred share units; and performance shares and performance share units (collectively “Full Value Awards”) to participants. The grant may be in consideration of previously performed services or surrender of other compensation, may be contingent on the achievement of performance or other objectives during a specified period, may be subject to a risk of forfeiture or other restrictions that will lapse upon the achievement of one or more goals relating to the completion of service by the participant or the achievement of performance or other objectives and may be subject to such other conditions, restrictions and contingencies as are determined by the Compensation Committee. If an employee’s right to become vested in a Full Value Award is conditioned on the completion of a specified period of service, without achievement of performance objectives being required as a condition of vesting, and without it being granted in lieu of other compensation, then the required period of service for full vesting will be not less than one year, subject to exceptions determined by the Compensation Committee for prorated vesting over the course of such one-year period and to acceleration of vesting in the event of death, disability, involuntary termination or otherwise in connection with a Change in Control, or retirement, grants made to newly eligible participants to replace awards from a prior employer and grants that are a form of payment of earned performance awards or other incentive compensation.

•

Cash-Based Awards. The Compensation Committee may grant awards payable in cash or, in the discretion of the Compensation Committee, in shares equivalent in value to the cash otherwise payable, which may be subject to performance vesting conditions and such other terms and conditions as it may determine.

2023 Aon Proxy Statement        67

Change in Control

In the event of a change in control, the Board may, in its discretion:

•	require that some or all stock options and SARs will become exercisable in full or in part,

•	require the vesting period applicable to some or all outstanding restricted shares and restricted share units to lapse in full or in part;

•	require the performance period applicable to some or all outstanding awards to lapse in full or in part;

•	require the performance targets applicable to some or all awards to be deemed satisfied at target, maximum or any other level;

•

require that shares of common stock of the corporation resulting from or succeeding to the business of the Company, or a parent corporation thereof, be substituted for some or all of the shares subject to an outstanding award, with appropriate and equitable adjustment to such award as determined by the Board;

•	require outstanding awards, in whole or in part, be surrendered and cancelled in exchange for a payment in cash, in shares of common stock or a combination thereof; and/or

•	take such other action as the Board deems appropriate.

Transferability of Awards

Awards under the Amended Plan will not be transferable except as designated by will or by the laws of descent and distribution or, to the extent provided by the Compensation Committee, pursuant to a qualified domestic relations order.

Certain Events of Forfeiture

The Compensation Committee may specify in an award agreement that a participant’s rights, payments and benefits with respect to an award will be subject to reduction, cancellation, forfeiture or recoupment upon the occurrence of specified events, such as a termination of employment for cause, violation of material policy, or breach of restrictive covenants.

Clawback Policy

Any compensation earned or paid under the Amended Plan is subject to forfeiture, recovery, or other action pursuant to Aon’s Incentive Repayment Policy or any other clawback or recoupment policy that may be adopted from time to time.

Tax Withholding

Awards under the Amended Plan will be subject to withholding of all applicable taxes and employee social security contribution, which may be satisfied in cash or any other method authorized by the Compensation Committee.

Term of Amended Plan

The Amended Plan will be unlimited in duration and, in the event of a termination of the Amended Plan, will remain in effect as long as any awards are outstanding and not fully vested; provided, however, that no new awards will be made under the Amended Plan on or after April 19, 2033.

Amendment and Termination

The Board may at any time amend or terminate the plan and the Board or the Compensation Committee may amend any agreement, provided that no amendment or termination may adversely affect the rights of any participant or, if applicable, beneficiary under any previously granted award without the written consent by the affected person.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE AMENDED PLAN

The following is a summary of certain U.S. federal income tax consequences associated with awards granted under the Amended Plan. The summary does not purport to cover federal employment tax or other U.S. federal tax consequences that may be associated with the Amended Plan, nor does it cover state, local or non-U.S. taxes.

Stock Options (other than ISOs)

In general, a participant has no taxable income upon the grant of a an NSO but realizes income in connection with the exercise of the NSO in an amount equal to the excess (at the time of exercise) of the fair market value of the shares acquired

68        2023 Aon Proxy Statement

upon exercise over the exercise price. A corresponding deduction is generally available to the Company, subject to the limitations set forth in the Code. Upon a subsequent sale or exchange of the shares, any recognized gain or loss is treated as a capital gain or loss for which the Company is not entitled to a deduction.

ISOs

In general, a participant realizes no taxable income upon the grant or exercise of an ISO. However, the exercise of an ISO may result in an alternative minimum tax liability to the participant. With some exceptions, a disposition of shares purchased pursuant to an ISO within two years from the date of grant or within one year after exercise produces ordinary income to the participant (and generally a deduction to the Company, subject to the limitations set forth in the Code) equal to the value of the shares at the time of exercise less the exercise price. Any additional gain recognized in the disposition is treated as a capital gain for which the Company is not entitled to a deduction. If the participant does not dispose of the shares until after the expiration of these one and two-year holding periods, any gain or loss recognized upon a subsequent sale of shares purchased pursuant to an ISO is treated as a long-term capital gain or loss for which the Company is not entitled to a deduction.

SARs

The grant of a SAR does not itself result in taxable income, nor does taxable income result merely because a SAR becomes exercisable. In general, a participant who exercises a SAR for shares or receives payment in cancellation of a SAR will have ordinary income equal to the amount of any cash and the fair market value of any shares received. A corresponding deduction is generally available to the Company, subject to the limitations set forth in the Code.

Unrestricted Share Awards

A participant who purchases or is awarded unrestricted shares generally has ordinary income equal to the excess of the fair market value of the shares at that time over the purchase price, if any, and a corresponding deduction is generally available to the Company, subject to the limitations set forth in the Code.

Restricted Share Awards

A participant who is awarded or purchases shares subject to a substantial risk of forfeiture generally does not have income until the risk of forfeiture lapses. When the risk of forfeiture lapses, the participant has ordinary income equal to the excess of the fair market value of the shares at that time over the purchase price, if any, and a corresponding deduction is generally available to the Company, subject to the limitations set forth in the Code. However, a participant may make an election under Section 83(b) of the Code to be taxed on restricted share when it is acquired rather than later, when the substantial risk of forfeiture lapses. A participant who makes an effective 83(b) election will realize ordinary income equal to the fair market value of the shares as of the time of acquisition less any price paid for the shares. A corresponding deduction will generally be available to the Company, subject to the limitations set forth in the Code. If a participant makes an effective 83(b) election, no additional income results by reason of the lapsing of the restrictions.

For purposes of determining capital gain or loss on a sale of shares awarded under the Amended Plan, the holding period in the shares begins when the participant recognizes taxable income with respect to the transfer. The participant’s tax basis in the shares equals the amount paid for the shares plus any income realized with respect to the transfer. However, if a participant makes an effective 83(b) election and later forfeits the shares, the tax loss realized as a result of the forfeiture is limited to the excess of what the participant paid for the shares (if anything) over the amount (if any) realized in connection with the forfeiture.

Restricted Share Units

The grant of a restricted share unit does not itself generally result in taxable income. Instead, the participant is taxed upon vesting (and a corresponding deduction is generally available to the Company, subject to the limitations set forth in the Code), unless he or she has made a proper election to defer receipt of the shares (or cash if the award is cash settled) under Section 409A of the Code. If the shares delivered are restricted for tax purposes, the participant will instead be subject to the rules described above for restricted shares.

2023 Aon Proxy Statement        69

Other Full Value Awards and Cash Incentive Awards

The granting of other Full Value Awards or cash incentive awards subject to performance conditions generally should not result in the recognition of taxable income by the recipient or a tax deduction by the Company. The payment or settlement of any such award should generally result in recognition of taxable ordinary income by the recipient and a corresponding tax deduction by the Company, subject to the limitations set forth in the Code, equal to the amount of any cash received or the then-current fair market value of the shares received. If shares or any portion of the cash settlement covered by the award are restricted for tax purposes, the tax consequences to the participant and Aon will be similar to the tax consequences of restricted share awards described above.

NEW PLAN BENEFITS

No awards under the Amended Plan have been granted to date. Because future awards under the Amended Plan will be granted in the discretion of the Compensation Committee, the type, number, recipients, and other terms of such awards cannot be determined at this time.

The following table sets forth the awards that were granted to our named executive officers, our executive officers as a group, our non-employee directors as a group, and our other employees (who are not executive officers) as a group under the Shareholder-Approved Plan for the fiscal year ended December 31, 2022. The number of performance share units listed in the table below is based on the maximum number of Class A Ordinary Shares that may be delivered under the awards, assuming the applicable performance conditions are achieved at maximum levels of achievement.

Name and Position	Number of Restricted Share Units	Number of Performance Share Units
Gregory C. Case, Chief Executive Officer	—	110,314
Christa Davies, Executive Vice President and Chief Financial Officer	2,615	44,112
Eric Andersen, President	2,335	34,660
Lisa Stevens, Chief People Officer and Head of Human Capital Solutions	1,494	18,906
Darren Zeidel, EVP, General Counsel and Company Secretary	1,121	10,082
Executive Group	16,268	241,704
Non-Executive Director Group	9,102	—
Non-Executive Officer Employee Group	1,092,098	359,248

Required Vote and Recommendation of the Board of Directors

The form of shareholder resolution for this proposal is below. In accordance with the requirements of Irish law, this resolution is being proposed as an ordinary resolution of the Company, requiring the affirmative vote of at least a majority of the votes cast, in person or by proxy, at the Annual Meeting.

RESOLVED THAT, the shareholders approve the Aon plc 2011 Incentive Plan, as amended and restated, and to increase the numbers of shares available for issuance thereunder, as set forth in Appendix B to the proxy statement for the Annual Meeting held on June 16, 2023.

70        2023 Aon Proxy Statement

Other Information

Equity Compensation Plan Information

The following table summarizes the number of Class A Ordinary Shares that may be issued under our equity compensation plans as of December 31, 2022.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)		Weighted average exercise price of outstanding options, warrants and rights (b)		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	6,186,681	(1)(2)	299.17	(3)	4,801,820	(4)
Equity compensation plans not approved by security holders(5)	308,069		—	(6)	—	(7)

Total	6,494,750		299.17		4,801,820

(1)	This amount includes the following:

–	2,854,034 shares that may be issued in connection with share awards under the Shareholder-Approved Plan;

–	749,265 shares that may be issued in connection with outstanding options under the Shareholder-Approved Plan.

–	8,953 shares that may be used in connection with share awards under the 2001 Aon Stock Incentive Plan;

–	34,657 shares that may be issued in connection with deferred share awards under the 2001 Aon Stock Incentive Plan;

–	84,530 shares that may be issued in connection with the US employee share purchase plan;

–	154,133 shares that may be issued in connection with the UK ShareSave share plan;

–	27,529 shares that may be issued to satisfy obligations under the Aon Deferred Compensation Plan in connection with the 2001 Aon Stock Incentive Plan; and

–

2,273,580 shares that may be issued in connection with the settlement of performance share units under the Shareholder-Approved Plan. For awards where the performance period has been completed, the actual number of shares to be issued is shown. For awards tracking significantly below threshold, the threshold number of shares which may be issued is shown. For all other performance share awards, the maximum number of shares which may be issued is shown.

(2)

On November 1, 2002, the Aon Deferred Compensation Plan was amended to discontinue the distribution of shares with respect to deferrals after November 1, 2002 from that plan. As of December 31, 2022, based on a share price of $300.14, the maximum number of shares that could be issued under the Aon Deferred Compensation Plan was 27,529.

(3)	Indicates weighted average exercise price of 749,265 outstanding options under the Shareholder-Approved Plan.

(4)

The total number of Class A Ordinary Shares authorized for issuance in connection with awards under the Shareholder-Approved Plan is 39,000,000. As of December 31, 2022, 2,403,160 shares remained available for future issuance under this plan. The amount shown in column (c) also includes 2,398,660 shares available for future issuance under the Aon plc Global Share Purchase Plan, including 84,530 shares subject to purchase as of December 31, 2022. Permissible awards under the Shareholder-Approved Plan include share options, share appreciation rights, restricted shares, restricted share units and other share-based awards, including awards where the vesting, granting or settlement of which is contingent upon the achievement of specified performance goals, called “performance awards.”

(5)	Below are the material features of our equity compensation plans that have not been approved by shareholders:

Aon Supplemental Savings Plan

The Supplemental Savings Plan (SSP) was adopted by the Board of Directors of Aon Corporation in 1998. It is a nonqualified supplemental retirement plan that provides benefits to participants in the Aon Savings Plan whose employer matching contributions are limited because of IRS-imposed restrictions. The plan originally allowed contributions to be credited to a Class A Ordinary Shares account. All amounts credited to a Class A Ordinary Shares account were then credited with dividends and other investment returns as under the Aon Savings Plan fund and are settled in Class A Ordinary Shares. Prior to April 1, 2017, before the beginning of each plan year, an election could be made by any participant to transfer some or all of a participant’s existing money market account under the SSP to Class A Ordinary Shares account. Beginning April 1, 2017, no new contributions are permitted to be invested in a Class A Ordinary Shares account and no amounts may be transferred out of such account to another investment option.

2023 Aon Proxy Statement        71

Under the SSP, eligible employees receive a supplemental allocation based on years of service (between 3 and 6 percent of eligible compensation) and are credited with an additional matching allocation they would have received under the Aon Savings Plan match provision had compensation up to $500,000 been considered. Participants must also contribute the limit prescribed by the IRS ($20,500 for 2022) and be active on the last day of the year to receive the allocation. As of December 31, 2022, the number of shares that could be issued under the plan was 211,567.

Aon Supplemental Employee Stock Ownership Plan

The Aon Supplemental Employee Stock Ownership Plan was a plan established in 1989 as a nonqualified supplemental retirement plan that provided benefits to participants in the Aon Employee Stock Ownership Plan whose employer contributions were limited because of IRS-imposed restrictions. As of 1998, no additional amounts have been credited to participant accounts. Account balances are maintained for participants, and credited with dividends, until distribution is required under the plan. Distributions are made solely in Class A Ordinary Shares. No specific authorization of Class A Ordinary Shares for the plan has been made. As of December 31, 2022, the number of shares that could be issued under the plan was 96,502.

(6)	The weighted-average exercise price of such shares is uncertain and is not included in this column.

(7)

None of these equity compensation plans contain a limit on the number of shares that may be issued under such plans; however, these plans are subject to the limitations set forth in the descriptions of these plans contained in Note 5 above.

72        2023 Aon Proxy Statement

CEO Pay Ratio

As required by the Dodd-Frank Wall Street Reform and Consumer Protection Act, we are providing the following information regarding the relationship between the annual total compensation of our median employee and the annual total compensation of our Chief Executive Officer, Mr. Case. For 2022, our last completed fiscal year, the median annual total compensation of our employees (excluding Mr. Case) was $74,932, and the annual total compensation of Mr. Case was $19,696,932 (this amount is approximately $28,000 higher than the total compensation amount reflected in the Summary Compensation Table appearing of this proxy statement because it also includes the value of certain personal benefits and compensation under our non-discriminatory benefit plans, because we included these same types of benefits when calculating the median employee’s compensation). Based on this information and applicable SEC rules, our estimate of the ratio of Mr. Case’s annual total compensation to the median of the annual total compensation for all employees in 2022 was 263 to 1. Given the different methodologies that various public companies will use to determine an estimate of their pay ratio, the estimated ratio reported above should not be used as a basis for comparison between companies.

To identify the median of the annual total compensation of all our employees, we first determined that our total global employee population (including full-time, part-time, and temporary employees) as of December 1, 2022 was 51,983. As permitted by SEC rules, which allow exclusion of a de minimis number of non-US employees in certain jurisdictions, we then excluded the following number of employees in the following jurisdictions, resulting in a total employee number (after applying the exclusions) of 51,054.

Excluded Jurisdiction	Number of Employees
Barbados	11
Cyprus	4
Ecuador	71
Estonia	9
Fiji	36
Gibraltar	13
Hungary	141
Iraq	2
Israel	106
Kazakhstan	17
Mauritius	39
Morocco	53
Turkey	198
Ukraine	48
Venezuela	36
Vietnam	145
TOTAL	929
Percentage of Total Population Excluded	1.79%

To identify the median employee from this population, we determined that our compensation measure for this purpose would include: (1) an estimate of base salary, determined using the employee’s rate of pay and their work schedule (part-time or full-time), and (for permanent employees who worked part of the year) adjusted for annualization as permitted under SEC rules; and (2) actual performance-based incentives paid under our annual incentive plan during 2022. We chose to use base salary and annual incentives as our compensation measure because these two components represent the most consistently used elements of remuneration across our global workforce (unlike, for example, long-term incentive equity awards, which are only granted to roughly 10% of our employee population). Further, these two components are the most consistently recorded items in our global compensation system. A small percentage of our global employee population is employed on a seasonal or temporary basis; due to difficulties in collecting consistent data regarding periods of actual employment, we estimated the base salary and annual incentive for this group to be zero.

2023 Aon Proxy Statement        73

After identifying our median employee by applying the above-described compensation measure consistently to all employees included in the calculation, we identified and calculated the elements of that employee’s total compensation for 2022 and included the value of any personal benefits and compensation under our non-discriminatory benefit plans, as provided in applicable SEC rules. For the median employee, a substantial percentage (approximately 15%) of the total compensation amount was provided in the form of Company contributions to retirement funds and the cost of health and welfare coverage, which are in addition to the cash component of compensation.

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Pay vs. Performance

As described in the Compensation Discussion & Analysis (“CD&A”), Aon has a strong pay for performance philosophy that shapes how we deliver compensation to all colleagues, including the senior executives of the firm. This is evidenced by (1) the weighting of fixed vs variable compensation awarded annually, (2) the proportion of variable compensation delivered in the form of company equity instruments, and (3) the proportion of equity awards that are leveraged on performance conditions above and beyond share price.
2022 Compensation Details
Variable compensation awarded to the CEO and other NEOs (on average) represented 92% and 81%, respectively, of the total compensation awarded for 2022. To maximize shareholder alignment, 100% of their variable compensation was delivered in the form of equity, including the annual incentive for the year. Finally, 100% and 89%, respectively, of the equity compensation for the CEO and other NEOs (on average) is comprised of performance share units (“PSU”) under our Leadership Performance Program (“LPP”) that can result in a 0x – 2x payout based on performance against Adjusted EPS goals which we believe closely aligns
with shareholder value creation.

PVP Disclosure
In accordance with rules adopted by the Securities and Exchange Commission pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, we provide the following disclosure regarding executive compensation covering calculations and narrative of Compensation Actually Paid (“CAP”) under new SEC Pay Versus Performance (“PVP”) disclosure requirements for our principal executive officer (“PEO”) and
Non-PEO
NEOs and Company performance for the fiscal years listed below. The Compensation Committee did not consider the pay versus performance disclosure below in making its pay decisions for any of the years shown.

Year	Summary Compensation Table Total for PEO 1 ($)	CAP to PEO 1,2 ($)	Average Summary Compensation Table Total for Non-PEO NEOs 1 ($)	Average CAP Paid to Non-PEO NEOs 1,2 ($)	Value of Initial Fixed $100 Investment based on: 3		Net Income ($ Millions)	Adjusted Earnings per Share Growth 4
					TSR ($)	Peer Group TSR ($)
2022	19,668,985	18,597,824	6,643,617	6,468,548	148	119	2,589	12%
2021	19,868,384	100,549,260	7,644,425	25,579,739	147	133	1,308	22%
2020	20,294,496	39,382,835	6,898,103	11,457,219	102	98	2,018	7%

1.
The principal executive officer (PEO) for each year reflected in the table is Gregory C. Case, the Company’s Chief Executive Officer. The non-PEO NEOs are Christa Davies, Eric Andersen, Lisa Stevens (for years 2021 and 2022 only), Darren Zeidel (for years 2021 and 2022 only), John Bruno (for 2020 only) and Anthony Goland (for 2020 only).

2.
The amounts shown for CAP have been calculated in accordance with Item 402(v) of Regulation
S-K
and do not reflect compensation actually earned, realized, or received by the Company’s NEOs. CAP amounts reflect the Summary Compensation Table Total with exclusions and inclusions of certain amounts for the PEO and the Non-PEO NEOs as set forth below. Equity values are calculated in accordance with FASB ASC Topic 718. Amounts in the Exclusion of Stock Awards column are the totals from the Stock Awards column set forth in the Summary Compensation Table.

2023 Aon Proxy Statement        75

PEO

Year	Summary Compensation Table Total for PEO	Exclusion of Stock Awards for PEO	Inclusion of Equity Values for PEO	CAP to PEO
2022	19,668,985	(17,497,455)	16,426,294	18,597,824
2021	19,868,384	(15,262,436)	95,943,312	100,549,260
2020	20,294,496	(15,880,566)	34,968,905	39,382,835
Average Non-PEO NEOs

Year	Average Summary Compensation Table Total for Non-PEO NEOs	Average Exclusion of Change in Pension Value for Non-PEO NEOs	Average Exclusion of Stock Awards for Non-PEO NEOs	Average Inclusion of Equity Values for Non-PEO NEOs	Average CAP to Non-PEO NEOs
2022	6,643,617	—	(4,729,173)	4,554,104	6,468,548
2021	7,644,425	—	(4,583,837)	22,519,151	25,579,739
2020	6,898,103	(76,821)	(4,387,596)	9,023,533	11,457,219

The amounts in the Inclusion of Equity Values in the tables above are derived from the amounts set forth
in the following tables:

PEO

Year	Year-End Fair Value of Equity Awards Granted During Year That Remained Unvested as of Last Day of Year for PEO	Change in Fair Value from Last Day of Prior Year to Last Day of Year of Unvested Equity Awards for PEO	Change in Fair Value from Last Day of Prior Year to Vesting Date of Unvested Equity Awards that Vested During Year for PEO	Value of Dividends or Other Earnings Paid on Equity Awards Not Otherwise Included for PEO	Total - Inclusion of Equity Values for PEO
2022	16,554,822	(52,980)	(83,279)	7,731	16,426,294
2021	39,121,312	38,650,509	18,164,704	6,787	95,943,312
2020	20,945,730	12,672,451	1,339,915	10,809	34,968,905
Average Non-PEO NEOs

Year	Average Year-End Fair Value of Equity Awards Granted During Year That Remained Unvested as of Last Day of Year for Non-PEO NEOs	Average Change in Fair Value from Last Day of Prior Year to Last Day of Year of Unvested Equity Awards for Non-PEO NEOs	Average Change in Fair Value from Last Day of Prior Year to Vesting Date of Unvested Equity Awards that Vested During Year for Non-PEO NEOs	Average Value of Dividends or Other Earnings Paid on Equity Awards Not Otherwise Included for Non-PEO NEOs	Total - Average Inclusion of Equity Values for Non-PEO NEOs
2022	4,599,376	(15,750)	(37,513)	7,991	4,554,104
2021	11,411,916	8,245,180	2,859,048	3,007	22,519,151
2020	5,771,045	2,890,055	357,014	5,419	9,023,533

3.
The Peer Group TSR set forth in this table utilizes the S&P 500 Financials Index, which we also utilize in the stock performance graph required by Item 201(e) of Regulation
S-K
included in our Annual Report for the year ended December 31, 2022. The comparison assumes $100 was invested for the period starting December 31, 2019, through the end of the listed year in the Company and in the S&P 500 Financials Index, respectively. Historical stock performance is not necessarily indicative of future stock performance.

4.
We determined Adjusted EPS to be the most important financial performance measure used to link Company performance to CAP to our PEO and
Non-PEO
NEOs in 2022. This performance measure may not have been the most important financial performance measure for years 2021 and 2020 and we may determine a different financial performance measure to be the most important financial performance measure in future years.

Description of Relationship Between PEO and Non-PEO NEO CAP and Company Performance
The following describes the relationship between CAP to our PEO, the average of CAP to our Non-PEO NEOs, and the Company’s Adjusted EPS Growth, Net Income and TSR performance over the three most recently completed fiscal years, in accordance with the SEC rules. However, we note that this description is not an explanation of the relationship between Company performance and our executive compensation decisions and pay outcomes, which are described in our CD&A.
Given the structure of the compensation described in our CD&A, CAP to the PEO and Non-PEO NEOs is primarily a function of the combined effects of:

•	Achievement of our Adjusted EPS goals over overlapping three-year performance cycles, which is reasonably represented by the growth in Adjusted EPS

•	Share price appreciation, which is reasonably represented in TSR performance

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The charts below demonstrate the relationship between CAP and these performance measures.

Of note during the period covered by this disclosure is the exceptional TSR performance and growth in our share price during 2021 coincident with very strong growth in Adjusted EPS. This resulted in attainment of the maximum performance levels and corresponding earning of 200% of the target number of shares under the LPP performance share units for more than one performance cycle, which is the primary source of equity compensation provided to our PEO and non-PEO NEOs, as describedin our CD&A.
Our Net Income grew 28% over the 2019-2022 period reflective of strong growth and performance on our key financial metrics, though Net Income decreased in 2021, reflecting strong revenue growth offset by expenses that were not representative of our normal business operations, followed by an increase in 2022 to a level reflecting overall strong growth from 2020. Net Income performance does not have a strong relationship with the reported CAP to our PEO and Non-PEO NEOs given the lower relative weighting of this measurement of performance as compared to the others previously discussed.
Tabular List of Most Important Financial Performance Measures
The following table presents the financial performance measures that the Company considers to have been the most important in linking CAP to our PEO and
Non-PEO
NEOs for 2022 to Company performance. The measures in this table are not ranked.

Adjusted Earnings Per Share Growth
Adjusted Operating Income Growth

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Shareholder Proposals for 2024 Annual General Meeting

Shareholders who, in accordance with the SEC’s Rule 14a-8, wish to present proposals for inclusion in the proxy materials to be distributed by us in connection with our 2024 annual general meeting must submit their proposals to the Company Secretary at the Company’s registered office at Aon Metropolitan Building, James Joyce Street, Dublin 1, Ireland, or via electronic mail to the following address: corporate.governance@aon.com, on or before December 30, 2023. As the rules of the SEC make clear, simply submitting a proposal does not guarantee its inclusion in our proxy statement.

In accordance with our Articles, and without prejudice to the rights of a shareholder of record under applicable law, in order to nominate a candidate for election as a director or properly bring other business before the 2024 annual general meeting, a shareholder’s notice of the matter the shareholder wishes to present must be delivered to the Company Secretary at the Company’s registered office at Metropolitan Building, James Joyce Street, Dublin 1, Ireland, not less than 90 nor more than 120 days prior to the first anniversary of the date of the Annual Meeting. As a result, any notice given by or on behalf of a shareholder pursuant to these provisions of our Articles (and not pursuant to the SEC’s Rule 14a-8) must be received no earlier than February 17, 2024 and no later than March 18, 2024. Notice of director nominations must set forth the information called for in, and otherwise comply with, our Articles and comply with the additional requirements set forth in SEC Rule 14a-19(b), including by giving timely notice that complies with such requirements and which must be received no later than April 17, 2024.

Other Matters

The Board is not aware of any business to be acted upon at the Annual Meeting other than that described in this proxy statement. If any other business comes before the Annual Meeting, the proxy holders (as indicated on the accompanying proxy card or cards) will vote the proxies according to their best judgment with respect to such matters.

Incorporation by Reference

To the extent that this proxy statement is incorporated by reference into any other filing by Aon with the SEC under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, the information contained in the section of this proxy statement titled “Report of the Audit Committee” (to the extent permitted by the rules of the SEC) will not be deemed incorporated, unless specifically provided otherwise in such filing. The information contained in the Compensation Committee Report will not be deemed to be incorporated by reference into any filing under the Securities Act or the Exchange Act, other than Aon’s Annual Report on Form 10-K, except to the extent specifically provided otherwise in such filing.

In addition, the reports mentioned herein, and any other information from our website, are not part of, or incorporated by reference into this proxy statement. Some of the statements and reports contain cautionary statements regarding forward-looking information that should be carefully considered. Our statements and reports about our objectives may include statistics or metrics that are estimates, make assumptions based on developing standards that may change, and provide aspirational goals that are not intended to be promises or guarantees. The statements and reports may also change at any time and we do not undertake a duty to update them, which speak only as of the date on which they are made, except as required by law.

Cautionary Note Regarding Forward-Looking Statements

This proxy statement and any documents incorporated by reference into this proxy statement contain “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. These forward-looking statements include, among others, statements of expectations, beliefs, future plans and strategies, anticipated results from operations and developments and other matters that are not historical facts. The forward-looking statements are based on management’s beliefs as well as on a number of assumptions concerning future events. Readers should not put undue reliance on these forward-looking statements, which are not a guarantee of performance and are subject to a number of uncertainties and other factors that could cause actual events or results to differ materially from those expressed or implied by the forward-looking statements. Words such as “anticipate,” “believe,” “estimate,” “expect,” “forecast,” “project,” “intend,” “plan,” “probably,” “potential,” “looking forward,” “continue,” and other similar terms, and future or conditional tense verbs like “could,” “may,” “might,” “should,” “will,” and “would” are used to identify these forward-looking statements. You can also identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. We do not undertake a duty to update these forward-looking statements, which speak only as of the date on which they are made. Certain factors that could prevent us from achieving its stated goals include the risk factors listed in our Form 10-K for our fiscal year ended December 31, 2022 and our other reports filed with the SEC, which shareholders and other interested parties are directed and referred.

78        2023 Aon Proxy Statement

Questions and Answers About the Meeting and Voting

Why did I receive these proxy materials?

We have made these proxy materials available to you on the Internet or have delivered printed versions of these materials to you by mail to comply with our obligations under the Irish Companies Act in connection with the solicitation of proxies for use at the Annual Meeting, and at any adjournment or postponement thereof.

The Notice of Internet Availability and proxy materials were first mailed on or about April 28, 2023 to shareholders who held shares as of April 14, 2023, which we refer to as the “record date.”

Will any other matters be decided at the Annual Meeting?

At the date of this proxy statement, we do not know of any other matters to be raised at the Annual Meeting other than those described in this proxy statement. If any other matters are, in accordance with applicable law and the Company’s Articles, properly presented for consideration at the Annual Meeting, such matters will, subject to the Articles and applicable law, be considered at the Annual Meeting and the individuals named in the proxy card will vote on such matters in their discretion.

Who is entitled to vote at the Annual Meeting?

Holders of our Class A Ordinary Shares, nominal value $0.01 per share as of the April 14, 2023 record date are entitled to vote at the Annual Meeting. As of that date, being the last practicable date prior to the publication of this proxy statement, there were 204,410,926 Class A Ordinary Shares outstanding and entitled to vote. Unless disenfranchised under applicable law and/or the Articles, each Class A Ordinary Share is entitled to one vote on each matter properly brought before the Annual Meeting. Therefore, the total voting rights in the Company as at April 14, 2023 are 204,410,926 Class A Ordinary Shares.

What is the difference between holding Class A Ordinary Shares as a shareholder of record and as a beneficial owner?

If you are registered on the register of members of the Company in respect of Class A Ordinary Shares, you are considered, with respect to those Class A Ordinary Shares, the shareholder of record, and these proxy materials are being sent directly to you by the Company.

If your Class A Ordinary Shares are held in a stock brokerage account or by a broker, bank or other nominee, you are considered the beneficial owner of shares held in “street name”, and these proxy materials or the Notice of Internet Availability are being made available or forwarded to you by your broker, bank or other nominee who is considered, with respect to those shares, the shareholder of record. As the beneficial owner, you have the right to direct your broker, bank or other nominee on how to vote your Class A Ordinary Shares by following the instructions on the voting instruction form.

How do I vote?

If you are a shareholder of record, you may appoint a proxy to vote on your behalf using any of the following methods:

•	by telephone at 1-800-652-VOTE (8683) within the U.S., US territories and Canada;

•	online by visiting www.envisionreports.com/AON or scanning the QR code and following the instructions on your proxy card or the Notice of Internet Availability;

•

if you received proxy materials by mail or if you request a paper proxy card by telephone or through the Internet, you may elect to vote by mail by completing and signing the proxy card and returning in the envelope provided to Proxy Services c/o Computershare Investor Services, PO Box 43078, Providence, RI 02940-3078 inside and outside of the United States (which will be forwarded to the Company’s registered office in Ireland electronically) or otherwise depositing it at the Company’s registered office in Ireland.

To be valid, a proxy must be received by no later than 5:00 PM (Irish Standard Time) on June 15, 2023 (or in the case of an adjournment or postponement thereof, such later time as may be announced by the Company not being greater than 48 hours before the adjourned or postponed meeting (the “proxy deadline”)).

You may also vote in person at the Annual Meeting if you attend in person. We intend to hold the Annual Meeting in person. Shareholders who wish to attend the Annual Meeting virtually may do so via webcast at meetnow.global/M57P5GK, as further described on page 81 of the proxy statement. Note that attending the Annual Meeting virtually will not allow you to vote at the Annual Meeting.

Telephone and Internet proxy appointment facilities for shareholders of record will be available 24 hours a day. If you properly give instructions as to your proxy appointment by telephone, through the Internet or by executing and returning a paper proxy card, and your proxy appointment is not subsequently revoked, your Class A Ordinary Shares will be voted in accordance with your instructions. If you are a shareholder of record and you execute and return a proxy card but do not give instructions, your proxy will be voted in accordance with the recommendations of the Board.

Any corporate or institutional shareholder of record may, by resolution of its articles or other governing body, authorize another person to act as its representative at the Annual

2023 Aon Proxy Statement        79

Meeting, and such authorized person will (on production of a certified copy of such resolution at the Annual Meeting) be entitled to exercise the same powers on behalf of such shareholder as such shareholder could exercise if it was an individual shareholder of the Company.

If you are a beneficial owner, you should follow the directions provided by your broker, bank or other nominee. You may submit instructions by telephone or through the Internet to your broker, bank, or other nominee, or request and return a paper proxy card to your broker, bank, or other nominee.

In the case of joint holders, the vote of the senior holder who submits a vote will be accepted to the exclusion of the vote of the other joint holders, with seniority determined by the order in which the names of the holders appear in the register of members.

We will distribute written ballots to anyone who wants to vote in person at the Annual Meeting. If you are a beneficial owner, you should obtain a legal proxy from your broker, bank or other nominee and present it to the inspectors of election with your ballot to be able to vote at the Annual Meeting (see the section titled “Who can attend the Annual Meeting?” below).

What should I do if I receive more than one Notice of Internet Availability of proxy materials or proxy card?

If you own some Class A Ordinary Shares directly in your name as a registered holder and other Class A Ordinary Shares as a beneficial owner through a broker, bank or other nominee, or if you own Class A Ordinary Shares through more than one broker, bank or other nominee, you may receive multiple Notices of Internet Availability or voting instructions. It is necessary for you to fill in, sign and return all of the proxy cards included in the proxy materials that you receive or for you to follow the instructions for any alternative voting procedure on each of the Notices of Internet Availability that you receive in order to vote all of the shares you own.

How is a quorum determined?

The presence of the holders of shares in the Company who together represent at least the majority of the voting rights of all of the shareholders entitled to vote, in person or by proxy, at the Annual Meeting is necessary to constitute a quorum. Abstentions and broker non-votes will be counted as present and entitled to vote for purposes of determining a quorum at the Annual Meeting.

What is a broker non-vote?

If you own your Class A Ordinary Shares through a broker, bank or other nominee and do not provide the organization that holds your Class A Ordinary Shares with specific voting instructions, pursuant to the rules of the NYSE, the bank, broker or other nominee is generally permitted to vote your Class A Ordinary Shares at its discretion on certain routine matters. With respect to certain non-routine matters, the broker, bank or other nominee is not permitted to vote your Class A Ordinary Shares for you. If the broker, bank or other nominee that holds your Class A Ordinary Shares does not receive voting instructions from you on how to vote your Class A Ordinary Shares on a non-routine matter, it will inform the inspector of election that it does not have the authority to vote on this matter with respect to your Class A Ordinary Shares. A broker non-vote occurs when a broker, bank or other nominee holding Class A Ordinary Shares on your behalf does not vote on a particular proposal because it has not received voting instructions from you and does not have discretionary voting power with respect to that proposal.

What proposals are considered “routine” or “non-routine”?

Proposals 4, 5, and 6 (the ratification of the appointment of Ernst & Young US as Aon’s independent registered public accounting firm for 2023, appointment of Ernst & Young Ireland as Aon’s statutory auditor under Irish law, and authorizing the Board to determine Ernst & Young Ireland’s remuneration) are each considered a routine matter under the rules of the NYSE. A broker, bank, or other nominee may generally vote on routine matters, and therefore no broker non-votes are expected to occur in connection with Proposals 4, 5, and 6. Proposals 1, 2, 3, and 7 are matters considered non-routine under the rules of the NYSE. A broker, bank, or other nominee may not vote on these non-routine matters without specific voting instructions from the beneficial owner. As a result, there may be broker non-votes with respect to Proposals 1, 2, 3, and 7.

Can I change my vote and/or revoke my proxy?

If you are a shareholder of record, you can revoke your proxy and change your vote by:

•	entering a later-dated proxy by telephone or through the Internet by the proxy deadline;

•	delivering a valid, later-dated proxy card by the proxy deadline;

•	sending written notice to the Company Secretary at the registered office by the proxy deadline; or

•	voting at the Annual Meeting if you attend in person.

If you are a beneficial owner of Class A Ordinary Shares, you may submit new proxy appointment instructions by

80        2023 Aon Proxy Statement

contacting your broker, bank or other nominee. You may also vote in person at the Annual Meeting if you obtain a legal proxy.

All Class A Ordinary Shares that have been properly voted and not revoked will be counted in the votes held on the resolution proposed at the Annual Meeting. Attending the Annual Meeting without taking further action will not automatically revoke your prior telephone or Internet vote or your proxy.

Who can attend the Annual Meeting?

Shareholders as of the close of business in New York on April 14, 2023, which is the record date for voting, may attend the Annual Meeting in person or virtually. We intend to hold the Annual Meeting in person. Shareholders who wish to attend the Annual Meeting virtually may do so via webcast at meetnow.global/M57P5GK, as further described below. Note that attending the Annual Meeting virtually will not allow you to vote at the Annual Meeting. If you are a shareholder of record and you would like to attend the Annual Meeting in person, you will need to present the proxy card that you received, together with a form of personal photo identification, in order to be admitted into the meeting. If you are the beneficial owner of shares held in “street name”, you will need to provide proof of ownership, such as a recent account statement or letter from your bank, broker, or other nominee as of the record date, along with a form of personal photo identification. Alternatively, you may contact the broker, bank or other nominee in whose name your Class A Ordinary Shares are registered and obtain a legal proxy to bring to the Annual Meeting in order to vote thereat.

How do I attend the Annual Meeting virtually via the Internet?

You will be able to attend the Annual Meeting online to hear the proceedings and submit your questions prior to and during the meeting by visiting: meetnow.global/M57P5GK at the meeting date and time described herein and entering the 15-digit control number on the proxy card, email or notice of availability of proxy materials you received. If you hold your shares through an intermediary, such as a bank or broker, you must register in advance using the instructions below. The meeting will begin promptly at 8:30 a.m. local Dublin time. We encourage you to access the meeting prior to the start time leaving ample time for the check in. Please follow the registration instructions as outlined below. If you are attending the meeting as a “guest,” you will not be able to ask questions prior to and during the meeting. Note that attending the Annual Meeting virtually will not allow you to vote at the

Annual Meeting. Accordingly, we strongly advise you to vote in advance by one of the methods described on pages 79-80 of the Proxy Statement.

The virtual meeting platform is fully supported across browsers (MS Edge, Firefox, Chrome and Safari) and devices (desktops, laptops, tablets and cell phones) running the most up-to-date version of applicable software and plugins. Note: Internet Explorer is not a supported browser. Participants should ensure that they have a strong WiFi connection wherever they intend to participate in the meeting. We encourage you to access the meeting prior to the start time. For further assistance should you need it you may call 1-888-724-2416.

How do I register to attend the Annual Meeting virtually via the Internet?

If you are a registered shareholder, you do not need to register to attend the Annual Meeting virtually via the Internet. Please follow the instructions on the notice, email, or proxy card that you received. If you hold your shares through an intermediary, such as a bank or broker, you must register in advance to attend the Annual Meeting virtually via the Internet. To register to attend the Annual Meeting online, you must submit proof of your proxy power (legal proxy) reflecting your Aon holdings along with your name and email address to Computershare. Requests for registration must be labeled as “Legal Proxy” and be received no later than 5:00 p.m. Eastern Time, June 13, 2023. To request registration, please forward the email from your broker, or attach an image of your legal proxy, to legalproxy@computershare.com. You will receive a confirmation of your registration by email from Computershare after your registration has been received.

Registered holders who cannot locate their notice, email or proxy card and beneficial owners without a legal proxy can attend the meeting as a “guest” but will not be able to ask questions.

Who will pay the costs of this proxy solicitation?

We will pay the expenses of the preparation of proxy materials and the solicitation of proxies for the Annual Meeting. In addition to the solicitation of proxies by mail, solicitation may be made on our behalf by certain directors, officers, or employees of Aon and our subsidiaries telephonically, electronically or by other means of communication. In addition, we have hired Georgeson LLC to assist in the solicitation and distribution of proxies for a fee (estimated at $25,000, plus expenses). Directors, officers and employees of Aon and our subsidiaries will receive no additional compensation for such solicitation.

2023 Aon Proxy Statement        81

We will also reimburse banks, brokers and other nominees for reasonable expenses incurred by them in forwarding proxy materials to beneficial owners.

I am a beneficial owner and share an address with another shareholder, and we received only one paper copy of the Proxy Statement. How can I obtain an additional copy of the Proxy Statement?

We have adopted a procedure approved by the SEC called “householding” under which multiple beneficial shareholders who share the same address will receive only one copy of the Annual Report or Proxy Statement, as applicable, unless we receive contrary instructions from one or more of the shareholders. If you wish to opt out of householding and receive multiple copies of the proxy materials at the same address, you may do so by notifying us by telephone at (312) 381-1000, by email at investor.relations@aon.com, or by mail at Aon plc, Metropolitan Building, James Joyce Street, Dublin 1, Ireland, and we will promptly deliver the requested materials. You also may request additional copies of the proxy materials by notifying us by telephone or in writing at the same telephone number, email address or address. If you are currently receiving multiple copies of the proxy materials and wish to receive only one copy at the same address, then please notify us by telephone or in writing at the same telephone number, email address, or address. Shareholders with shares registered in the name of a brokerage firm or bank may contact their brokerage firm or bank to request information about householding.

Who will count the vote?

A representative of our transfer agent, Computershare Trust Company, N.A., will count the vote and serve as inspector of election.

Where can I find the voting results of the Annual Meeting?

The final voting results will be tallied by the inspector of election and disclosed in a Current Report on Form 8-K within four business days after the Annual Meeting. The results of the polls taken on the resolutions at the Annual Meeting and any other information required by the Irish Companies Act will be made available on the Company’s website (www.aon.com) as soon as reasonably practicable following the Annual Meeting and for a period of two years thereafter.

What is the Vote Required to Approve Each Proposal?

Proposal	Vote Required for Approval	Broker Discretionary Voting Allowed	Effect of Broker Non-Votes	Effect of Abstentions
1 Election of Directors	Majority of votes cast	No	No effect	No effect
2 Advisory resolution to Approve Named Executive Officer Compensation	Majority of votes cast	No	No effect	No effect
3 Advisory resolution regarding frequency of advisory vote on Named Executive Officer Compensation	Majority of votes cast	No	No effect	No effect
4 Ratify the Selection of Ernst & Young LLP as the Company’s Independent Registered Public Accounting Firm for 2023	Majority of votes cast	Yes	n/a	No effect
5 Re-Appoint Ernst & Young Chartered Accountants as the Company’s Statutory Auditor Under Irish Law	Majority of votes cast	Yes	n/a	No effect
6 Authorize the Board of Directors or the Audit Committee to Determine the Remuneration of Ernst & Young Chartered Accountants as the Company’s Statutory Auditor under Irish Law	Majority of votes cast	Yes	n/a	No effect
7 Approval of the Shareholder-Approved Plan, as Amended and Restated	Majority of votes cast	No	No effect	No effect

82        2023 Aon Proxy Statement

Appendix A

Reconciliation of Non-GAAP Measures

Aon plc

Reconciliation of Non-GAAP Measures—Organic Revenue Growth and Free Cash Flow (Unaudited)

Organic Revenue Growth (Unaudited)

	Twelve Months Ended December 31,
(millions)	2022	2021	% Change	Less: Currency Impact (1)	Less: Fiduciary Investment Income (2)	Less: Acquisitions, Divestitures & Other	Organic Revenue Growth (3)
Commercial Risk Solutions	$6,715	$6,635	1%	(4)%	1%	(2)%	6%
Reinsurance Solutions	2,190	1,997	10	(3)	1	4	8
Health Solutions	2,224	2,154	3	(3)	—	(2)	8
Wealth Solutions	1,367	1,426	(4)	(5)	—	(2)	3
Elimination	(17)	(19)	N/A	N/A	N/A	N/A	N/A
Total revenue	$12,479	$12,193	2%	(4)%	1%	(1)%	6%

(1)	Currency impact is determined by translating last year’s revenue at this year’s foreign exchange rates.
(2)	Fiduciary investment income for the twelve months ended December 31, 2022 and 2021 was $76 million and $8 million, respectively.
(3)

Organic revenue growth includes the impact of intercompany activity and excludes the impact of changes in foreign exchange rates, fiduciary investment income, acquisitions, divestitures, transfers between revenue lines, and gains and losses on derivatives accounted for as hedges.

Free Cash Flow (Unaudited)

	Twelve Months Ended December 31,
(millions)	2022	2021	% Change
Cash Provided By Operating Activities	$3,219	$2,182	48%
Capital Expenditures	(196)	(137)	43
Free Cash Flow (1)	$3,023	$2,045	48%

(1)

Free cash flow is defined as cash flow from operations less capital expenditures. This non-GAAP measure does not imply or represent a precise calculation of residual cash flow available for discretionary expenditures.

2023 Aon Proxy Statement        A-1

Aon plc

Reconciliation of Non-GAAP Measures—Operating Income and Diluted Earnings Per Share (Unaudited) (1)

	Twelve Months Ended December 31,
(millions, except percentages)	2022	2021	% Change
Revenue	$12,479	$12,193	2%

Operating income—as reported	$3,669	$2,090	76%
Amortization and impairment of intangible assets	113	147	(23)%
Transaction costs and other charges related to the combination and resulting termination (2)	—	1,436	(100)%
Legal settlements (3)	58	—	100%
Operating income—as adjusted	$3,840	$3,673	5%
Operating margin—as reported	29.4%	17.1%
Operating margin—as adjusted	30.8%	30.1%

	Twelve Months Ended December 31,
(millions, except per share data)	2022	2021	% Change
Operating income—as adjusted	$3,840	$3,673	5%
Interest income	18	11	64%
Interest expense	(406)	(322)	26%
Other income (expense):
Other income (expense)—pensions—as adjusted (4)	(9)	21	(143)%
Other income (expense)—other—as adjusted (5)	54	7	671%
Total Other income (expense)—as adjusted	45	28	61%
Income before income taxes—as adjusted	3,497	3,390	3%
Income tax expense (6)	585	623	(6)%
Net income—as adjusted	2,912	2,767	5%
Less: Net income attributable to noncontrolling interests	57	53	8%
Net income attributable to Aon shareholders—as adjusted	2,855	2,714	5%
Diluted net income per share attributable to Aon shareholders—as adjusted	$13.39	$12.00	12%
Net income attributable to Aon shareholders—as reported	$2,589	$1,255	106%
Basic net income per share attributable to Aon shareholders	$12.23	$5.59	119%
Diluted net income per share attributable to Aon shareholders—as reported	$12.14	$5.55	119%
Weighted average ordinary shares outstanding—basic	211.7	224.7	(6)%
Weighted average ordinary shares outstanding—diluted	213.2	226.1	(6)%
Effective Tax Rates (6)
U.S. GAAP	16.2%	32.3%
Non-GAAP	16.7%	18.4%

(1)	Certain noteworthy items impacting operating income in 2022 and 2021 are described in this schedule. The items shown with the caption “as adjusted” are non-GAAP measures.
(2)

As part of the terminated combination with WTW, certain transaction costs were incurred by the Company in 2021. These costs may include advisory, legal, accounting, valuation, and other professional or consulting fees related to the combination, including planned divestitures that have been terminated, as well as certain compensation expenses and expenses related to further steps on our Aon United operating model as a result of the termination. Additionally, this includes a $1 billion termination fee paid in connection with the termination of the combination.

(3)	In connection with certain legal settlements reached, a $58 million charge was recognized in the second quarter of 2022.
(4)

To further its pension de-risking strategy the Company purchased an annuity for portions of its U.S. pension plans that will settle certain obligations. A non-cash settlement charge totaling $170 million was recognized in the fourth quarter of 2022.

(5)

A gain of $124 million was recorded for the year ended December 31, 2021 related to the disposal of the Aon Retiree Health ExchangeTM business which was originally agreed upon in connection with the terminated combination with WTW. As a result of the termination of the combination, an amended agreement was executed to complete the transaction in the fourth quarter of 2021.

(6)

Adjusted items are generally taxed at the estimated annual effective tax rate, except for the applicable tax impact associated with certain transaction costs and other charges related to the combination and resulting termination, as well as certain legal and pension settlements, which are adjusted at the related jurisdictional rate. In addition, income tax expense for the year ended December 30, 2021 excludes the impact of remeasuring the net deferred tax liabilities in the U.K. as a result of the corporate income tax rate increase enacted in the second quarter of 2021.

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Appendix B

AON PLC 2011 INCENTIVE PLAN

(As Amended and Restated Effective April 19, 2023)

SECTION 1

General

1.1. Purpose. Aon Corporation, a Delaware corporation (“Aon”), established the Plan to advance the interests of Aon and the Subsidiaries by providing a variety of equity-based and cash incentives designed to motivate, retain and attract employees, directors, consultants, independent contractors, agents, and other persons providing services to Aon or a Subsidiary through the acquisition of a larger personal financial interest in Aon.

1.2. Amendment, Restatement and Assumption of Plan. The Plan was originally adopted by Aon’s Board of Directors on March 18, 2011 and approved by Aon’s stockholders on May 20, 2011. At that time, 25 million shares of common stock of Aon were reserved for issuance. Aon was reorganized (the “Reorganization”) effective April 2, 2012 pursuant to an Agreement and Plan of Merger and Reorganization approved by Aon’s stockholders on March 16, 2012. As a result of the Reorganization, Aon became a subsidiary of Aon plc, a public limited company incorporated under English law (the “Company”), and each share of common stock of Aon was converted into one Class A Ordinary Share, par value $0.01, of the Company. The Plan was adopted and assumed by the Company, and Aon’s rights and obligations under the Plan and the outstanding Agreements were assigned to the Company, effective as of April 2, 2012. The Plan was amended and restated to reflect the Reorganization and the assumption of the Plan by the Company effective as of April 2, 2012, and was further amended and restated effective each of June 24, 2014, and March 29, 2019. This amendment and restatement includes the First Amendment to the Plan adopted in September 2021, was approved by the Board on April 19, 2023, and is effective upon approval of the Company’s stockholders at the June 16, 2023 meeting.

SECTION 2

Defined Terms

The meaning of capitalized terms used in the Plan are set forth below if not otherwise defined in the text of the Plan.

(a) “Affiliate” will have the meaning ascribed to such term in Rule 12b-2 of the General Rules and Regulations of the Exchange Act.

(b) “Agreement” will have the meaning set forth in subsection 9.9.

(c) “Award” means any award described in Sections 6 through 8 of the Plan.

(d) “Beneficiary” means the legal representative of the Participant’s estate entitled by will or the laws of descent and distribution to receive the benefits under a Participant’s Award in the event the Participant’s Termination Date occurs on account of death, regardless whether the Participant designated a person or person to receive the balance of his or her benefits under the Aon Stock Incentive Plan, as amended from time to time (the “2001 Plan”), the Amended and Restated Global Stock and Incentive Compensation Plan of Hewitt Associates, Inc., as amended from time to time (the “Hewitt Plan”), or any other plan or program of the Company or a Subsidiary.

(e) “Board” means the Board of Directors of the Company.

(f) “Cash Incentive Award” has the meaning set forth in subsection 8.1.

(g) “Change in Control” means:

(1) the acquisition by any individual, entity or group, including any “person” or related “group” of “persons” within the meaning of Section 13(d)(3) or 14(d)(2) of the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”) (any such individual, entity or group, a “Person”), of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 30% or more of either (i) the then outstanding ordinary shares of the Company (the “Outstanding Ordinary Shares”) or (ii) the combined voting power of the then outstanding securities of the Company entitled to vote generally in the election of

2023 Aon Proxy Statement        B-1

directors (the “Outstanding Voting Securities”) including by way of a court approved compromise or arrangement between the Company and its members pursuant to section 895 of the UK Companies Act 2006; excluding, however, the following: (A) any acquisition directly from the Company (excluding any acquisition resulting from the exercise of an exercise, conversion or exchange privilege unless the security being so exercised, converted or exchanged was acquired directly from the Company), (B) any acquisition by the Company, (C) any acquisition by an employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company, or (D) any acquisition by any corporation pursuant to a transaction which complies with each of clauses (i), (ii) and (iii) of subsection (3) of this definition; provided further, that for purposes of clause (B), if any Person (other than the Company or any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company) shall become the beneficial owner of 30% or more of the Outstanding Ordinary Shares or 30% or more of the Outstanding Voting Securities by reason of an acquisition by the Company, and such Person shall, after such acquisition by the Company, become the beneficial owner of any additional shares of the Outstanding Ordinary Shares or any additional Outstanding Voting Securities and such beneficial ownership is publicly announced, such additional beneficial ownership shall constitute a Change in Control;

(2) individuals who, as of the date hereof, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided that any individual who becomes a director of the Company subsequent to the date hereof whose election, or nomination for election by the Company’s stockholders, was approved by the vote of at least a majority of the directors then comprising the Incumbent Board shall be deemed a member of the Incumbent Board; and provided further, that any individual who was initially elected as a director of the Company as a result of an actual or threatened solicitation by a Person other than the Board for the purpose of opposing a solicitation by any other Person with respect to the election or removal of directors, or any other actual or threatened solicitation of proxies or consents by or on behalf of any Person other than the Board shall not be deemed a member of the Incumbent Board;

(3) the consummation of a reorganization, merger, consolidation or other similar business combination involving the Company or its subsidiaries, or the sale or other disposition of all or substantially all of the assets of the Company and its subsidiaries (a “Corporate Transaction”); excluding, however, a Corporate Transaction pursuant to which each of the following are applicable: (i) all or substantially all of the individuals or entities who are the beneficial owners, respectively, of the Outstanding Ordinary Shares and the Outstanding Voting Securities immediately prior to such Corporate Transaction will beneficially own, directly or indirectly, as a consequence of their ownership of shares of the Company prior to the Corporate Transaction, more than 60% of the outstanding shares of common stock, and the combined voting power of the outstanding securities entitled to vote generally in the election of directors, respectively, of the Company (or, if the Company is not the ultimate parent entity following the Corporate Transaction, the ultimate parent entity thereof resulting from such Corporate Transaction (including, without limitation, an entity which as a result of such transaction owns the Company or all or substantially all of the Company’s and its subsidiaries’ assets, as applicable, either directly or indirectly) (the “Corporate Successor”)), and in substantially the same proportions relative to each shareholder as their ownership, immediately prior to such Corporate Transaction, of the Outstanding Ordinary Shares and the Outstanding Voting Securities, as applicable, (ii) no Person (other than the Company, any employee benefit plan (or related trust) sponsored or maintained by the Company or its subsidiaries or any entity controlled by the Company, the Corporate Successor or any Person that beneficially owned, immediately prior to such Corporate Transaction, directly or indirectly, 30% or more of the Outstanding Ordinary Shares or the Outstanding Voting Securities, as the case may be) will beneficially own, directly or indirectly, 30% or more of, respectively, the outstanding shares of common stock of the Company or the Corporate Successor or the combined voting power of the outstanding securities of such entity entitled to vote generally in the election of directors and (iii) individuals who were members of the Incumbent Board will constitute at least a majority of the members of the board of directors of the Company or the Corporate Successor; or

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(4) the consummation of a plan of complete liquidation or dissolution of the Company.

(h) “Code” means the United States Internal Revenue Code of 1986, as amended, and references to any provision of the Code will be deemed to include successor provisions and regulations.

(i) “Committee” has the meaning set forth in subsection 4.1.

(j) “Effective Date” has the meaning set forth in subsection 9.1.

(k) “Eligible Individual” means any officer, director, or other employee of the Company or a Subsidiary or consultants, independent contractors or agents of the Company or a Subsidiary, including in each case, directors who are not employees of the Company or a Subsidiary.

(l) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(m) “Expiration Date” has the meaning set forth in subsection 6.9.

(n) “Fair Market Value” of a Share means, except as otherwise provided by the Committee, the closing sale price of a Share as reported on the New York Stock Exchange Composite Tape (or if the Shares are not traded on the New York Stock Exchange, the closing sale price on the exchange on which they are traded or as reported by an applicable automated quotation system) (“Composite Tape”) on the applicable date or, if no sales of Shares are reported on such date, the closing sale price of a Share on the date a sale was last reported on the Composite Tape (or such other exchange or automated quotation system, if applicable). For purposes of determining the Fair Market Value of Shares that are sold pursuant to a cashless or broker-assisted exercise program, Fair Market Value will be the price at which such Shares are sold.

(o) “Full Value Award” has the meaning set forth in subsection 7.1(a).

(p) “Incentive Stock Option” means an Option that is intended to satisfy the requirements applicable to an “incentive stock option” described in section 422 of the Code.

(q) “Non-Qualified Stock Option” means an Option that is not intended to be an Incentive Stock Option.

(r) “Option” has the meaning set forth in subsection 6.1(a).

(s) “Outside Director” means a director of the Company who is not an officer or employee of the Company or a Subsidiary.

(t) “Participant” will have the meaning set forth in Section 3.

(u) “Performance Criteria” means performance targets based on one or more of the following criteria and/or such other criteria determined by the Committee: (i) revenues or net revenues; (ii) operating profit or margin; (iii) expenses, operating expenses, marketing and administrative expense, restructuring or other special or unusual items, interest, tax expense, or other measures of savings; (iv) operating earnings, earnings before interest, taxes, depreciation, or amortization, net earnings, earnings per share (basic or diluted) or other measure of earnings; (v) cash flow, including cash flow from operations, investing, or financing activities, before or after dividends, investments, or capital expenditures; (vi) balance sheet performance, including debt, long or short term, inventory, accounts payable or receivable, working capital, or shareholders’ equity; (vii) return measures, including return on invested capital, sales, assets, or equity; (viii) share price performance or shareholder return; (ix) economic value created or added; (x) implementation or completion of critical projects, including acquisitions, divestitures, and other ventures, process improvements, attainment of other strategic objectives, including market penetration, geographic expansion, product development, regulatory or quality performance, innovation or research goals, or the like. In each case, performance may be measured (A) on an aggregate or net basis; (B) before or after tax or cumulative effect of accounting changes; (C) relative to other approved measures, on an aggregate or percentage basis, over time, or as compared to performance by other companies or groups of other companies; or (D) by product, product line, business unit or segment, or geographic unit, or on such other basis as is determined by the Committee. The performance targets may include a threshold level of performance below which no payment will be made (or no vesting will occur), levels of performance at which specified payments will be made (or specified vesting will occur), and a maximum level of performance above which no additional payment will be made (or at which full vesting will occur). Where applicable, each of the foregoing performance targets will be determined in accordance with generally

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accepted accounting principles and will be subject to certification by the Committee; provided that the Committee will have the authority to exclude the impact of charges or benefits for restructuring plans, discontinued operations, amortization of intangible assets, extraordinary items, the cumulative effects of tax or accounting principles and other unusual, non-recurring adjustments included in as adjusted pre-tax income as disclosed in the financial results filed with or furnished to the Securities and Exchange Commission.

(v) “Plan” means this Aon plc 2011 Incentive Plan, as it may be duly amended from time to time.

(w) “SAR” or “Stock Appreciation Right” has the meaning set forth in subsection 6.1(b).

(x) “Share” means a Class A Ordinary Share, $0.01 par value, of the Company.

(y) “Subsidiary” means any corporation, partnership, joint venture or other entity during any period in which a controlling interest in such entity is owned, directly or indirectly, by the Company (or by any entity that is a successor to the Company), and any other business venture designated by the Committee in which the Company (or any entity that is a successor to the Company) has, directly or indirectly, a significant interest (whether through the ownership of securities or otherwise), as determined in the discretion of the Committee. Notwithstanding the foregoing, in the case of an Incentive Stock Option or any determination relating to an Incentive Stock Option, “Subsidiary” means a corporation that is a subsidiary of the Company within the meaning of section 424(f) of the Code.

(z) “Substitute Award” means an Award granted or Shares issued by the Company in assumption of, or in substitution or exchange for, an award previously granted, or the right or obligation to make a future award, in all cases by a company acquired by the Company or any Subsidiary or with which the Company or a Subsidiary combines.

(aa) “Termination Date” means the date on which a Participant both ceases to be an employee of the Company or a Subsidiary and ceases to perform material services for the Company or a Subsidiary (whether as a director or otherwise), regardless of the reason for the cessation; provided that a “Termination Date” will not be considered to have occurred during the period in which the reason for the cessation of services is a leave of absence approved by the Company or the Subsidiary which was the recipient of the Participant’s services; and provided, further that, with respect to an Outside Director, “Termination Date” means date on which the Outside Director’s service as an Outside Director terminates for any reason.

SECTION 3

Participation

Subject to the terms and conditions of the Plan, a “Participant” in the Plan is any Eligible Individual to whom an Award is granted under the Plan. Subject to the terms and conditions of the Plan, the Committee will determine and designate, from time to time, from among the Eligible Individuals those persons who will be granted one or more Awards under the Plan. Subject to the terms and conditions of the Plan, a Participant may be granted any Award permitted under the provisions of the Plan and more than one Award may be granted to a Participant. Except as otherwise agreed by the Company and the Participant, or except as otherwise provided in the Plan, an Award under the Plan will not affect any previous Award under the Plan or an award under any other plan maintained by the Company or any Subsidiary.

SECTION 4

Committee

4.1. Administration By Committee. The authority to control and manage the operation and administration of the Plan will be vested in the committee described in subsection 4.2 (the “Committee”) in accordance with this Section 4. If the Committee does not exist, or for any other reason determined by the Board, the Board may take any action under the Plan that would otherwise be the responsibility of the Committee.

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4.2. Selection of Committee. So long as the Company is subject to Section 16 of the Exchange Act, the Committee will be selected by the Board and will consist of not fewer than two members of the Board or such greater number as may be required for compliance with Rule 16b-3 issued under the Exchange Act and will be comprised of persons who are independent for purposes of applicable stock exchange listing requirements. As of the Effective Date and continuing thereafter unless and until otherwise specified by the Board, the Committee will be the Organization & Compensation Committee of the Board.

Notwithstanding any other provision of the Plan to the contrary, with respect to any Awards to members of the Board, the Committee for purposes of this Section 4 will be the Board.

4.3. Powers of Committee. The authority to manage and control the operation and administration of the Plan will be vested in the Committee, subject to the following:

(a) Subject to the provisions of the Plan (including subsection 4.3(d)), the Committee will have the authority and discretion to (i) select Eligible Individuals who will receive Awards under the Plan, (ii) determine the time or times of receipt of Awards, (iii) determine the types of Awards and the number of Shares covered by the Awards, (iv) establish the terms, conditions, performance targets, restrictions, and other provisions of such Awards, (v) modify the terms of, cancel, or suspend Awards, (vi) reissue or repurchase Awards, and (vii) accelerate the exercisability or vesting of any Award. In making such Award determinations, the Committee may take into account the nature of services rendered by the respective individual, the individual’s present and potential contribution to the Company’s or a Subsidiary’s success and such other factors as the Committee deems relevant.

(b) Subject to the provisions of the Plan, the Committee will have the authority and discretion to conclusively interpret the Plan, to establish, amend and rescind any rules and regulations relating to the Plan, to determine the terms and provisions of any agreements made pursuant to the Plan, to remedy any defect or omission and reconcile any inconsistency in the Plan or any Award, and to make all other determinations that may be necessary or advisable for the administration of the Plan including the termination thereof.

(c) Any interpretation of the Plan by the Committee and any actions taken and decision made by it under the Plan is final and binding on all persons.

4.4. Delegation by Committee. Except to the extent prohibited by the rules of any applicable stock exchange or applicable law, the Committee may allocate all or any portion of its responsibilities and powers to any one or more of its members and may delegate all or any part of its responsibilities and powers to any person or persons selected by it, except that Awards to individuals who are designated as “officers” under Rule 16a-1(f) of the Exchange Act may be made solely by the Committee. Any such allocation or delegation may be revoked by the Committee at any time.

4.5. Information to be Furnished to Committee. The Company will furnish the Committee such data and information as may be required for it to discharge its duties. The records of the Company as to an individual’s employment or provision of services, termination of employment or cessation of the provision of services, leave of absence, reemployment and compensation will be conclusive on all persons unless determined to be incorrect. Participants and other persons entitled to benefits under the Plan must furnish the Committee such evidence, data or information as the Committee considers desirable to carry out the terms of the Plan.

4.6. Liability and Indemnification of Committee. No member or authorized delegate of the Committee will be liable to any person for any action taken or omitted in connection with the administration of the Plan unless attributable to his own fraud or willful misconduct, nor will the Company or any Subsidiary be liable to any person for any such action unless attributable to fraud or willful misconduct on the part of a director or employee of the Company or a Subsidiary. The Committee, the individual members thereof, and persons acting as the authorized delegates of the Committee under the Plan, will be indemnified by the Company against any and all liabilities, losses, costs and expenses (including legal fees and expenses) of whatsoever kind and nature which may be imposed on, incurred by or asserted against the Committee or its members or authorized delegates by reason of the performance of a Committee function if the Committee or its members or authorized delegates did not act dishonestly or in willful violation of the law or regulation under which such liability, loss, cost or expense arises. This indemnification will not duplicate but may supplement any coverage available under any applicable insurance.

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SECTION 5

Shares Reserved and Limitations

5.1. Shares and Other Amounts Subject to the Plan. The Shares for which Awards may be granted under the Plan will be subject to the following:

(a) The Shares with respect to which Awards may be made under the Plan will be shares currently authorized but unissued or currently held or subsequently acquired by the Company as treasury shares, including shares purchased in the open market or in private transactions.

(b) Subject to the provisions of subsection 5.2, the number of Shares which may be issued with respect to Awards under the Plan will be equal to 42,800,000 million Shares (the “Share Pool”). Except as otherwise provided herein, any Shares subject to an Award under this Plan which for any reason expires or is forfeited, cancelled, surrendered, or terminated without issuance of Shares will again be available under the Plan. Shares subject to an Award under the Plan may not again be made available for issuance under the Plan if such Shares are: (i) Shares that were subject to a share-settled SAR and were not issued or delivered upon the net settlement of such SAR; (ii) Shares delivered to or withheld by the Company to pay the exercise price or the withholding taxes related to an outstanding Award; and (iii) Shares repurchased on the open market with the proceeds of an Option exercise.

(c) Substitute Awards will not reduce the Shares that may be issued under the Plan or that may be covered by Awards granted to any one Participant during any calendar year pursuant to subsection 5.1(e) or subsection 5.1(f). In addition, subject to compliance with applicable laws, and listing requirements, shares available for grant under a stockholder approved plan of an acquired company (as appropriately adjusted to reflect the transaction) may be used for awards under the Plan to individuals who were not Eligible Individuals prior to the transaction and shall not reduce the number of shares otherwise available for issuance under the Plan.

(d) Except as expressly provided by the terms of this Plan, the issuance by the Company of shares of any class, or securities convertible into shares of any class, for cash or property or for labor or services, either upon direct sale, upon the exercise of rights or warrants to subscribe therefor or upon conversion of shares or obligations of the Company or any Subsidiary convertible into such shares or other securities, will not affect, and no adjustment by reason thereof, will be made with respect to Awards then outstanding hereunder.

(e) Subject to the following provisions of this subsection 5.1, the maximum number of Shares that may be delivered to Participants and their Beneficiaries with respect to Incentive Stock Options under the Plan will be 15 million; provided, however, that to the extent that shares not delivered must be counted against this limit as a condition of satisfying the rules applicable to Incentives Stock Options, such rules will apply to the limit on Incentive Stock Options granted under the Plan.

(f) The maximum number of Shares that may be covered by Awards granted to any one Participant during any one calendar-year period pursuant to this Plan will be 1,500,000. For purposes of this subsection 5.1(f), if an Option is in tandem with an SAR, such that the exercise of the Option or SAR with respect to a Share cancels the tandem SAR or Option right, respectively, with respect to such share, the tandem Option and SAR rights with respect to each Share will be counted as covering but one Share for purposes of applying the limitations of this subsection 5.1(f).

5.2. Adjustments for Changes in Capital Structure. In the event there is a change in the capital structure of the Company as a result of any dividend in specie or sub-division of shares, recapitalization, issuance of a new class of shares, merger, consolidation, spin-off or other similar corporate change, or any distribution to holders of Shares other than regular cash dividends, the Committee shall make an equitable adjustment (in the manner and form determined in the Committee’s sole discretion) in the number of Shares and forms of the Awards authorized to be granted under the Plan, including any limitation imposed on the number of Ordinary Shares with respect to which an Award may be granted in the aggregate under the Plan or to any Participant, and make appropriate adjustments (including exercise price) to any outstanding Awards. No adjustment may have the effect of reducing the exercise price to less than the par value of a Share. For the avoidance of doubt, the Committee shall not be obligated to treat Participants or Awards (or portions thereof) in a uniform manner, and may treat different Participants and/or Awards differently, in connection with any event referenced in this subsection 5.2.

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SECTION 6

Options and SARS

6.1. Definitions.

(a) The grant of an “Option” under the Plan entitles the Participant to purchase Shares at an Exercise Price established by the Committee at the time the Option is granted. Options granted under this Section 6 may be either Incentive Stock Options or Non-Qualified Stock Options, as determined in the discretion of the Committee; provided, however, that Incentive Stock Options may only be granted to employees of the Company or a Subsidiary. An Option will be deemed to be a Non-Qualified Stock Option unless it is specifically designated by the Committee as an Incentive Stock Option.

(b) A grant of a “Stock Appreciation Right” or “SAR” entitles the Participant to receive, in cash or Shares (as determined in accordance with the terms of the Plan), value equal to the excess of: (i) the Fair Market Value of a specified number of Shares at the time of exercise; over (ii) an Exercise Price established by the Committee at the time of grant.

(c) An Option may but need not be in tandem with an SAR, and an SAR may but need not be in tandem with an Option (in either case, regardless of whether the original award was granted under this Plan or another plan or arrangement). If an Option is in tandem with an SAR, the Exercise Price of both the Option and SAR will be the same, and the exercise of the Option or SAR with respect to a Share will cancel the corresponding tandem SAR or Option right with respect to such share.

6.2. Eligibility. The Committee will designate the Participants to whom Options or SARs are to be granted under this Section 6 and will determine the number of Shares subject to each such Option or SAR and the other terms and conditions thereof, not inconsistent with the Plan.

6.3. Limits on Incentive Stock Options. If the Committee grants Incentive Stock Options, then to the extent that the aggregate fair market value of Shares with respect to which Incentive Stock Options are exercisable for the first time by any individual during any calendar year (under all plans of the Company or a Subsidiary) exceeds $100,000, such Options will be treated as Non-Qualified Stock Options to the extent required by section 422 of the Code.

6.4. Exercise Price. The “Exercise Price” of an Option or SAR will be established by the Committee at the time the Option or SAR is granted; provided, however, in no event will such price be less than 100% of the Fair Market Value of a Share on such date or, in the case of an Option to subscribe unissued Shares, the par value of a Share on such date.

6.5. Exercise/Vesting. Except as otherwise expressly provided in the Plan, an Option or SAR granted under the Plan will be exercisable in accordance with the following:

(a) An Option or SAR granted under this Section 6 will be exercised, in whole or in part (but with respect to whole Shares only), by giving notice to the Company or its designee prior to the Expiration Date applicable thereto. Such notice will specify the number of Shares being exercised and such other information as may be required by the Committee or its designee.

(b) No Option or SAR may be exercised prior to the date on which it is exercisable (or vested) or after the Expiration Date.

(c) The terms and conditions relating to exercise and vesting of an Option or SAR will be established by the Committee to the extent not inconsistent with the Plan, and may include, without limitation, conditions relating to completion of a specified period of service, achievement of performance standards prior to exercise or the achievement of Share ownership objectives by the Participant. Notwithstanding the foregoing, and except as the Committee may otherwise determine with respect to individuals who are not designated as ‘officers’ under Rule 16a-1(f) of the Exchange Act, in no event will an Option or SAR granted to any employee become exercisable or vested prior to the first anniversary of the date on which it is granted, (and subject to acceleration of exercisability

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and vesting, to the extent permitted by, and subject to such terms and conditions determined by the Committee, in the event of the Participant’s death, disability, retirement, or involuntary termination or in connection with a Change in Control).

6.6. Method of Exercise; Payment of Exercise Price. A Participant may exercise an Option (i) by giving notice to the Committee or its designee specifying the number of whole Shares to be purchased and accompanying such notice with payment therefor in full or an appropriate undertaking to make such payment, and without any extension of credit, either (A) in cash, (B) if so permitted by the Committee and except as may be prohibited by applicable law, by delivery (either actual delivery or by attestation procedures established by the Committee or its designee) to the Committee or its designee of previously owned whole Shares having a Fair Market Value, determined as of the date immediately preceding the date of exercise, equal to the aggregate purchase price payable by reason of such exercise, (C) if so permitted by the Committee and except as may be prohibited by applicable law, authorizing the Committee to withhold whole Shares which would otherwise be delivered having an aggregate Fair Market Value, determined as of the date of exercise, equal to the amount necessary to satisfy such obligation, provided that the Committee determines that such withholding of Shares does not cause the Company to recognize an increased compensation expense under applicable accounting principles, (D) if so permitted by the Committee and except as may be prohibited by applicable law, in cash by a broker-dealer acceptable to the Company to whom the Participant has submitted an irrevocable notice of exercise or (E) if so permitted by the Committee, a combination of (A), (B) and (C) and (D) by executing such documents as the Committee may reasonably request. Any fraction of a Share which would be required to pay such purchase price will be disregarded and the remaining amount due will be adjusted through the federal tax withholding mechanism. No Shares will be issued and no certification representing Ordinary Shares will be delivered until the full purchase price therefor and any withholding taxes thereon, as described in subsection 9.5, have been paid or an appropriate undertaking to make such payments has been given to the Company.

6.7. Post-Exercise Limitations. The Committee, in its discretion, may provide in an Award such restrictions on Shares acquired pursuant to the exercise of an Option as it determines to be desirable, including, without limitation, restrictions relating to disposition of the shares and forfeiture restrictions based on service, performance, Share ownership by the Participant and such other factors as the Committee determines to be appropriate.

6.8. No Repricing. Except for adjustments pursuant to subsection 5.2 (Adjustments to Shares) or reductions of the Exercise Price approved by the Company’s shareholders, the Exercise Price for any outstanding Option or SAR may not be decreased after the date of grant nor may an outstanding Option or SAR granted under the Plan be surrendered to the Company as consideration for the grant of a new Award, cash, or replacement Option or SAR with a lower exercise price. In addition, no repricing of an Option or SAR will be permitted without the approval of the Company’s shareholders if such approval is required under the rules of any stock exchange on which Shares are listed; provided, however, that the foregoing prohibition shall not apply to the actions permitted under subsection 9.2 (Change in Control).

6.9. Expiration Date. The “Expiration Date” with respect to an Option or SAR means the date established as the Expiration Date by the Committee at the time of the grant; provided, however, that in no event will the Expiration Date of an Option or SAR be later than the date that is ten years after the date on which the Option or SAR is granted (or such shorter period required by law or the rules of any applicable stock exchange).

SECTION 7

Full Value Awards

7.1. Definitions.

(a) A “Full Value Award” is a grant of one or more Shares or a right to receive one or more Shares in the future (including restricted shares, restricted share units, deferred shares, deferred share units, performance shares and performance share units), with such grant subject to one or more of the following, as determined by the Committee:

(i) The grant may be in consideration of a Participant’s previously performed services, or surrender of other compensation that may be due.

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(ii) The grant may be contingent on the achievement of performance or other objectives during a specified period.

(iii) The grant may be subject to a risk of forfeiture or other restrictions that will lapse upon the achievement of one or more goals relating to completion of service by the Participant or achievement of performance or other objectives.

(iv) The grant may also be subject to such other conditions, restrictions and contingencies, as determined by the Committee, including provisions relating to dividend or dividend equivalent rights and deferred payment or settlement.

7.2. Special Vesting Rules. If an employee’s right to become vested in a Full Value Award is conditioned on the completion of a specified period of service with the Company or one or more Subsidiaries, without achievement of performance targets or other performance objectives (whether or not related to performance measures) being required as a condition of vesting, and without it being granted in lieu of other compensation, then the required period of service for full vesting will be not less than one year (subject, to the extent provided by, and subject to such terms and conditions determined by, the Committee, to prorated vesting over the course of such one-year period and to acceleration of vesting in the event of the Participant’s death, disability, involuntary termination or otherwise in connection with a Change in Control, or retirement). The foregoing requirements will not apply to (a) grants made to newly eligible Participants to replace awards from a prior employer and (b) grants that are a form of payment of earned performance awards or other incentive compensation.

SECTION 8

Cash Incentive Awards

8.1. Grant of Cash Incentive Awards. Subject to the terms of the Plan, the Committee may grant to a Participant the right to receive a payment in cash (or, in the discretion of the Committee, in Shares equivalent in value to the cash otherwise payable) at any time and from time to time, as determined by the Committee (“Cash Incentive Award”). Each Cash Incentive Award will have a value as determined by the Committee, and the Committee may subject an Award to Performance Criteria or any other conditions, restrictions or contingencies, as determined in the Committee’s discretion. Payment of earned Cash Incentive Awards will be as determined by the Committee and evidenced in the Award Agreement. Subject to the terms of the Plan, the Committee, in its sole discretion, may pay earned Cash Incentive Awards in the form of cash or Shares (or in a combination thereof) that have an aggregate Fair Market Value equal to the value of the earned Award. The determination of the Committee with respect to the time and form of payout of such Awards will be set forth in the Award Agreement pertaining to the grant of the Award.

8.2. Performance-Based Cash Incentive Awards. Nothing in this Section 8 will preclude the Committee, the Company or any Subsidiary from granting any cash incentive awards outside of the Plan. Except as otherwise provided in the applicable program or arrangement, distribution of any Cash Incentive Awards by the Company or a Subsidiary for a performance period ending in a calendar year will be made to the Participant not later than March 15 of the following calendar year.

SECTION 9

Operation and Administration

9.1. Effective Date and Duration. The Plan was originally effective as of March 18, 2011, the date it was adopted by Aon’s Board of Directors (the “Effective Date”). The Plan will be unlimited in duration and, in the event of Plan termination, will remain in effect as long as any Awards awarded under it are outstanding and not fully vested; provided, however, that no new Awards will be made under the Plan on or after April 19, 2033.

9.2. Change in Control. (a) Notwithstanding any provision of this Plan or Award agreement, in the event of a Change in Control, the Board (as constituted prior to such Change in Control) may, in its discretion:

(i) require that (A) some or all outstanding Options and SARs will immediately become exercisable in full or in part, (B) the vesting period applicable to some or all outstanding restricted shares and restricted

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share units will lapse in full or in part, (C) the performance period applicable to some or all outstanding Awards will lapse in full or in part, and (D) the performance targets applicable to some or all outstanding Awards will be deemed to be satisfied at the target, maximum or any other level;

(ii) require that shares of common stock of the corporation resulting from or succeeding to the business of the Company pursuant to such Change in Control, or a parent corporation thereof, be substituted for some or all of the Shares subject to an outstanding Award, with an appropriate and equitable adjustment to such Award as determined by the Board in accordance with subsection 5.2;

(iii) require outstanding Awards, in whole or in part, to be surrendered to the Company by the holder, and to be immediately cancelled by the Company, and to provide for the holder to receive (A) a cash payment in an amount equal to (x) in the case of an Option or a SAR, the number of Shares then subject to the portion of such Option or SAR surrendered, to the extent such Option or SAR is then exercisable or becomes exercisable pursuant to subsection 6.5 above, multiplied by the excess, if any, of the Fair Market Value of a Share as of the date of the Change in Control, over the purchase price or base price per Share subject to such Option or SAR, (y) in the case of restricted shares or restricted stock units, the number of Shares then subject to the portion of such Award surrendered, to the extent the vesting period and performance period, if any, on such Award have lapsed or will lapse pursuant to subsection 7.2 above and to the extent that the performance targets, if any, have been satisfied or are deemed satisfied pursuant to subsections 7.2 or 7.3 above, multiplied by the Fair Market Value of a Share as of the date of the Change in Control, and (z) in the case of performance shares and performance share units, the Fair Market Value of the Shares then subject to the portion of such Award surrendered, to the extent the performance period applicable to such Award has lapsed or will lapse pursuant to subsection 7.3 above and to the extent the performance targets applicable to such Award have been satisfied or are deemed satisfied pursuant to subsection 7.3 above; (B) shares of common stock of the corporation resulting from or succeeding to the business of the Company pursuant to such Change in Control, or a parent corporation thereof, having a fair market value not less than the amount determined under clause (A) above; or (C) a combination of the payment of cash pursuant to clause (A) above and the issuance of shares pursuant to Clause (B) above; and/or

(iv) take such other action as the Board deems appropriate, in its sole discretion.

For the avoidance of doubt, the Committee need not treat Participants or Awards (or portions thereof) in a uniform manner, and may treat different Participants and/or Awards differently, in connection with any Change in Control.

9.3. Special Director Provisions. Notwithstanding any other provision of the Plan to the contrary, unless otherwise provided by the Board, awards to non-employee directors will be made in accordance with the terms of the Aon Corporation Non-Employee Directors’ Deferred Stock Unit Plan, as amended, and all such awards will be deemed to be made under the Plan.

9.4. Limit on Distribution. Distribution of Shares or other amounts under the Plan will be subject to the following:

(a) Notwithstanding any other provision of the Plan, the Company will have no liability to deliver any Shares under the Plan or make any other distribution of benefits under the Plan unless such delivery or distribution would comply with all applicable laws and the applicable requirements of any securities exchange or similar entity.

(b) In the case of a Participant who is subject to Section 16(a) and 16(b) of the Exchange Act, the Committee may, at any time, add such conditions and limitations to any Award to such Participant, or any feature of any such Award, as the Committee, in its sole discretion, deems necessary or desirable to comply with such Section 16(a) or 16(b) and the rules and regulations thereunder or to obtain any exemption therefrom.

(c) To the extent that the Plan provides for issuance of certificates to reflect the transfer of Shares, the transfer of such Shares may be effected on a non-certificated basis, to the extent not prohibited by applicable law or the rules of any stock exchange.

B-10        2023 Aon Proxy Statement

9.5. Withholding. All Awards and other payments under the Plan are subject to withholding of all applicable taxes and employee social security contributions, which withholding obligations may be satisfied in cash or by any other method authorized by the Committee, including, with the consent of the Committee, through the surrender of Shares which the Participant already owns or to which a Participant is otherwise entitled under the Plan; provided, however, that, unless otherwise determined by the Committee, in its discretion, previously-owned Shares that have been held by the Participant or Shares to which the Participant is entitled under the Plan may only be used to satisfy the tax withholding required by applicable law. The Committee will prescribe such rules for the withholding of taxes and other amounts with respect to any Award as it deems necessary. Any amounts withheld pursuant to this subsection 9.5 will be treated as though such amounts had been paid directly to the applicable Participant. In addition, the Company may, to the extent permitted by law, deduct any such tax and other withholding amounts from any payment of any kind otherwise due to a Participant from the Company or any of its Affiliates.

9.6. Transferability. Awards under the Plan are not transferable except as designated by the Participant by will or by the laws of descent and distribution or, to the extent provided by the Committee, pursuant to a qualified domestic relations order (within the meaning of the Code and applicable rules thereunder). To the extent that the Participant who receives an Award under the Plan has the right to exercise such Award, the Award may be exercised during the lifetime of the Participant only by the Participant. Notwithstanding the foregoing provisions of this subsection 9.6, the Committee may permit Awards under the Plan to be transferred to or for the benefit of the Participant’s family (including, without limitation, to a trust or partnership for the benefit of a Participant’s family), subject to such procedures as the Committee may establish. In no event will an Incentive Stock Option be transferable to the extent that such transferability would violate the requirements applicable to such option under section 422 of the Code.

9.7. Notices. Any notice or document required to be filed with the Committee or the Company under the Plan will be properly filed if delivered or mailed by registered mail, postage prepaid, to the Committee, in care of the Company, or the Company at its principal executive offices. The Committee may, by advance written notice to affected persons, revise such notice procedure from time to time. Any notice required under the Plan (other than a notice of election) may be waived by the person entitled to notice.

9.8. Form and Time of Elections. Unless otherwise specified herein, each election required or permitted to be made by any Participant or other person entitled to benefits under the Plan, and any permitted modification or revocation thereof, will be in writing filed with the Committee at such times, in such form, and subject to such restrictions and limitations, not inconsistent with the terms of the Plan, as the Committee requires.

9.9. Agreement With the Company or Subsidiary. At the time of an Award to a Participant under the Plan, the Committee may require a Participant to enter into an agreement with the Company or the Subsidiary, as applicable (the “Agreement”), in a form specified by the Committee, agreeing to the terms and conditions of the Plan and to such additional terms and conditions, not inconsistent with the Plan, as the Committee may, in its sole discretion, prescribe.

9.10. Limitation of Implied Rights.

(a) Neither a Participant nor any other person will, by reason of the Plan, acquire any right in or title to any assets, funds or property of the Company whatsoever, including without limitation, any specific funds, assets, or other property which the Company, in its sole discretion, may set aside in anticipation of a liability under the Plan. A Participant will have only a contractual right to the amounts, if any, payable under the Plan, unsecured by any assets of the Company. Nothing contained in the Plan constitutes a guarantee by the Company or any Subsidiary that the assets of such companies will be sufficient to pay any benefits to any person.

(b) The Plan does not constitute a contract of employment or continued service, and selection as a Participant will not give any employee the right to be retained in the employ or service of the Company or a Subsidiary, nor any right or claim to any benefit under the Plan, unless such right or claim has specifically accrued under the terms of the Plan. Except as otherwise provided in the Plan, no Award under the Plan will confer upon the holder thereof any right as a shareholder of the Company prior to the date on which he fulfills all service requirements and other conditions for receipt of such rights and Shares are registered in his name. Without limiting

2023 Aon Proxy Statement        B-11

the generality of the foregoing, to the extent permitted or required by law, as determined by the Committee, Participants holding restricted shares granted under the Plan may be granted the right to exercise full voting rights with respect to those restricted shares during the vesting period. A Participant will have no voting rights with respect to any restricted share units granted hereunder.

(c) If the Committee so determines, dividends or dividend equivalent rights may be credited or accrue with respect to Awards in a manner determined by the Committee in its sole discretion, provided that no dividends or dividend equivalents relating to an Award shall be paid or settled unless and until, and to the extent, the applicable underlying Award vests. The Committee may apply any additional restrictions to the dividends or dividend equivalents that the Committee deems appropriate. The Committee, in its sole discretion, may determine the form of payment of dividends or dividend equivalents, including, but not limited to, cash or Shares.

9.11. Forfeiture Events. The Committee may specify in an Award Agreement that the Participant’s rights, payments, and benefits with respect to an Award will be subject to reduction, cancellation, forfeiture or recoupment upon the occurrence of certain specified events, in addition to any otherwise applicable vesting or performance conditions of an Award. Such events may include, but are not limited to, termination of employment for cause, violation of material Company, Affiliate or Subsidiary policy, breach of noncompetition, non-solicitation or confidentiality provisions that apply to the Participant, a determination that the payment of the Award was based on an incorrect determination that financial or other criteria were met or other conduct by the Participant that is detrimental to the business or reputation of the Company, its Affiliates or the Subsidiaries.

9.12. Clawback Policy. Any compensation earned or paid pursuant to this Plan is subject to forfeiture, recovery by the Company or other action pursuant to any clawback or recoupment policy which the Company may adopt from time to time, including without limitation any such policy which the Company may be required to adopt under the Dodd-Frank Wall Street Reform and Consumer Protection Act and implementing rules and regulations thereunder, or as otherwise required by law or such approval by shareholders as may be required by applicable law.

9.13. Evidence. Evidence required of anyone under the Plan may be by certificate, affidavit, document or other information which the person acting on it considers pertinent and reliable, and signed, made or presented by the proper party or parties.

9.14. Action by the Company or Subsidiary. Any action required or permitted to be taken by the Company or any Subsidiary will be by resolution of its board of directors or by action of one or more members of the board (including a committee of the board) who are duly authorized to act for the board or (except to the extent prohibited by applicable law or the rules of any stock exchange) by a duly authorized officer of the Company.

9.15. Gender and Number. Where the context allows, words in any gender include any other gender, words in the singular include the plural and the plural includes the singular, and the term “or” also means “and/or” and the term “including” means “including but not limited to”.

9.16. Applicable Law. The provisions of the Plan will be construed in accordance with the laws of the State of Delaware, without giving effect to choice of law principles.

9.17. Foreign Participants. Notwithstanding any other provision of the Plan to the contrary, the Committee may grant Awards to eligible persons who are foreign nationals on such terms and conditions different from those specified in the Plan as may, in the judgment of the Committee, be necessary or desirable to foster and promote achievement of the purposes of the Plan. In furtherance of such purposes, the Committee may make such modifications, amendments, procedures and subplans as may be necessary or advisable to comply with provisions of laws in other countries or jurisdictions in which the Company or a Subsidiary operates or has employees.

B-12        2023 Aon Proxy Statement

SECTION 10

Amendment and Termination

The Board may, at any time, amend or terminate the Plan, and the Board or the Committee may amend any Agreement, provided that no amendment or termination may, in the absence of written consent to the change by the affected Participant (or, if the Participant is not then living and if applicable, the Beneficiary), adversely affect the rights of any Participant or, if applicable, Beneficiary under any Award granted under the Plan prior to the date such amendment is adopted by the Board (or the Committee, if applicable); and further provided that adjustments pursuant to subsection 5.2 will not be subject to the foregoing limitations of this Section 10; and further provided no amendment will be made to the provisions of subsection 6.8 (relating to Option and SAR repricing) without the approval of the Company’s shareholders; and provided further, that no other amendment will be made to the Plan without the approval of the Company’s shareholders if the approval of the Company’s shareholders of such amendment is required by law or the rules of any stock exchange on which Shares are listed.

SECTION 11

Section 409A of the Code

11.1. Intent to Comply with Section 409A of the Code. Notwithstanding anything in this Plan to the contrary (for purposes of this section, “Plan” includes all Awards under the Plan), the Plan will be construed, administered or deemed amended as necessary to comply with the requirements of Section 409A of the Code to avoid taxation under Section 409A(a)(1) of the Code to the extent subject to Section 409A of the Code. The Committee, in its sole discretion, will determine the requirements of Section 409A of the Code applicable to the Plan and will interpret the terms of the Plan consistently therewith. Under no circumstances, however, will the Company or any Subsidiary or Affiliate or any of its employees, officers, directors, service providers or agents have any liability to any person for any taxes, penalties or interest due on amounts paid or payable under the Plan, including any taxes, penalties or interest imposed under Section 409A of the Code. Any payments to Award holders pursuant to this Plan are also intended to be exempt from Section 409A of the Code to the maximum extent possible, first, to the extent such payments are scheduled to be paid and are in fact paid during the short-term deferral period, as short-term deferrals pursuant to Treasury regulation §1.409A-1(b)(4), and then, if applicable, under the separation pay exemption pursuant to Treasury regulation §1.409A-1(b)(9)(iii), and for this purpose each payment will be considered a separate payment such that the determination of whether a payment qualifies as a short-term deferral will be made without regard to whether other payments so qualify and the determination of whether a payment qualifies under the separation pay exemption will be made without regard to any payments which qualify as short-term deferrals. To the extent any amounts under this Plan are payable by reference to an Award holder’s “termination of employment,” such term will be deemed to refer to the Award holder’s “separation from service,” within the meaning of Section 409A of the Code. Notwithstanding any other provision in this Plan, if an Award holder is a “specified employee,” as defined in Section 409A of the Code, as of the date of the Award holder’s separation from service, then to the extent any amount payable under this Plan (i) constitutes the payment of nonqualified deferred compensation, within the meaning of Section 409A of the Code, (ii) is payable upon the Award holder’s separation from service and (iii) under the terms of this Plan would be payable prior to the six-month anniversary of the Award holder’s separation from service, such payment will be delayed without interest (unless otherwise specified in the Award) until the earlier to occur of (a) the six-month anniversary of the separation from service or (b) the date of the Award holder’s death.

2023 Aon Proxy Statement        B-13

About Aon

Aon plc (NYSE: AON) exists to shape decisions for the better—to protect and enrich the lives of people around the world. Our colleagues provide our clients in over 120 countries and sovereignties with advice and solutions that give them the clarity and confidence to make better decisions to protect and grow their business.

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Your vote matters – here’s how to vote! You may vote online or by phone instead of mailing this card.
Votes submitted electronically must be received by 5:00 P.M., Irish Standard Time on June 15, 2023.
Online Go to www.envisionreports.com/AON or scan the QR code – login details are located in the shaded bar below.
Phone Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada
Save paper, time and money! Sign up for electronic delivery at www.envisionreports.com/AON
Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.

Annual General Meeting Proxy Card

▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Management Proposals – The Board of Directors recommend a vote FOR all the nominees listed, FOR Proposal 2, FOR EVERY 1 YEAR on Proposal 3, and FOR Proposals 4-7.

1. Election of Directors:	For	Against	Abstain		For	Against	Abstain		For	Against	Abstain
01 - Lester B. Knight	☐	☐	☐	02 - Gregory C. Case	☐	☐	☐	03 - Jin-Yong Cai	☐	☐	☐

04 - Jeffrey C. Campbell	☐	☐	☐	05 - Fulvio Conti	☐	☐	☐	06 - Cheryl A. Francis	☐	☐	☐

07 - Adriana Karaboutis	☐	☐	☐	08 - Richard C. Notebaert	☐	☐	☐	09 - Gloria Santona	☐	☐	☐

10 - Sarah E. Smith	☐	☐	☐	11 - Byron O. Spruell	☐	☐	☐	12 - Carolyn Y. Woo	☐	☐	☐

					Every	Every	Every
	For	Against	Abstain		1 Year	2 Years	3 Years	Abstain
2. Advisory vote to approve the compensation of the Company’s named executive officers.	☐	☐	☐	3. Advisory vote on the frequency of holding an advisory vote on executive compensation.	☐	☐	☐	☐

						For	Against	Abstain
4. Ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2023.	☐	☐	☐	5. Re-appoint Ernst & Young Chartered Accountants as the Company’s statutory auditor under Irish Law.		☐	☐	☐

6. Authorize the Board or the Audit Committee of the Board to determine the remuneration of Ernst & Young Ireland, in its capacity as the Company’s statutory auditor under Irish law.	☐	☐	☐	7. Approve the Aon plc 2011 Incentive Plan, as amended and restated.		☐	☐	☐

Note: In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

B	Non-Voting Items

Change of Address – Please print new address below.	Comments – Please print your comments below.

∎	1 U P X

03REYE

2023 Annual Meeting Admission Ticket

2023 Annual General Meeting of Aon plc Shareholders

June 16, 2023, 8:30 a.m. Irish Standard Time

70 Sir John Rogerson’s Quay

Dublin 2 Ireland

To attend the meeting in person, upon arrival, please present this admission ticket and photo identification at the registration desk.

The 2023 Annual Meeting of Shareholders of Aon plc will also be held virtually via live webcast at www.meetnow.global/M57P5GK.

To access the virtual meeting, you must have the 15-digit control number that is printed in the circle in the shaded bar located on the reverse side of this form. Note that attending the Annual Meeting virtually will not allow you to vote at the Annual Meeting.

Small steps make an impact. Help the environment by consenting to receive electronic delivery, sign up at www.envisionreports.com/AON

▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

AON plc

Notice of 2023 Annual General Meeting of Shareholders

Proxy Solicited by Board of Directors for Annual Meeting – June 16, 2023

The Chair, Chief Executive Officer, Company Secretary, and any Assistant Company Secretary, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual General Meeting of Shareholders of Aon plc to be held on June 16, 2023 or at any postponement or adjournment thereof.

Shares represented by this proxy will be voted by the shareholder. If no such directions are indicated, the Proxies will have authority to vote FOR the election of the Board of Directors, FOR Proposal 2, EVERY 1 YEAR on Proposal 3, and FOR Proposals 4-7.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

If you hold your shares in the Aon plc Canadian ESPP or Aon plc Direct Stock Purchase and Dividend Reinvestment Plan your vote must be received by 11:59 P.M., Eastern Time on June 13, 2023.

In the case of registered joint holders (i) only one need sign, and (ii) the vote of the senior holder who tenders a vote, whether in person or by proxy or (in the case of a corporation) by authorized representative, will alone be counted. For this purpose seniority will be determined by the order in which the names appear in the register of shareholders of Aon plc in respect of the joint holding.

(Items to be voted appear on reverse side)

C	Authorized Signatures – This section must be completed for your vote to count. Please date and sign below.

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) – Please print date below.	Signature 1 – Please keep signature within the box.	Signature 2 – Please keep signature within the box.
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